     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE   , 2001
               (S-4 REGISTRATION NO. 333-      /S-3 REGISTRATION NO. 333-      )
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

(with respect to the   % Convertible Trust Preferred Securities,   % Convertible
                            Subordinated Debentures
     and the Guarantee being issued in connection with the exchange offer)
                       ----------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

 (with respect to the   % Convertible Trust Preferred Securities being offered
                                    for cash
  and the related issuance of   % Convertible Subordinated Debentures and the
                                   Guarantee)
                       ----------------------------------
                          FLEETWOOD ENTERPRISES, INC.
                           FLEETWOOD CAPITAL TRUST II
             (Exact Name of Registrant as specified in its charter)

                          DELAWARE                                                     95-1948322
                          DELAWARE                                                     33-6305591
      (State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification Number)
                       organization)

                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503
                                 (909) 351-3500
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's principal executive offices)

                                NELSON W. POTTER
         PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER
                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503
                                 (909) 351-3500
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of agent for service)
                       ----------------------------------

                                    COPY TO:

                     MARK W. SHURTLEFF                                          WINTHROP B. CONRAD, JR.
                GIBSON, DUNN & CRUTCHER LLP                                      DAVIS POLK & WARDWELL
                      JAMBOREE CENTER                                             450 LEXINGTON AVENUE
                  4 PARK PLAZA, SUITE 1700                                         NEW YORK, NY 10017
                      IRVINE, CA 92614                                               (212) 450-4000
                      (949) 451-3800

                       ----------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                       ----------------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is filed a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                        CALCULATION OF REGISTRATION FEE

             TITLE OF EACH CLASS OF                    AMOUNT TO       MAXIMUM OFFERING     MAXIMUM AGGREGATE       AMOUNT OF
           SECURITIES TO BE REGISTERED               BE REGISTERED      PRICE PER UNIT       OFFERING PRICE     REGISTRATION FEE
Convertible Trust Preferred Securities of
  Fleetwood Capital Trust II (the "exchange
  preferred securities").........................    $120,000,000            100%            $120,000,000(1)       $30,000(2)
Convertible Trust Preferred Securities of
  Fleetwood Capital Trust II(3)..................         --                  --             $65,000,000(4)          $16,250
Convertible Subordinated Debentures due       of
  Fleetwood Enterprises, Inc.(5).................         --                  --                   --                  --
Common Stock, par value $1.00 per share(6).......         --                  --                   --                  --
Exchange Preferred Securities Guarantee(7).......         --                  --                   --                  --

(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is
    the market value as of June   , 2001 of the maximum amount of 6% Convertible
    Trust Preferred Securities (the "existing preferred securities") that may be received by Fleetwood Capital Trust II from tendering holders in the exchange offer.
(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3) We are registering an additional amount of exchange preferred securities to be offered for cash to prospective investors and holders of existing preferred securities who participate in the exchange offer.
(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(5) Convertible Subordinated Debentures due       of Fleetwood
    Enterprises, Inc. (the "exchange debentures") will be issued to Fleetwood Capital Trust II in connection with the exchange preferred securities. These exchange debentures may be distributed, under certain circumstances, to the holders of exchange preferred securities for no additional consideration.
(6) Such indeterminate number of shares of common stock as shall be issuable upon conversion of the exchange preferred securities and exchange debentures being registered hereunder and an indeterminate number of shares of common stock that may be issued as payment of interest on the exchange debentures and the exchange preferred securities and pursuant to anti-dilution adjustments. Includes the associated Preferred Share Purchase Rights issued under the Rights Agreement dated as of September 15, 1998, as amended on April 30, 2001, by and between Fleetwood Enterprises, Inc. and Fleet National Bank, f/k/a BankBoston, N.A., as Rights Agent. No additional consideration shall be received for the common stock issuable upon conversion of the exchange preferred securities and therefore no registration fee is required pursuant to Rule 457 under the Securities Act of 1933.
(7) Includes the rights of holders of the exchange preferred securities under the guarantee agreement entered into by Fleetwood Enterprises, Inc., relating to the exchange preferred securities. No separate consideration will be received for the Exchange Preferred Securities Guarantee and therefore no registration fee is required pursuant to Rule 457 under the Securities Act of 1933.
                       ----------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE REGISTRANTS THAT IS NOT INCLUDED IN OR DELIVERED WITH THE DOCUMENT, WHICH INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL
REQUEST BY CALLING OUR INFORMATION AGENT,             , TOLL-FREE AT
(800)             OR BY WRITING TO             . TO OBTAIN TIMELY DELIVERY,
SECURITY HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN             , 2001,
FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION.

PROSPECTUS

                                     [LOGO]

                               EXCHANGE OFFER OF
  % CONVERTIBLE TRUST PREFERRED SECURITIES DUE             OF FLEETWOOD CAPITAL
                                    TRUST II
                          FOR THE 6% CONVERTIBLE TRUST
     PREFERRED SECURITIES DUE FEBRUARY 15, 2028 OF FLEETWOOD CAPITAL TRUST

    If you elect to participate in the exchange offer, you will receive from us
  liquidation amount of the   % Convertible Trust Preferred Securities due
            of Fleetwood Capital Trust II, referred to as the "exchange preferred securities," for each $ liquidation amount of the 6% Convertible Trust Preferred Securities due February 15, 2028 of Fleetwood Capital Trust, referred to as the "existing preferred securities." In conjunction with the exchange offer, we are also offering investors the right to purchase up to an aggregate of $ million in liquidation amount of additional exchange preferred securities for cash.

    This exchange offer will expire at 5:00 p.m., Eastern Standard Time, on July , 2001, unless we extend the offer.

    The exchange offer is subject to there being tendered in the exchange offer,
and not withdrawn, a minimum of $      million in aggregate liquidation amount
of existing preferred securities. The exchange offer and the cash offer are also subject to the sale in the cash offer of exchange preferred securities having an
aggregate liquidation amount equal to at least   % of the aggregate liquidation
amount of the exchange preferred securities subscribed for in the exchange offer.

    The exchange preferred securities will be convertible into shares of our common stock in the manner described in this prospectus at an initial conversion
price that is equivalent to a   % premium over the average of the daily volume
weighted average price of our common stock for each of the five trading days immediately preceding the second trading day prior to the exchange offer expiration date, subject to adjustment. The distributions on the exchange preferred securities will be paid in cash or, at our election, in our common
stock. At any time after           , 2003, we may cause the payment of
distributions on the exchange preferred securities to be deferred for up to 20 consecutive quarterly periods in the manner described in the prospectus.

    We may cause all or some of the exchange preferred securities to be redeemed
at any time on or after           , 2003, at the applicable redemption price
plus any accumulated and unpaid distributions, on the terms and conditions described in this prospectus.

    Prior to           , 2003, if our common stock price exceeds certain targets
described in this prospectus, we may cause the exchange preferred securities to be redeemed for a price of 100% of the liquidation amount per exchange preferred security, plus accumulated and unpaid distributions. In the case of such
redemption prior to           , 2003, we will cause additional distributions to
be paid in cash or common stock in an amount equal to two years' worth of distributions, less any distributions that have actually been paid, on any exchange preferred securities that are converted following the notice of redemption and prior to the date of redemption.

    Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "FLE." On June 11, 2001, the last reported sales price for our common stock on the New York Stock Exchange was $12.75 per share.

    We mailed this prospectus and the letter of transmittal on          , 2001.

    Please see the section titled "Risk Factors," beginning on page 19 of this prospectus, for a discussion of factors that you should consider before you decide to participate in this exchange offer or purchase additional exchange preferred securities.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                   THE DEALER MANAGER FOR THE EXCHANGE OFFER:
                         BANC OF AMERICA SECURITIES LLC
                               ------------------

                  This prospectus is dated             , 2001.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these preferred securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      4
Comparison of Terms of Exchange Preferred Securities
  and Existing Preferred Securities.........................     11
Summary Financial Data......................................     18
Risk Factors................................................     19
  Risks Relating to Our Business............................     19
  Risks Relating to the Exchange Offer, the Exchange
    Preferred Securities
    and Our Common Stock....................................     27
Special Note Regarding Forward-Looking Statements...........     31
Use of Proceeds.............................................     31
Price Range of Common Stock.................................     32
Dividend Policy.............................................     32
Capitalization..............................................     33
Selected Consolidated Financial Data........................     34
Management's Discussion and Analysis........................     36
  39 Weeks Ended January 28, 2001 Compared to 40 Weeks Ended
    January 30, 2000........................................     36
  Fiscal 2000 Compared to Fiscal 1999.......................     38
  Fiscal 1999 Compared to Fiscal 1998.......................     40
  Liquidity and Capital Resources...........................     40
  Recent Developments.......................................     41
  New Accounting Pronouncements.............................     43
Business....................................................     44
  General...................................................     44
  Manufactured Housing......................................     44
  Manufactured Housing--Retail..............................     45
  Recreational Vehicles.....................................     46
  Competitive Advantages....................................     48
  Our Business Strategy.....................................     49
  Sales and Distribution of Our Products....................     50
  Financing of Our Products.................................     51
  Our Principal Properties..................................     52
  Competition in Our Business...............................     52
  Regulatory Issues Applicable to Our Business and
    Products................................................     53
  Our Intellectual Property.................................     53
  Our Relationship with Our Employees.......................     54
  Legal Proceedings in Which We Are Involved................     54
The Exchange Offer..........................................     56
  Terms of the Exchange Offer; Reasons for the Exchange
    Offer;
    Period for Tendering Existing Preferred Securities......     56
  Minimum Conditions........................................     56
  Expiration Date...........................................     56

                                                                PAGE
                                                              --------
  Extensions; Amendments....................................     56
  Procedures for Tendering Existing Preferred Securities....     57
  Our Interpretations Are Binding...........................     58
  Acceptance of Existing Preferred Securities for Exchange;
    Delivery of Exchange Preferred Securities...............     59
  Guaranteed Delivery Procedures............................     59
  Withdrawal Rights.........................................     60
  Conditions for Completion of the Exchange Offer...........     60
  Legal Limitation..........................................     62
  Fees and Expenses.........................................     62
  Exchange Agent............................................     63
  Consequences of Exchanging or Failing to Exchange Existing
    Preferred Securities....................................     63
Cash Offer for Additional Exchange Preferred Securities.....     64
Fleetwood Capital Trust.....................................     65
Fleetwood Capital Trust II..................................     66
Description of Preferred Securities.........................     68
  Description of the Exchange Preferred Securities..........     68
  Description of the Exchange Preferred Securities
    Guarantee...............................................     89
  Description of the Exchange Debentures....................     94
  Relationship Among the Exchange Preferred Securities, the
    Exchange Debentures and the Exchange Preferred
    Securities Guarantee....................................    107
  Description of the Existing Preferred Securities, Existing
    Preferred Securities Guarantee and Existing
    Debentures..............................................    109
Description of Our Capital Stock............................    111
  Capital Stock.............................................    111
  Rights....................................................    111
United States Federal Income Tax Considerations.............    113
  Classification of the Exchange Debentures.................    113
  Classification of the New Trust...........................    114
  Treatment of Exchange Offer...............................    114
  Tax Treatment of the Ownership and Disposition of Exchange
    Preferred Securities and Common Stock...................    115
  Non-U.S. Holders..........................................    119
Plan of Distribution........................................    121
Identity and Background of Filing Persons and Security
  Ownership of Certain Beneficial Owners and Management.....    123
Legal Matters...............................................    127
Experts.....................................................    127
Where You Can Find Additional Information...................    127

                                    SUMMARY

    This summary does not contain all the information you should consider before exchanging your existing preferred securities for the exchange preferred securities or investing in additional exchange preferred securities. You should read this entire prospectus carefully. Unless otherwise indicated, "we," "us," "our" and similar terms refer to Fleetwood Enterprises, Inc. Throughout this prospectus, we use the term "fiscal," as it applies to a year, to represent the fiscal year ending on the last Sunday in April. When we refer to a specific fiscal year, the year reference is to the calendar year in which the fiscal year ends. For example, "fiscal 2001" represents the fiscal year that ends on April 29, 2001. Similarly, our fiscal quarters end on the last Sunday of each of the months of July, October, January and April.

FLEETWOOD ENTERPRISES, INC.

    We are the nation's largest manufacturer of recreational vehicles, including motor homes, travel trailers, folding trailers and slide-in truck campers, and one of the nation's largest producers and retailers of manufactured housing. For the 39 weeks ended January 28, 2001, we sold 45,849 recreational vehicles. In calendar 2000, we had a 23% share of the overall recreational vehicle market, consisting of a 22% share of the motor home market, a 19% share of the travel trailer market and a 40% share of the folding trailer market, and in each of these categories we held the leading market share. For the 39 weeks ended January 28, 2001, we shipped 29,272 manufactured homes and were the second largest producer of HUD-Code homes in the United States in terms of units sold. In calendar 2000, we also had a 3% share of the single-family housing market and an 18% share of the manufactured housing market.

    Our manufacturing activities are conducted in 17 states within the U.S., and to a much lesser extent in Canada. In addition, we operate five supply companies that provide components for our manufactured housing and recreational vehicle operations, while also generating outside sales.

    We entered the manufactured housing retail business in fiscal 1999 through a combination of key acquisitions and internal development of new retail sales centers. At January 28, 2001, we controlled 237 retail sales locations in 25 states, and were one of the four largest retailers of manufactured homes in the U.S.

    Our business began in 1950 and our principal executive offices are located at 3125 Myers Street in Riverside, California 92503, and our telephone number is
(909) 351-3500. Fleetwood Capital Trust and Fleetwood Capital Trust II are wholly owned subsidiaries of ours and, accordingly, we are deemed an affiliate of each of these entities, which are also affiliates of each other.

FLEETWOOD CAPITAL TRUST

    Fleetwood Capital Trust, referred to as the "existing trust," is a Delaware business trust. The existing trust was organized in 1998 for the sole purpose of issuing the existing preferred securities and the existing common securities and investing the proceeds of that issuance in an equivalent principal amount of 6% Convertible Subordinated Debentures due February 15, 2028, also referred to as the "existing debentures." The existing trust's assets consist principally of the existing debentures and payments under the existing debentures are its sole source of revenue. The principal executive offices of the existing trust are located at 3125 Myers Street in Riverside, California 92503, and its telephone number is (909) 351-3500.

FLEETWOOD CAPITAL TRUST II

    Fleetwood Capital Trust II, referred to as the "new trust," is a Delaware business trust. The new trust was organized in 2001 for the sole purpose of issuing the exchange preferred securities and the new common securities in
exchange for   % Convertible Subordinated Debentures due
in an equivalent principal amount, referred to as the "exchange debentures." The new trust's assets consist principally of the exchange debentures and payments under the exchange debentures are its sole source of revenue. The principal executive offices of the new trust are located at 3125 Myers Street in Riverside, California 92503, and its telephone number is (909) 351-3500.

OUR REFINANCING PLAN

    We are offering to exchange the exchange preferred securities for the existing preferred securities, and we are also offering to sell up to $ million in aggregate liquidation amount of exchange preferred securities for cash.

    We are making the exchange offer to enhance our balance sheet by reducing overall debt and increasing shareholders' equity. The proceeds of the cash offer will be used primarily to pay the taxes we expect to incur as a result of the cancellation upon exchange of the existing debentures supporting the tendered existing preferred securities. We expect that this cancellation will result in taxable income to us. If all of the existing preferred securities are tendered into the exchange offer, we anticipate incurring a tax liability of approximately $ million. If the exchange offer and the cash offer are fully subscribed, we will have reduced our aggregate principal amount of debt outstanding by approximately $ million and enhanced our shareholders' equity by
approximately $      million. The effect of these offers on our cash flow will
be determined once we have set the terms of the offers prior to commencement. We anticipate that the effect of the offers on our balance sheet will be to provide us with greater flexibility in exploring financing opportunities in the future.

    The exchange offer is an integral part of a larger program to reduce our debt obligations and to remedy prior covenant defaults in our existing senior notes. In February 2001, we notified The Prudential Insurance Company of America that we were in violation of certain balance sheet covenants related to our senior unsecured notes payable to Prudential. At the same time, we informed Prudential that we intended to remedy the violations through a debt restructuring based upon a proposal from Bank of America to provide us with a loan commitment for a senior secured credit facility totaling $260 million.

    Following negotiations with Prudential, we entered into a forbearance agreement with Prudential dated April 23, 2001. Under the terms of the agreement, Prudential agreed to delay the enforcement of its remedies, principally involving acceleration of its debt. We have since agreed to a principal repayment on one of the Prudential notes in the amount of $4.3 million, plus accrued interest. Meanwhile, we have received a commitment for financing from Bank of America, subject to certain conditions, and we are in the process of negotiating the terms of the financing proposed by Bank of America.

    The secured facility led by Bank of America will be structured as a three-year, $230 million syndicated revolver with an additional $30 million available as a one-year term loan. We can give no assurance that we will be able to execute definitive documentation with Bank of America. In any event, the closing of the facility would be subject to certain contingencies, including the successful syndication of the facility and the absence of material adverse changes in our business and operations. The facility is to be secured by substantially all of our assets except certain inventories and the cash value of our company-owned life insurance. If it can be completed, we believe the new facility would be completed and funded during our first quarter in fiscal 2002.

    If we obtain funds from the new facility, we intend to apply them as follows:

    - To utilize approximately $80 million to retire the remaining principal balance of the Prudential notes, along with payment of interest and a yield maintenance penalty;

    - To reduce our outstanding retail flooring liability to Conseco;

    - To retire the remaining balance of motor home chassis flooring at the time of funding;

    - To secure standby letters of credit that primarily underwrite self-insured workers compensation programs at manufacturing plants in various states; and

    - To utilize the remainder, net of an excess required by Bank of America pursuant to the loan agreement, for general corporate purposes.

                               OUR EXCHANGE OFFER

    We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your existing preferred securities in this offer, you should read the detailed description of the offer under "The Exchange Offer" and of the exchange preferred securities under "Description of Preferred Securities" for further information.

Terms of the Exchange Offer..........................  We are offering up to an aggregate of $
                                                       million in liquidation amount of new   %
                                                       Convertible Trust Preferred Securities due
                                                                   for up to an aggregate of
                                                       $287.5 million in liquidation amount of 6%
                                                       Convertible Trust Preferred Securities due
                                                       February 15, 2028. We are offering to exchange
                                                       $  liquidation amount of exchange preferred
                                                       securities for each $  liquidation amount of
                                                       existing preferred securities. You may tender
                                                       all, some or none of your existing preferred
                                                       securities. We will pay distributions on the
                                                       exchange preferred securities in cash or, at
                                                       our election, in shares of our common stock,
                                                       par value $1.00 per share.

Conversion Price.....................................  The exchange preferred securities will be convertible into shares of our common stock at
                                                       any time prior to maturity at an initial
                                                       conversion price that is equivalent to a   %
                                                       premium over the average of the daily volume
                                                       weighted average price of the common stock for
                                                       each of the five trading days immediately
                                                       preceding the second trading day prior to the
                                                       exchange offer expiration date, subject to
                                                       adjustment.

                                                       To ascertain the conversion price to be used
                                                       two days prior to the expiration date, holders
                                                       may call          .

Expiration Date; Extension; Termination..............  The exchange offer and withdrawal rights will expire at 5:00 p.m., Eastern Standard Time, on
                                                                   , 2001, or any subsequent date to
                                                       which we extend it. We may extend the
                                                       expiration date for any reason. In the case of
                                                       any extension, we will issue a press release
                                                       or other public announcement no later than
                                                       9:00 a.m., Eastern Standard Time, on the next
                                                       business day after the previously scheduled
                                                       expiration date. You must tender your existing
                                                       preferred securities prior to this date if you
                                                       wish to participate in the offer. We have the
                                                       right to:

                                                       - extend the period during which the exchange
                                                         offer is open and retain all tendered
                                                         existing preferred securities, subject to
                                                         your right to withdraw your tendered
                                                         preferred securities, or

                                                       - waive any condition or otherwise amend the
                                                         terms of the exchange offer in any respect,
                                                         other than the condition that the
                                                         registration statement be declared
                                                         effective.

Conditions to the Exchange Offer.....................  The exchange offer is subject to:

                                                       - the registration statement and any
                                                       post-effective amendment to the registration
                                                         statement covering the exchange preferred
                                                         securities being effective under the
                                                         Securities Act of 1933;

                                                       - an aggregate liquidation amount of a minimum
                                                         of $  million of existing preferred
                                                         securities being tendered into the exchange
                                                         offer and not withdrawn;

                                                       - an aggregate liquidation amount of exchange
                                                         preferred securities being purchased in our
                                                         cash offer, described below, equal to at
                                                         least   % of the aggregate liquidation
                                                         amount of exchange preferred securities
                                                         subscribed for in the exchange offer; and

                                                       - other customary conditions.

                                                       Please read the section titled "The Exchange
                                                       Offer--Conditions for Completion of The
                                                       Exchange Offer," beginning on page 60 of this
                                                       prospectus, for more information.

Withdrawal Rights....................................  You may withdraw a tender of your existing preferred securities at any time before the
                                                       exchange offer expires by delivering a written
                                                       notice of withdrawal to             , the
                                                       exchange agent, before the expiration date. If
                                                       you change your mind, you may retender your
                                                       existing preferred securities by again
                                                       following the exchange offer procedures before
                                                       the exchange offer expires.

                                                       You may also withdraw a tender of your
                                                       existing preferred securities after the
                                                       expiration of 40 business days from the
                                                       commencement date of the exchange offer if
                                                       your tender has not yet been accepted for
                                                       payment.

Procedures for Tendering Existing Preferred
Securities...........................................  If you hold existing preferred securities through a broker, dealer, commercial bank,
                                                       trust company or other nominee, you should
                                                       contact that person promptly if you wish to
                                                       tender your existing preferred securities.
                                                       Tenders of your existing preferred securities
                                                       will be effected by book-entry transfers
                                                       through The Depository Trust Company.

                                                       If you hold your existing preferred securities
                                                       through a broker, dealer, commercial bank,
                                                       trust

                                                       company or other nominee, you may also comply
                                                       with the procedures for guaranteed delivery.

                                                       Please do not send letters of transmittal to
                                                       us. You should send those letters to
                                                                   , the exchange agent. The exchange
                                                       agent can answer your questions regarding how
                                                       to tender your existing preferred securities.

Distributions........................................  Distributions on the exchange preferred securities will be payable, in cash, or, at
                                                       our election, in our common stock, payable on
                                                       February 15, May 15, August 15 and
                                                       November 15 of each year, beginning
                                                       August 15, 2001.

Exchange Agent.......................................

Information Agent....................................

                                                       For information regarding the exchange offer,
                                                       please call toll-free at            .

Dealer Manager.......................................  Banc of America Securities LLC.

Risk Factors.........................................  You should consider carefully the matters described under "Risk Factors," beginning on
                                                       page 19 of this prospectus, as well as other
                                                       information set forth in this prospectus and
                                                       in the letter of transmittal.

Deciding Whether to Participate in the
Exchange Offer.......................................  Neither we nor our officers or directors make any recommendation as to whether you should
                                                       tender or refrain from tendering all or any
                                                       portion of your existing preferred securities
                                                       in the exchange offer. Further, we have not
                                                       authorized anyone to make any such
                                                       recommendation. You must make your own
                                                       decision as to whether to tender your existing
                                                       preferred securities in the exchange offer
                                                       and, if so, the aggregate amount of existing
                                                       preferred securities to tender after reading
                                                       this prospectus and the letter of transmittal
                                                       and consulting with your advisers, if any,
                                                       based on your own financial position and
                                                       requirements.

Consequences of Not Exchanging Existing Preferred
Securities...........................................  If you do not exchange your existing preferred securities in the exchange offer, our
                                                       obligation to make payments that are
                                                       distributed to you as holders of the existing
                                                       preferred securities will be subordinated to
                                                       our obligation to make payments that are
                                                       distributed to holders of the exchange
                                                       preferred securities. Further, the liquidity
                                                       of the trading market for existing preferred
                                                       securities not tendered for exchange could be
                                                       adversely affected to the extent that existing
                                                       preferred securities are tendered and accepted
                                                       for exchange in the exchange offer.

Tax Consequences.....................................  Please see the section titled "United States
                                                       Federal Income Tax Considerations," beginning
                                                       on page 113 of this prospectus.

                                           OUR CASH OFFER

Cash Offer for Additional Exchange Preferred
Securities...........................................  We will offer up to an aggregate of $  million in liquidation amount of additional exchange
                                                       preferred securities for cash pursuant to the
                                                       cash offer. The discussion under the section
                                                       titled "Cash Offer for Additional Exchange
                                                       Preferred Securities," beginning on page 64 of
                                                       this prospectus, provides further information
                                                       regarding the cash offer.

Use of Proceeds......................................  We will not receive any proceeds from the exchange offer. We will use proceeds from the
                                                       sale of additional exchange preferred
                                                       securities to pay taxes we expect to incur as
                                                       a result of the exchange offer. We will use
                                                       any additional proceeds of the cash offer for
                                                       general corporate purposes.

Placement Agent......................................  Banc of America Securities LLC. Banc of
                                                       America Securities LLC's duties as placement
                                                       agent are undertaken on a best efforts basis
                                                       only. Banc of America Securities LLC is not
                                                       making a commitment to take or purchase
                                                       exchange preferred securities from us and has
                                                       not assured us that these securities will be
                                                       placed successfully in the cash offer.

Conditions to the Cash Offer.........................  The cash offer is subject to:

                                                       - the sale of exchange preferred securities
                                                       having an aggregate liquidation value equal to
                                                         at least       % of the aggregate
                                                         liquidation amount of the exchange preferred
                                                         securities subscribed for in the exchange
                                                         offer; and

                                                       - other customary conditions.

                             COMPARISON OF TERMS OF
        EXCHANGE PREFERRED SECURITIES AND EXISTING PREFERRED SECURITIES

    The following is a brief summary of the terms of the exchange preferred securities and existing preferred securities. For a more complete description, see the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities," beginning on page 68 of this prospectus.

                             EXCHANGE PREFERRED SECURITIES      EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
Title....................  % Convertible Trust Preferred      6% Convertible Trust Preferred
                           Securities due       .             Securities due February 15, 2028.

Preferred Securities.....  Up to an aggregate of $            An aggregate of $287.5 million in
                           million in liquidation amount of   liquidation amount of existing
                           exchange preferred securities.     preferred securities. Each
                           Each exchange preferred security   existing preferred security
                           represents a preferred undivided   represents a preferred undivided
                           beneficial interest in the assets  beneficial interest in the assets
                           of the issuer.                     of the issuer.

Issuer...................  Fleetwood Capital Trust II, a      Fleetwood Capital Trust, a
                           Delaware business trust. The       Delaware business trust. The
                           address of the new trust's         address of the existing trust's
                           principal office is 3125 Myers     principal office is c/o Fleetwood
                           Street in Riverside, California    Enterprises, Inc., 3125 Myers
                           92503, and its telephone number    Street, Riverside, California
                           is (909) 351-3500.                 92503, and its telephone number
                                                              is (909) 351-3500.

Common Securities........  The new trust will issue its new   The existing trust issued its
                           common securities to us. The new   existing common securities to us.
                           common securities represent        The existing common securities
                           common undivided beneficial        represent common undivided
                           interests in the assets of the     beneficial interests in the
                           trust. We will own all of the new  assets of the trust. We own all
                           common securities.                 of the existing common
                                                              securities.

Debentures...............  In consideration for the new       The existing trust used the
                           trust issuing the exchange         proceeds from the sale of the
                           preferred securities, we will      existing preferred securities to
                           issue the    % Convertible         purchase from us 6% Convertible
                           Subordinated Debentures due        Subordinated Debentures due
                                 to the new trust. The        February 15, 2028. The existing
                           exchange debentures will have the  debentures have the same
                           same financial terms as the        financial terms as the existing
                           exchange preferred securities,     preferred securities, including
                           including conversion rights.       conversion rights.

Distributions............  Distributions on the exchange      Distributions on the existing
                           preferred securities will be       preferred securities are payable
                           payable in cash or, at our         in cash at a rate of 6% per year
                           election, in our common stock, at  of the liquidation amount of $50
                           a rate of    % per year of the     per existing preferred security.
                           liquidation amount of $      per   Distributions are payable
                           exchange preferred security.       quarterly in arrears on February
                           Holders of the exchange preferred  15, May 15, August 15 and
                           securities will be given notice    November 15 of each year, unless
                           of an election to pay interest     we defer interest

                             EXCHANGE PREFERRED SECURITIES      EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                           in common stock instead of cash    payments on the existing
                           no later than the relevant record  debentures.
                           date, which will be the 15th day
                           before the relevant distribution
                           payment date. We cannot determine
                           at this time whether we will in
                           fact elect to cause distributions
                           to be paid on our exchange
                           preferred securities in shares of
                           our common stock. If business
                           conditions or our operating
                           conditions do not improve from
                           current conditions, it would
                           increase the likelihood that we
                           would cause distributions to be
                           paid in common stock in the near
                           term. As a result of our having
                           the right to elect to pay
                           interest in shares of our common
                           stock, the interest payments will
                           not be deductible by us for
                           income tax purposes. If we cause
                           distributions to be paid in our
                           common stock, the shares of
                           common stock will be valued at
                           90% of the average of the closing
                           prices for the five trading days
                           immediately preceding the second
                           trading day prior to the
                           distribution payment date.
                           Distributions will be payable
                           quarterly in arrears on February
                           15, May 15, August 15 and
                           November 15 of each year,
                           commencing August 15, 2001,
                           unless we defer interest payments
                           on the exchange debentures.

Distribution Deferral....  Same terms for the exchange        We can, on one or more occasions,
                           preferred securities and exchange  defer interest payments on the
                           debentures as for the existing     existing debentures for up to 20
                           preferred securities and existing  consecutive quarterly periods
                           debentures, except that we may     unless we are in default in the
                           not defer interest payments on     payment of interest on the
                           the exchange debentures or         debentures. Interest payments are
                           distributions on the exchange      not due and payable on the
                           preferred securities prior to      existing debentures during a
                                    , 2003.                   deferral period. We cannot,
                                                              however, defer interest payments
                                                              beyond the maturity date of the
                                                              existing debentures, which is
                                                              February 15, 2028. If we defer
                                                              interest payments on the existing
                                                              debentures, the existing trust
                                                              defers distribution

                             EXCHANGE PREFERRED SECURITIES      EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                                                              payments on the existing
                                                              preferred securities and the
                                                              existing common securities.
                                                              During a deferral period,
                                                              distributions continue to
                                                              accumulate on the existing
                                                              preferred securities. Additional
                                                              cash distributions will
                                                              accumulate on any deferred
                                                              distributions.

                                                              Compounded interest accrues on
                                                              any deferred interest payments.
                                                              While interest payments on the
                                                              existing debentures are deferred,
                                                              we are generally not permitted to
                                                              pay any dividend on or purchase
                                                              any shares of our capital stock
                                                              or pay on debt that is equal with
                                                              or junior in rank to the existing
                                                              debentures.

Conversion Into Common
Stock....................  Unless we have redeemed the        Unless we redeem the existing
                           exchange debentures, you will      debentures, you have the right to
                           have the right to convert your     convert your existing preferred
                           exchange preferred securities      securities into shares of our
                           into shares of our common stock    common stock at any time prior to
                           at any time prior to maturity.     maturity. The conversion price on
                           The initial conversion price will  June 11, 2001 was $48.72 per
                           be equivalent to a    % premium    share of our common stock, which
                           over the average of the daily      is equivalent to a conversion
                           volume weighted average price of   rate of 1.02627 shares of our
                           our common stock for each of the   common stock for each existing
                           five trading days immediately      preferred security. This
                           preceding the second trading day   conversion price remains subject
                           prior to the exchange offer        to further adjustment.
                           expiration date, subject to
                           adjustment under the same
                           provisions that require
                           adjustment of the conversion
                           price of the existing preferred
                           securities.

Ranking..................  The exchange preferred securities  The existing preferred securities
                           represent preferred undivided      represent preferred undivided
                           beneficial interests in the        beneficial interests in the
                           assets of the new trust, which     assets of the existing trust,
                           will consist of the exchange       which consist of the existing
                           debentures. Our payment            debentures. Our payment
                           obligations under the exchange     obligations under the existing
                           debentures are subordinated to     debentures are subordinated to
                           our payment obligations under our  our payment obligations under our
                           senior debt, but senior to our     senior debt, including our
                           obligations under the existing     obligations under the exchange
                           debentures and the existing        debentures and the exchange
                           preferred securities guarantee.    preferred securities guarantee.
                           They are also effectively          They are also effectively
                                                              subordinated to all indebtedness
                                                              and

                             EXCHANGE PREFERRED SECURITIES      EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                           subordinated to all indebtedness   other liabilities of our
                           and other liabilities of our       subsidiaries, including
                           subsidiaries, including            intercompany liabilities to the
                           intercompany liabilities to the    extent that the instruments
                           extent that the instruments        governing these intercompany
                           governing these intercompany       liabilities provide for
                           liabilities provide for            subordination.
                           subordination.

Optional
Redemption...............  Same terms for the exchange        The existing trust will redeem
                           preferred securities and exchange  all of its outstanding existing
                           debentures as for the existing     preferred securities and existing
                           preferred securities and existing  common securities when the debentures, except that we cannot  existing debentures are paid at
                           make the new trust redeem all or   maturity on February 15, 2028. In
                           some of the exchange preferred     addition, we can make the
                           securities by redeeming exchange   existing trust redeem all or some
                           debentures at any time until       of the existing preferred
                                 , 2003, unless our common    securities at any time on or
                           stock price has exceeded 200% of   after February 15, 2001, by
                           the conversion price for at least  redeeming the existing debentures
                           20 days during a 30-day trading    at the applicable redemption
                           period ending five trading days    price, plus any accrued and
                           prior to the notice of             unpaid distributions, upon not
                           redemption. This notice must be    less than 30 but not more than 60
                           delivered not more than 30 and     days' notice.
                           not less than 15 days prior to
                           the date of redemption.

Special Event Redemption
or Distribution..........  Same terms for the exchange        Upon the occurrence of a tax
                           preferred securities and exchange  event described below, we may
                           debentures as for the existing     redeem all outstanding existing
                           preferred securities and existing  debentures at a redemption price
                           debentures, except that the non-   equal to 100% of the principal
                           deductibility of interest          amount of the existing debentures
                           payments on the existing           plus accrued and unpaid interest
                           debentures will not constitute a   to the redemption date (and thus
                           tax event.                         cause the redemption of the
                                                              existing preferred securities at
                                                              that price). Upon the occurrence
                                                              of a tax event, we may,
                                                              alternatively, elect to pay
                                                              additional interest to the
                                                              existing trust so that the
                                                              distributions to holders of the
                                                              existing preferred securities are
                                                              not reduced because of the tax
                                                              event. In addition, if a tax
                                                              event or a change in law that
                                                              could require the trust to
                                                              register as an investment company
                                                              under the Investment Company Act
                                                              of 1940, as amended, occurs, we
                                                              may generally cause the existing
                                                              trust to be

                             EXCHANGE PREFERRED SECURITIES      EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                                                              dissolved and, after satisfaction
                                                              of liabilities to creditors of
                                                              the existing trust, cause the
                                                              existing debentures to be
                                                              distributed to the holders of the
                                                              existing preferred securities.

                                                              A tax event generally means
                                                              specified tax changes that could
                                                              result in:

                                                              - the trust being subject to
                                                              United States federal income
                                                                taxes or more than a de minimis
                                                                amount of other governmental
                                                                charges, or

                                                              - the non-deductibility of
                                                              interest payments on the existing
                                                                debentures.

Additional Redemption....  Prior to       , 2003, we may      None.
                           elect to redeem the exchange
                           debentures, and therefore cause
                           the new trust to redeem the
                           corresponding exchange preferred
                           securities, for a price equal to
                           100% of the liquidation amount
                           per exchange preferred security,
                           if our common stock price has
                           exceeded 200% of the conversion
                           price for at least 20 trading
                           days during a 30-day trading
                           period ending five trading days
                           prior to the notice of
                           redemption. Prior to the
                           redemption date, holders of
                           exchange preferred securities
                           will have the right to convert
                           their exchange preferred
                           securities, and therefore the
                           corresponding exchange
                           debentures, into shares of our
                           common stock at the conversion
                           price in effect at the time. In
                           the case of such a redemption
                           prior to       , 2003, we will
                           pay additional interest, and the
                           new trust will make corresponding
                           distribution payments, in cash or
                           common stock, in an amount equal
                           to two years' worth of interest
                           payments on any exchange
                           debentures that are converted
                           following the notice of
                           redemption and prior to the date
                           of redemption,

                             EXCHANGE PREFERRED SECURITIES      EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                           less any interest actually paid
                           prior to the date of conversion.

Liquidation
Preference...............  If the new trust is liquidated     If the existing trust is
                           and the exchange debentures are    liquidated and the exchange
                           not distributed to you, you will   debentures are not distributed to
                           generally be entitled to receive   you, you will generally be
                           $         per exchange preferred   entitled to receive $50 per
                           security plus any accumulated and  existing preferred security plus
                           unpaid distributions on each       any accumulated and unpaid
                           exchange preferred security you    distributions on each existing
                           hold.                              preferred security you hold.

The Guarantee............  We will guarantee the new trust's  We have guaranteed the existing
                           payment obligations on the         trust's payment obligations on
                           exchange preferred securities on   the existing preferred securities
                           the same terms as the terms on     to the extent described in this
                           which we have guaranteed the       prospectus. Under the existing
                           existing trust's obligations on    preferred securities guarantee,
                           the existing preferred             we guarantee the existing trust's
                           securities, except that:           payment obligations, but only to
                           -  the exchange preferred          the extent that the existing
                           securities guarantee covers both   trust has sufficient funds to
                              distribution payments in cash   make payments on the existing
                              and in our common stock, since  preferred securities. If we do
                              we have the option to pay       not make payments on the existing
                              interest on the exchange        debentures, the existing trust
                              debentures in cash or common    will not have sufficient funds to
                              stock; and                      make payments on the existing
                           -  our obligations under the       preferred securities, in which
                              exchange preferred securities   case you will be unable to rely
                              guarantee are senior to our     on the guarantee for payment. Our
                              obligations under the existing  obligations under the existing
                              debentures and the existing     preferred securities guarantee
                              preferred securities            are subordinated to our payment
                              guarantee.                      obligations under our senior
                                                              debt, including our obligations
                                                              under the exchange debentures and
                                                              the exchange preferred securities
                                                              guarantee. They are also
                                                              effectively subordinated to all
                                                              indebtedness and other
                                                              liabilities of our subsidiaries,
                                                              including intercompany
                                                              liabilities.

Form of Preferred
Securities...............  Same form as for the existing      The existing preferred securities
                           preferred securities.              are represented by a global
                                                              certificate registered in the
                                                              name of Cede & Co., as nominee of
                                                              The Depository Trust Company.

Voting Rights............  Same terms for the exchange        Generally, you will not have any
                           preferred securities and exchange  voting rights as a holder of
                           debentures as for the existing     existing preferred securities.
                                                              However, if an

                             EXCHANGE PREFERRED SECURITIES      EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                           preferred securities and existing  event of default under the
                           debentures.                        existing indenture governing the
                                                              existing debentures occurs and is
                                                              continuing, the holders of 25% of
                                                              the aggregate liquidation amount
                                                              of the outstanding existing
                                                              preferred securities may direct
                                                              the property trustee, one of the
                                                              trustees of the existing trust,
                                                              to declare the principal and
                                                              interest on the existing
                                                              debentures immediately due and
                                                              payable. If the property trustee
                                                              fails to enforce its rights under
                                                              the existing debentures, or the
                                                              guarantee trustee fails to
                                                              enforce its rights under the
                                                              existing preferred securities
                                                              guarantee, a holder of existing
                                                              preferred securities may
                                                              institute a proceeding directly
                                                              against us to enforce these
                                                              rights without first instituting
                                                              any legal proceeding against any
                                                              other person or entity.

Listing..................  The exchange preferred securities  The existing preferred securities
                           are expected to trade in the       trade in the over-the-counter
                           over-the-counter market.           market.

                             SUMMARY FINANCIAL DATA

    The following is a summary of our selected consolidated financial data for each of the fiscal years in the five-year period ended April 30, 2000 and selected unaudited consolidated financial data for the 39 weeks ended
January 28, 2001 and the 40 weeks ended January 30, 2000. You should read this summary together with the selected consolidated financial data provided in this prospectus on pages 34 and 35, our financial statements and accompanying notes which are incorporated into this prospectus by reference, and our management's discussion and analysis of our operations contained in this prospectus and in the reports containing our financial statements.

                                                                         FISCAL YEARS(1)
                                    ------------------------------------------------------------------------------------------
                                                                                                      40 WEEKS      39 WEEKS
                                                                                                        ENDED         ENDED
                                                                                                     JANUARY 30,   JANUARY 28,
                                       1996         1997         1998         1999         2000         2000          2001
                                    ----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
OPERATING DATA:
Net sales.........................  $2,809,277   $2,874,426   $3,050,567   $3,490,163   $3,712,965   $2,819,082    $1,962,484
Operating income (loss) margin....         4.7%         4.9%         5.6%         5.5%         4.4%         4.9%        (12.7)%
Income (loss) before cumulative
  effect of accounting change.....      69,901       90,052      108,545      107,121       83,494       72,054      (228,309)
Earnings (loss) per
  share--diluted..................        1.71         3.19         3.01         2.94         2.41         2.04         (7.31)
                                    ----------   ----------   ----------   ----------   ----------   ----------    ----------

BALANCE SHEET DATA AT END OF
  PERIOD:
Total assets......................  $1,108,932   $  871,547   $1,129,480   $1,531,184   $1,536,693   $1,534,128    $1,221,744
Total liabilities.................     459,795      428,452      465,954      656,981      664,388      666,889       601,579
Capital Trust Preferred
  Securities......................          --           --      287,500      287,500      287,500      287,500       287,500
Shareholders' equity..............     649,137      443,095      376,026      586,703      584,805      579,739       332,665

OTHER DATA:
Gross profit margin...............        19.0%        18.8%        19.5%        21.6%        22.2%        22.4%         21.0%
Depreciation and amortization.....  $   27,084   $   27,579   $   27,799   $   31,841   $   35,080   $   26,223    $   27,023
Capital expenditures..............      32,916       56,184       37,809       49,757       55,078       42,455        26,546
EBITDA(2).........................     158,616      167,138      197,994      222,152      197,256      163,638       (58,006)
Ratio of earnings to fixed
  charges(3)......................        78.7         37.4         24.3          7.5          5.3(4)        6.0           --(5)

------------------------------

(1) We use a fiscal year beginning on the day following the last Sunday of April in each year.

(2) Adjusted EBITDA is defined as operating income plus depreciation and amortization expense plus impairment of goodwill. While adjusted EBITDA should not be considered as a substitute for net income, cash flows from operating activities, or other income statement data or cash flow statement data prepared in accordance with Generally Accepted Accounting Principles, or GAAP, or as a measure of profitability or liquidity, our management understands that adjusted EBITDA is customarily used as a measurement in evaluating companies.

(3) The ratio of earnings to fixed charges is unaudited for all periods presented. For purposes of computing these ratios, earnings represent income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principles and fixed charges less distributions on existing preferred securities of Fleetwood Capital Trust. Fixed charges include all interest expense and distributions on the existing preferred securities.

(4) On a pro forma basis, after giving effect to each of the exchange offer and cash offer, the ratio of earnings to fixed charges would have been
    approximately   x in fiscal 2000.

(5) Our ratio of earnings to fixed charges for the 39 weeks ended January 28, 2001 was not meaningful since earnings were inadequate to cover fixed charges by $269.5 million. Similarly, after giving effect to each of the exchange offer and cash offer, the pro forma ratio of earnings to fixed charges for the 39 weeks ended January 28, 2001 was not meaningful since, on a pro forma basis, earnings during this period would have been inadequate to
    cover fixed charges by $      million.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO EXCHANGE YOUR EXISTING PREFERRED SECURITIES FOR EXCHANGE PREFERRED SECURITIES OR TO BUY ADDITIONAL EXCHANGE PREFERRED SECURITIES FOR CASH. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE DO NOT PRESENTLY KNOW OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THEY COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK AND THE EXISTING PREFERRED SECURITIES COULD DECLINE.

                         RISKS RELATING TO OUR BUSINESS

WE ARE CURRENTLY NOT IN COMPLIANCE WITH SOME OF THE FINANCIAL COVENANTS CONTAINED IN SOME OF OUR SENIOR DEBT INSTRUMENTS AND MAY NOT BE IN COMPLIANCE WITH THESE COVENANTS, AS THEY ARE CURRENTLY SET, AT ANY TIME PRIOR TO COMPLETION OF THE PROPOSED EXCHANGE OFFER, WHICH MAY RESULT IN A DEFAULT UNDER OUR DEBT OBLIGATIONS.

    Our outstanding senior unsecured notes payable to The Prudential Insurance Company of America require us to maintain specified financial ratios and satisfy certain financial tests. We are currently not in compliance with some of these financial covenants. Furthermore, we may not be in compliance with these covenants, as they are currently set, at any time prior to completion of the proposed exchange offer. A breach of any of the financial covenants in these senior notes can result in a default under our retail floor plan debt with Conseco Finance Servicing Corp. Prudential has temporarily agreed to forbear from enforcing the remedies otherwise available to it arising from our non-compliance as to prior periods. We cannot assure you that Prudential will continue to forbear, or that it will grant us waivers or amend our covenants. We are in the process of negotiating an alternative senior debt facility to replace the Prudential notes. We cannot give you any assurance that we will be successful in obtaining this or any other alternative facility. Even if we are successful in refinancing our senior notes, our new credit facility will rank senior to the exchange preferred securities, and will likely be secured by substantially all of our assets, except certain inventories and the cash value of our company-owned life insurance. Upon the occurrence of an event of default under our senior notes, the lenders could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. A default under our senior notes could also cause a default under our retail floor plan debt with Conseco. If we were unable to repay all outstanding amounts under our senior debt, the lenders could proceed against our assets, and any proceeds realized upon the sale of assets would be used first to satisfy all amounts outstanding under our senior notes, and thereafter, any of our other liabilities, including liabilities relating to the exchange preferred securities and the existing preferred securities. In addition, we may be prevented from borrowing additional amounts under our other existing credit agreements, including our retail inventory floor plan facility and our chassis inventory financing facility.

WE HAVE HAD LOSSES IN RECENT QUARTERS AND WE MAY NOT BE ABLE TO REGAIN PROFITABILITY IN THE FORESEEABLE FUTURE, WHICH COULD CAUSE US TO LIMIT FUTURE CAPITAL EXPENDITURES AND ALSO RESULT IN A FAILURE TO IMPLEMENT OUR BUSINESS AND FINANCE STRATEGIES.

    We had net losses totaling approximately $239.5 million for the 39 weeks ended January 28, 2001, after having had net income of $72.1 million and
$82.6 million, respectively, for the 40 weeks ended January 30, 2000 and the 39 weeks ended January 24, 1999. Continued losses may cause us to reduce our expenditures on capital improvements, machinery and equipment, and research and development. This could have a negative effect on our ability to maintain production schedules, manufacture products of high quality, and develop and manufacture new products that will achieve market acceptance. This could have a negative effect on our sales and earnings. In addition, we will not be able to deduct our interest payments on the exchange debentures, in cash or common stock, and as a result, will not receive any tax benefit from the interest payments. If we continue to suffer losses, we will be unable to implement our business and financial strategies. Our losses for the 39 weeks ended January 28, 2001 were principally caused by:

    - reduced demand in the manufactured housing and recreational vehicle industries;

    - excess capacity;

    - excess retail inventories;

    - some wholesale and retail lenders abandoning the manufactured housing market;

    - remaining retail lenders tightening credit standards in the manufactured housing market;

    - relatively high interest rates for manufactured homes as opposed to site-built homes;

    - competition with resellers of repossessed manufactured homes; and

    - weaker general economic conditions, stock market declines, and declining consumer confidence.

    We cannot assure you that the conditions that have resulted in our substantial losses in the first three quarters of fiscal 2001 will not continue into the fourth quarter, fiscal 2002 and beyond. Our losses in the first three quarters of fiscal 2001 were also caused in part by:

    - charges related to the impairment of goodwill that originated with our acquisitions of retail housing businesses in prior years, some of which we are now closing or downsizing; and

    - downsizing initiatives within our manufacturing and retail housing businesses, including asset impairment charges, writedown of idled manufacturing facilities, employee severance payments and plant closing costs.

REDUCED AVAILABILITY OF FINANCING FOR OUR RETAILERS OR CUSTOMERS WOULD CONTINUE TO AFFECT OUR SALES VOLUME.

    Our retailers, as well as retail buyers of our products, generally secure financing from third party lenders. If such financing were to become unavailable or were to be further restricted, this could have a material adverse effect on our results of operations. Reduced availability of such financing and higher interest rates are currently having an adverse effect on the manufactured housing business and our housing sales. These factors are dependent on the lending practices of financial institutions, governmental policies and economic conditions, all of which are beyond our control. With respect to our housing business, most states classify manufactured homes as personal property rather than as real property for purposes of taxation, lien perfection and length of loan terms. Interest rates for manufactured homes are generally higher and the terms of the loans shorter than for site-built homes. As the industry is now experiencing, financing for the purchase of manufactured homes is sometimes more difficult to obtain than conventional home mortgages. There can be no assurance that affordable wholesale or retail financing for either manufactured homes or recreational vehicles will continue to be available on a widespread basis.

EXCESS INVENTORIES OF OUR PRODUCTS AMONG RETAILERS COULD CONTINUE TO HAVE A NEGATIVE EFFECT ON OUR SALES VOLUME AND PROFIT MARGINS.

    The level of manufactured housing and recreational vehicle retail inventories and the existence of repossessed homes in the market can have a significant impact on manufacturing shipments and operating results, as evidenced in the manufactured housing industry during the past year. For example, due to the rapid over-expansion of the retail distribution network in the manufactured housing industry, retailers' overstocking based on inflated expectations of future business and excessive wholesale financing, there is currently an imbalance among the number of retail dealers, industry retail inventories and consumer demand for manufactured homes. Considering current retail demand, it is estimated that there may be as much as a six month supply of manufactured homes in retailer inventories industry-wide. The recent deterioration in the availability of retail financing has already extended the inventory adjustment period beyond what was originally expected. Competition from repossessed homes has further extended this inventory adjustment period. More liberal lending standards in the past resulted in loans to less-qualified customers. Many of these customers are now defaulting on these loans and the lenders are repossessing the customers' homes and reselling them, thereby increasing competition for manufacturers of new homes. If these trends were to continue, or if retail demand were to significantly weaken further, the inventory overhang could result in intense price competition and pressure on profit margins within the industry and could have an adverse impact on our operating results.

THE MANUFACTURED HOUSING AND RECREATIONAL VEHICLE INDUSTRIES ARE HIGHLY COMPETITIVE AND SOME OF OUR COMPETITORS HAVE STRONGER BALANCE SHEETS AND CASH FLOW, AS WELL AS GREATER ACCESS TO CAPITAL, THAN WE DO, AND THIS COULD RESULT IN DECREASED SALES VOLUME AND EARNINGS FOR US.

    The manufactured housing industry is highly competitive. Some of these competitors have stronger balance sheets and cash flow than we do, and may likewise have greater access to capital. This competition may result in decreased sales volume and margins, which could have a material adverse effect on our results of operations and financial condition. As of December 31, 2000, there were approximately 70 manufacturers and approximately 8,900 retail sales centers. The 10 largest manufacturers accounted for approximately 79% of the wholesale manufactured housing market in calendar 2000, including our sales, which represented 18% percent of the market. The manufactured housing retail market is much more fragmented, with the five largest companies accounting for approximately 26% of the market in calendar 2000.

    Competition with other manufacturers on both the manufacturing and retail levels is based primarily on price, product features, reputation for service and quality, retail inventory, sales promotions, merchandising and the terms and availability of wholesale and retail customer financing. Recent growth in manufacturing capacity in the southern United States has increased competition at both the manufacturing and retail levels and has resulted in both regional and national competitors increasing their presence in the region. Overproduction of manufactured housing in this region could lead to greater competition and result in decreased margins, which could have a material adverse effect on our results of operations.

    In addition, manufactured homes compete with new and existing site-built homes, apartments, townhouses and condominiums. The supply of such housing has increased in recent years with the increased availability of construction financing, and this reduces the demand for manufactured homes.

    Manufactured homes also compete with resales of homes that have been repossessed by financial institutions as a result of credit defaults by dealers or customers. Repossession rates for manufactured homes have increased recently and there can be no assurance that repossession rates will not continue to increase, thereby adversely affecting our sales volume and profit margins.

    The manufactured housing industry, as well as the site-built housing development industry, have experienced consolidations in recent years, which could result in the emergence of competitors, including developers of site-built homes, that are larger than us and have greater financial resources. This could adversely affect our business.

    The recreational vehicle market is also highly competitive as we have numerous competitors and potential competitors in this industry. Sales from the five largest manufacturers represented approximately 59.0% of the market in calendar 2000, including our sales, which represented 23.3% of the market. Competitive pressures, especially in the entry-level segment of the recreational vehicle market for travel trailers, have recently resulted in a reduction of profit margins. Sustained increases in competitive pressures could have a material adverse effect on our results of operations. There can be no assurance that existing or new competitors will not develop products that are superior to our recreational vehicles or that achieve better consumer acceptance, thereby adversely affecting our sales volume and profit margins.

OUR BUSINESS IS CYCLICAL AND THIS CAN LEAD TO FLUCTUATIONS IN OUR OPERATING
  RESULTS.

    The industries in which we operate are highly cyclical and there can be substantial fluctuations in our manufacturing shipments and operating results, and the results for any prior period may not be indicative of results for any future period. Companies within both the manufactured housing and recreational vehicle industries are subject to volatility in operating results due to external factors such as economic, demographic and political changes. Factors affecting the manufactured housing industry include:

    - interest rates and the availability of financing, both of which have had a particularly adverse effect on our business in the past year;

    - defaults by retail customers resulting in repossessions, which have also had a particularly adverse effect on our business during the past 12 months;

    - inventory levels, which have had an adverse effect on our business during the past 12 months;

    - availability of manufactured home sites;

    - employment trends;

    - consumer confidence; and

    - general economic conditions.

    Factors affecting the recreational vehicle industry include:

    - overall consumer confidence and the level of discretionary consumer spending, which have had an adverse effect on our business during the past 12 months;

    - inventory levels, which have had an adverse effect on our business during the past 12 months;

    - general economic conditions;

    - interest rates;

    - employment trends; and

    - fuel availability and prices.

    We cannot assure you that the factors that have adversely affected our business in the first three quarters of fiscal 2001 will not continue to have an adverse effect in the fourth quarter, fiscal 2002 and beyond.

OUR BUSINESS IS SEASONAL, AND THIS LEADS TO FLUCTUATIONS IN SALES, PRODUCTION
  AND NET INCOME.

    We have experienced, and expect to continue to experience, significant variability in sales, production and net income as a result of seasonality in our businesses. Demand in both the manufactured housing and recreational vehicle industries generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in certain markets may delay the timing of purchases and shipments from one quarter to another.

WE HAVE REPLACED SOME OF OUR MANUFACTURED HOUSING RETAILERS, AND SOME OF OUR RETAILERS HAVE BEEN ACQUIRED. THIS MAY LEAD TO A DECREASE IN OUR SALES VOLUME AND A LOSS OF OUR MARKET SHARE.

    Our market share in the manufactured housing market, based on unit shipments, declined from 22% in calendar 1994 to 18% in calendar 2000. The reason for this change was, in part, our reduction of the number of our retail distribution points from approximately 1,800 to 1,400 during the period from January 1994 through December 2000, in order to concentrate on larger dealers that share our approach towards merchandising and customer satisfaction. We have also, from time to time in the past, lost significant retailers that were acquired by competitors. Such acquisitions can reduce our retail distribution network and market share, as these retail outlets may choose not to sell our products. There can be no assurance that we will be able to adequately replace retailers acquired by competitors if they cease selling our manufactured homes, or that we will be able to maintain our sales volume or market share in these competitive markets.

WE ESTABLISHED A NETWORK OF COMPANY-OWNED RETAIL STORES, WHICH HAS REQUIRED SIGNIFICANT RESTRUCTURING AND DOWNSIZING, BUT WE MAY NOT SUCCEED IN RESTRUCTURING THIS NEW BUSINESS IN A SATISFACTORY MANNER AND MAKING IT PROFITABLE.

    We responded to the retail consolidation in the manufactured housing sector, beginning in fiscal 1998, by forming our own retail business and establishing a network of company-owned stores to replace distribution points lost to competitors. We made numerous acquisitions between June 1998 and August 2001, the largest of which was the purchase of HomeUSA in August 1998, comprised of 65 stores. We also originated more than 100 "greenfield" locations. The combination of the two strategies carried us to a high of 243 stores in October 2000. Since its inception, this business segment has operated at a loss, and as the retail market for manufactured housing has slowed, the losses have grown. During fiscal 2001, we implemented a downsizing strategy to better match our retail capacity to market demand. By assigning management of certain locations to third parties, and closing and selling other locations, we have reduced the number of stores that we operate to 188 at the end of fiscal 2001. These actions have resulted in restructuring charges and other costs including severance payments to employees, which payments will continue through at least the second quarter of fiscal 2002. Given existing industry conditions and the performance of this new business to date, there can be no assurance that we will be able to complete the restructuring of our retail network as a successful and profitable part of our manufactured housing group in the future, or that it will become an important or successful part of our business strategy. In addition, we may have to undergo additional downsizing of this business depending on the length of time that the current factors affecting our business continue to have a negative impact.

CHANGES IN CONSUMER PREFERENCES FOR OUR PRODUCTS OR OUR FAILURE TO GAUGE THOSE PREFERENCES COULD LEAD TO REDUCED SALES AND ADDITIONAL COSTS.

    We cannot be certain that historical consumer preferences for our products in general, and recreational vehicles in particular, will remain unchanged. We believe that, with respect to our recreational vehicle operations, the introduction of new features, designs and models will be critical to the future success of these operations. Delays in the introduction of new models or product features, or a lack of market acceptance of new features, designs or models could have a material adverse effect on our business. For example, we may incur significant additional costs in designing or redesigning models that are not accepted in the marketplace. Products may not be accepted for a number of reasons, including changes in consumer preferences, or our failure to properly gauge consumer preferences. We cannot be certain that new product introductions will not reduce revenues from existing models and adversely affect our results of operations. There can be no assurance that any of these new models or products will be introduced to the market on time or that they will be successful when introduced.

IF THE FREQUENCY AND SIZE OF PRODUCT LIABILITY AND OTHER CLAIMS AGAINST US, INCLUDING WRONGFUL DEATH, RISES, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE HARMED.

    We are frequently subject, in the ordinary course of business, to litigation involving product liability and other claims, including wrongful death, against us related to personal injury and warranties. We partially self-insure our product liability claims and purchase excess product liability insurance in the commercial insurance market. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause the premium that we are required to pay for insurance to rise significantly. It may also increase the amounts we pay in punitive damages, not all of which are covered by our insurance. We are also presently party to actions in litigation that the plaintiffs are seeking to have certified as class actions. If any of these actions is certified as a class action and decided in a manner adverse to us, the resulting liability may be significant. These factors may have a material adverse effect on our results of operations and financial condition. In addition, if these claims rise to a level of frequency or size that is significantly higher than in the case of similar claims made against our competitors, our reputation and business will be harmed. For a more detailed discussion of some of the legal proceedings we are involved in, please see the section titled "Business--Legal Proceedings in Which We Are Involved," beginning on page 54 of this prospectus.

WHEN WE INTRODUCE NEW PRODUCTS WE MAY INCUR EXPENSES THAT WE DID NOT ANTICIPATE, SUCH AS RECALL EXPENSES, RESULTING IN REDUCED EARNINGS.

    The introduction of new models is critical to our future success, particularly in our recreational vehicle business. We may incur unexpected expenses, however, when we introduce new models. For example, we may experience unexpected engineering or design flaws that will force a recall of a new product. The costs resulting from these types of problems could be substantial, and would have a significant adverse effect on our earnings.

FUEL SHORTAGES, OR HIGHER PRICES FOR FUEL, COULD HAVE A NEGATIVE EFFECT ON SALES OF RECREATIONAL VEHICLES.

    Gasoline or diesel fuel is required for the operation of motor homes and most vehicles used to tow travel trailers and folding trailers. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. The recent rise in gasoline prices and the speculation about potential fuel shortages appear to have had an unfavorable effect on consumer demand for motor homes in the past few months, thereby having an adverse effect on our sales volume.

IF WE DO NOT SUCCESSFULLY UPGRADE OUR COMPUTER SYSTEMS, WE WILL LOSE SALES TO THOSE OF OUR COMPETITORS THAT HAVE MORE SOPHISTICATED AND BETTER INTEGRATED SYSTEMS THAN US.

    Our computer systems are not as sophisticated as those that are currently available, and are not fully integrated. We are in the process of upgrading our computer systems, but we are in the early stages of this process. We must update our computer systems if we are to remain competitive in our industry. Competitors with more sophisticated and fully integrated computer systems will have efficiencies that may lead to lower costs and faster delivery schedules, and that may make it difficult for us to compete with them. We will be required to expend significant resources to fully implement a system suitable for a business as large and complex as ours. It is possible that the cost of building a computer system of this nature will be higher than budgeted, and that the system, when built, will not work as originally planned. This would increase our costs and disrupt our business.

THE MARKET FOR OUR MANUFACTURED HOMES IS HEAVILY CONCENTRATED IN THE SOUTHERN PART OF THE UNITED STATES, AND A CONTINUED DECLINE IN DEMAND IN THAT AREA COULD HAVE A MATERIAL NEGATIVE EFFECT ON SALES.

    The market for our manufactured homes is geographically concentrated, with the top 15 states accounting for over 67% of the industry's total shipments in calendar 2000. The southern United States accounts for a significant portion of our manufactured housing sales. As is the case with our other markets, we have experienced a downturn in economic conditions in the southern states, and a continuing downturn in this region that is worse than that of other regions could have a disproportionately material adverse effect on our results of operations. There can be no assurance that the demand for manufactured homes will not continue to decline in the southern United States or other areas in which we experience high product sales and any such decline could have a material adverse effect on our results of operations.

CHANGES IN ZONING REGULATIONS COULD AFFECT THE NUMBER OF SITES AVAILABLE FOR OUR MANUFACTURED HOMES, AND ZONING REGULATIONS COULD AFFECT THE MARKET FOR OUR NEW PRODUCTS, BOTH OF WHICH COULD AFFECT OUR SALES.

    Any limitation on the growth of the number of sites available for manufactured homes, or on the operation of manufactured housing communities, could adversely affect our sales. In addition, new product opportunities that we may wish to pursue for our manufactured housing business could cause us to encounter new zoning regulations and affect the potential market for these new products. Manufactured housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, there has been resistance by property owners to the adoption of zoning ordinances permitting the location of manufactured homes in residential areas, which resistance we believe has adversely affected the growth of the industry. The inability of the manufactured home industry to change these zoning ordinances could have a material adverse effect on our results of operations and we cannot be certain that manufactured homes will receive widespread acceptance or that localities will adopt zoning ordinances permitting the location of manufactured homes.

POWER OUTAGES WHICH CURRENTLY IMPACT COMPANIES WITH FACILITIES IN CALIFORNIA MAY ADVERSELY AFFECT OUR CALIFORNIA FACILITIES.

    We conduct substantial operations in the state of California and rely on a continuous power supply to do so. The deregulation of the energy industry instituted in 1996 by the California government and shortages in wholesale electricity supplies have caused power prices to increase. If power prices continue to increase, our operating expenses will likely increase which will have a negative effect on our operating results. In addition, if our electricity supply is interrupted, we may be unable to supply products to our customers on a timely basis, and this would have a negative effect on our sales. California's current energy crisis could substantially disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the state of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the state. Although state lawmakers are working to minimize the impact, if blackouts interrupt our power supply, we may be temporarily unable to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could delay the production and development of our products and disrupt communications with our customers, suppliers or our manufacturing operations. Future interruptions could damage our reputation and could result in lost revenue, either of which could substantially harm our business and results of operations.

WE MAY NOT BE ABLE TO OBTAIN FINANCING IN THE FUTURE, INCLUDING ANY REFINANCING REQUIRED UPON EXPIRATION OF OUR PROPOSED ONE-YEAR TERM LOAN FROM BANK OF AMERICA, AND THE TERMS OF ANY FUTURE FINANCINGS MAY LIMIT OUR ABILITY TO MANAGE OUR BUSINESS, AND THESE FACTORS WILL HAVE A NEGATIVE EFFECT ON OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY.

    Our operations require significant amounts of cash. Whether or not the exchange offer is completed, and whether or not we are able to refinance our senior debt, we anticipate that we will be required to seek additional capital in the future. There can be no assurance that we will be able to obtain any future financings on acceptable terms, if at all. For instance, if we are able to obtain the new facility from Bank of America, that facility contains a $30 million one-year term loan that will require refinancing within one year. If we are unable to obtain alternative or additional financing arrangements in the future, we may not be able to execute our business strategy. Moreover, the terms of any such additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended.

OUR REPURCHASE AGREEMENTS WITH OUR RETAILERS COULD RESULT IN INCREASED COSTS.

    In accordance with customary practice in the manufactured housing and recreational vehicle industries, we enter into repurchase agreements with various financial institutions pursuant to which we agree, in the event of a default by an independent retailer in its obligation to these credit sources, to repurchase product at declining prices over the term of the agreements, typically 12 to 18 months. The difference between the gross repurchase price and the price at which the repurchased product can then be resold, which is typically at a discount to the original sale price, is an expense to us. Thus, if we were obligated to repurchase a substantially greater number of manufactured homes or recreational vehicles in the future, this would increase our costs, which could have a negative effect on our earnings. For the 39 weeks ended January 28, 2001, we had repurchased 182 manufactured homes and 180 recreational vehicles, at an aggregate gross purchase price to us of $8.2 million.

INCREASED COSTS, INCLUDING LABOR COSTS AND COSTS OF COMPONENT PARTS, AND CHANGES IN LABOR RATES AND PRACTICES COULD REDUCE OUR OPERATING INCOME.

    Our results of operations may be significantly affected by the availability and pricing of manufacturing components and labor, as well as changes in labor rates and practices. Although we attempt to offset the effect of any escalation in components and labor costs by increasing the sales prices of our products, we cannot be certain that we will be able to do so without it having an adverse impact on the demand for our products. Changes in labor rates and practices, including changes resulting from union activity, could significantly affect our costs and thereby reduce our operating income. If we cannot successfully offset increases in our manufacturing costs, this could have a material adverse impact on our margins, operating income and cash flows. Even if we were able to offset higher manufacturing costs by increasing the sales prices of our products, the realization of any such increases often lags behind the rise in manufacturing costs, especially in our manufactured housing operations, due in part to our commitment to give our retailers price protection with respect to previously placed customer orders.

FOR CERTAIN COMPONENTS, WE DEPEND ON A SMALL GROUP OF SUPPLIERS, AND THE LOSS OF ANY OF THESE SUPPLIERS COULD AFFECT OUR ABILITY TO OBTAIN COMPONENTS AT COMPETITIVE PRICES, WHICH WOULD DECREASE OUR MARGINS.

    Most recreational vehicle and manufactured home components are readily available from a variety of sources. However, a few components are produced by only a small group of quality suppliers that have the capacity to supply large quantities on a national basis. Primarily, this occurs in the case of gasoline-powered motor home chassis, where Ford Motor Company is the dominant supplier. Shortages, production delays or work stoppages by the employees of such suppliers could have a material adverse effect on our sales. If we cannot obtain an adequate chassis supply, this could result in a decrease in our sales and earnings.

               RISKS RELATING TO THE EXCHANGE OFFER, THE EXCHANGE
                   PREFERRED SECURITIES AND OUR COMMON STOCK

THE EXCHANGE PREFERRED SECURITIES AND EXCHANGE PREFERRED SECURITIES GUARANTEE ARE SUBORDINATED TO OUR SENIOR DEBT, BUT SENIOR IN PAYMENT TO THE EXISTING PREFERRED SECURITIES AND THE EXISTING PREFERRED SECURITIES GUARANTEE.

    The exchange preferred securities and exchange preferred securities guarantee are senior to the existing preferred securities and the existing preferred securities guarantee, but will be unsecured and subordinated in right of payment to our senior debt, including the Prudential notes and our proposed senior debt facility. They are also effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including intercompany liabilities to the extent that the instruments governing these intercompany liabilities provide for subordination. The exchange preferred securities and exchange preferred securities guarantee may also be subordinated to any debt we may issue in the future. As a result of this subordination, in the event of our liquidation or insolvency, a payment default with respect to our senior debt, a covenant default with respect to our senior debt, or an acceleration of the exchange preferred securities due to an event of default, our assets will be available to pay obligations on the exchange preferred securities only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the exchange preferred securities then outstanding.

    As of January 28, 2001, we had approximately $233.0 million of outstanding senior debt at the parent level and in addition we had $69.1 million of subsidiary obligations, comprised of accounts payable. Neither we nor our subsidiaries are prohibited under the new indenture from incurring additional debt.

DISTRIBUTIONS ON OUR EXCHANGE PREFERRED SECURITIES AND EXISTING PREFERRED SECURITIES DEPEND ON OUR RECEIVING DISTRIBUTIONS FROM OUR SUBSIDIARIES.

    The exchange preferred securities are obligations exclusively of Fleetwood Capital Trust II and, as a result of the exchange preferred securities guarantee, of us. Substantially all of our operations are conducted through our subsidiaries and substantially all of our earnings and cash flows were generated by our subsidiaries. As a result, our cash flow and our ability to service our debt, including the exchange preferred securities, is dependent on the earnings of our subsidiaries. In addition, we are dependent on the distribution of our subsidiaries' earnings, loans and other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due on the exchange preferred securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

IF AN ACTIVE MARKET FOR THE EXCHANGE PREFERRED SECURITIES FAILS TO DEVELOP OR IS NOT SUSTAINED, THE TRADING PRICE AND LIQUIDITY OF THE EXCHANGE PREFERRED SECURITIES COULD BE MATERIALLY ADVERSELY AFFECTED.

    Prior to the offering, there has been no trading market for the exchange preferred securities. The dealer manager, Banc of America Securities LLC, has advised us that it currently intends to make a market in the exchange preferred securities. The liquidity of the trading market for the exchange preferred securities will depend in part on the level of participation of the holders of existing preferred securities in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the exchange preferred securities and the lesser the liquidity of the trading market for the existing preferred securities not tendered in the exchange offer. However, Banc of America Securities LLC is not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market making activity by Banc of America Securities LLC will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended. As a result, we cannot assure you that any market for the exchange preferred securities will develop or, if one does develop, that it will be maintained. If an active market for the exchange preferred securities fails to develop or be sustained, the trading price and liquidity of the exchange preferred securities could be materially adversely affected.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN DEPRESSED, AND MAY DECLINE FURTHER. THIS DECLINE WOULD AFFECT THE VALUE OF THE COMMON STOCK YOU RECEIVE UPON CONVERSION OF THE EXCHANGE PREFERRED SECURITIES OR AS PAYMENT OF DISTRIBUTIONS ON THE EXCHANGE PREFERRED SECURITIES. THIS DECLINE COULD ALSO ADVERSELY AFFECT THE TRADING PRICE OF THE EXCHANGE PREFERRED SECURITIES. WE EXPECT THE TRADING PRICE OF THE EXCHANGE PREFERRED SECURITIES TO BE HIGHLY VOLATILE.

    The market price of our common stock has fluctuated significantly and generally declined, from a market price of $47.44 per share on March 6, 1998 to $8.15 per share on April 6, 2001. The market price of our common stock may decline further as a result of a number of factors, including our ability to restructure our existing debt or pay principal and interest on our debt when due. Because the exchange preferred securities are convertible into common stock, and because we may cause distributions on the exchange preferred securities to be paid in common stock in the near term, volatility or depressed prices for our common stock could have a similar effect on the price of our exchange preferred securities. Factors resulting in fluctuations in the market price of our common stock, and hence of the exchange preferred securities, include:

    - actual and anticipated variations in our operating results;

    - general economic and market conditions;

    - interest rates, which directly impact the price of our exchange preferred securities and indirectly affect the price of our common stock;

    - general conditions, including changes in demand, in the manufactured housing and recreational vehicle industries;

    - future issuances of our common stock, including issuances of common stock in payment of interest on our exchange debentures and payment of distributions on the exchange preferred securities or upon conversion of our exchange preferred securities;

    - perceptions of the strengths and weaknesses of the manufactured housing and recreational vehicle industries;

    - developments in our relationships with our customers and/or suppliers;

    - announcements of alliances, mergers or other relationships by or between our competitors and/or our suppliers and customers;

    - announcements and the introduction of new products and models by us or our competitors and the success or failure of these new products and models;

    - developments related to regulatory and zoning regulations;

    - the effects of the exchange offer and cash offer; and

    - any future decision by our board of directors to alter its historic practice as to the payment of dividends on our common stock.

    We expect this volatility to continue in the future. In addition, any shortfall or changes in our revenue, gross margins, earnings or other financial results could also cause the price of our common stock to fluctuate significantly. In recent years, the stock market in general has experienced extreme price and volume fluctuations that have particularly affected the manufactured housing and recreational vehicle industries and that may be unrelated to the operating performance of the companies within these industries. These broad market fluctuations may adversely affect the market price of our common stock and exchange preferred securities. Volatility in the price of stocks of companies in our industries has been particularly high.

THE LIQUIDITY OF THE MARKET FOR EXISTING PREFERRED SECURITIES THAT ARE NOT EXCHANGED IN THE EXCHANGE OFFER WILL BE LIMITED AND SPORADIC.

    The existing preferred securities are currently traded over-the-counter. Accordingly, trading in the existing preferred securities has been limited and sporadic. Any existing preferred securities tendered and exchanged in the exchange offer will reduce the aggregate number of existing preferred securities outstanding. Consequently, any existing trading market for the existing preferred securities that remain outstanding after the exchange offer will be even more limited and sporadic.

THE EXCHANGE OFFER MAY NOT REPRESENT A FAIR VALUATION OF THE EXISTING PREFERRED SECURITIES.

    Our board of directors has made no determination that the exchange offer represents a fair valuation of the existing preferred securities. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange offer to you or us. We cannot assure you that if you tender your existing preferred securities that you will receive more value than if you had chosen to keep them.

WE MAY NOT BE ABLE TO MEET PAYMENT OBLIGATIONS ON THE EXCHANGE PREFERRED SECURITIES OR OUR EXISTING PREFERRED SECURITIES WHEN DUE.

    Our cash resources may not be sufficient to meet the payment obligations on the exchange preferred securities. As of January 28, 2001, we had approximately $233.0 million of outstanding senior debt at the parent level and in addition we had $69.1 million of subsidiary obligations, comprised of accounts payable. Our ability to meet the payment obligations on the exchange preferred securities, and to meet our other financial obligations, depends on our operating performance, the availability of cash flow, the availability of new sources of funding, the state of the financial markets and other factors, many of which are beyond our control. We may not be able to generate enough cash flow to meet our payment obligations on existing debt. For instance, we suffered a loss of $239.5 million in our combined operations for the 39 weeks ended January 28, 2001, including a loss of $248.3 million in combined operations for the third quarter of fiscal 2001, and we may continue to suffer losses. Accordingly, we cannot assure you that we will be able to meet our payment obligations on the exchange preferred securities when they become due. Our existing preferred securities are subject to the same risks that we may be unable to meet our payment obligations when due. In addition, they are ranked junior in right of payment to the exchange preferred securities.

WE EXPECT TO USE PART OF THE PROCEEDS OF THE OFFERING OF EXCHANGE PREFERRED SECURITIES TO PAY TAXES RESULTING FROM THIS TRANSACTION AND THE PROCEEDS WILL, TO THAT EXTENT, BE UNAVAILABLE FOR USE IN OUR BUSINESS OPERATIONS.

    We expect the exchange of exchange preferred securities for existing preferred securities to result in a tax liability to us, as a result of the taxable income generated by the cancellation of existing debentures supporting the existing preferred securities tendered into the exchange offer. If all of the existing preferred securities are exchanged for exchange preferred securities, we anticipate incurring a tax liability of approximately $ million. The proceeds of the offering of additional exchange preferred securities for cash described in this prospectus will be applied first to pay this expected tax liability, and the remainder, if any, will be used in the operation of our business. Accordingly, the proceeds of the cash offering of exchange preferred securities may not result in any benefit to our business operations.

IF WE BECOME INSOLVENT, A COURT MAY VOID OUR GUARANTEE IN RESPECT OF THE EXCHANGE PREFERRED SECURITIES OR SUBORDINATE THE GUARANTEE TO OUR OTHER OBLIGATIONS, AND A COURT MAY ALSO PROVIDE THAT THE AMOUNT OF YOUR CLAIM WILL BE LESS THAN THE LIQUIDATION AMOUNT PER EXCHANGE PREFERRED SECURITY.

    Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, at the time we, as guarantor of the exchange preferred securities, incurred the debt evidenced by our guarantee, we:

    - were insolvent or rendered insolvent by reason of such incurrence; were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature; and

    - received less than reasonably equivalent value or fair consideration for the incurrence of such debt;

then the court could void the guarantee, or claims by holders of the securities under that guarantee could be subordinated to all of our other debts except the existing preferred securities. In addition, any payment by us under our guarantee could be required to be returned to us, or to a fund for the benefit of our creditors.

    The measures of insolvency for purposes of the above will vary depending on the law applied in any proceeding. Generally, however, a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, was greater that the saleable value of all of its assets at a fair valuation; or

    - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    In addition, if we become insolvent, a court may provide that the amount of your claim will be less than the liquidation amount per exchange preferred security.

THE EXISTING PREFERRED SECURITIES WILL BE SUBORDINATED TO THE EXCHANGE PREFERRED SECURITIES.

    The existing preferred securities are unsecured obligations and rank in right of payment behind:

    - all of our existing and future senior debt at the parent level, aggregating $233.0 million as of January 28, 2001, which includes the notes payable to Prudential, and $69.1 million in subsidiary obligations, comprised of accounts payable;

    - up to an aggregate of $ million in liquidation amount of exchange preferred securities that may be issued in the exchange offer, and the offer of additional exchange preferred securities for cash.

    Also, the existing preferred securities are effectively subordinated to the liabilities of our subsidiaries, including intercompany liabilities to the extent that the instruments governing these intercompany liabilities provide for subordination. The existing preferred securities may also be subordinated to any debt we may issue in the future.

    We may not make any distributions to holders of, or purchase, redeem or otherwise retire, the existing preferred securities, if payments on any of our senior debt or the distributions to holders of the exchange preferred securities are not made when due. The owners of our senior debt and exchange preferred securities will be entitled to receive payment of all amounts due to them before the owners of the existing preferred securities upon any payment or distribution of our assets to our creditors upon our liquidation or other insolvency or reorganization proceedings.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, including the sections entitled "Summary" and "Risk Factors," contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under "Risk Factors," as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The safe harbor for forward-looking statements made in connection with the exchange offer pursuant to the registration statement or the Tender Offer Statement on Schedule TO-I are not and have not been protected under the Securities Litigation Reform Act.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. We will use proceeds from the sale of additional exchange preferred securities for cash to pay taxes that we expect to incur as a result of the exchange offer. Assuming all of the existing preferred securities are exchanged in the exchange offer, we anticipate incurring a tax liability of $ million as a result of the taxable income generated by the cancellation of existing debentures supporting the existing preferred securities tendered in the exchange offer. We will use for general corporate purposes any proceeds that are not utilized to settle the expected tax liability.

                          PRICE RANGE OF COMMON STOCK

    The following table lists the high and low closing sales prices for our common stock during the past two fiscal years as reported on the New York Stock Exchange Composite Tape, along with information on dividends declared per share during the same periods. Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange and trades on various regional exchanges (Ticker Symbol: FLE). Call options are traded on the American Stock Exchange.

                                                                           DIVIDENDS
QUARTER                                                HIGH       LOW      DECLARED
-------                                              --------   --------   ---------
Fiscal 2000
  First Quarter....................................   $26.94     $22.13     $  .19
  Second Quarter...................................    23.25      18.25        .19
  Third Quarter....................................    22.25      16.13        .19
  Fourth Quarter...................................    17.13      14.44        .19

Fiscal 2001
  First Quarter....................................   $15.56     $12.13     $  .19
  Second Quarter...................................    14.44      11.00        .19
  Third Quarter....................................    15.75       8.94        .04
  Fourth Quarter...................................    14.26       8.15        .04

Fiscal 2002
  As of June 11, 2001..............................   $12.79     $12.61       *

    On April 29, 2001, there were approximately 1,300 shareholders of record of our common stock.

------------------------

* None declared as of June 11, 2001.

                                DIVIDEND POLICY

    The declaration and payment of dividends on our common stock is at the discretion of our board of directors and depends on our results of operations, financial condition, capital requirements and such other factors as our board of directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth our unaudited consolidated capitalization:

    - at January 28, 2001, on an actual basis; and

    - as adjusted to:

       - give effect to the issuance of the exchange preferred securities in the exchange offer on the assumption that $287.5 million in aggregate liquidation amount of the outstanding existing preferred securities were validly tendered and accepted for exchange, after deducting fees to the dealer manager and estimated expenses;

       - give effect to the issuance and sale for cash of approximately $ million in aggregate liquidation amount of additional exchange preferred securities, after deducting fees of the placement agent and estimated expenses; and

       - reflect an increase to capital surplus of $      million on the assumed
         early extinguishments of all outstanding existing preferred securities, net of taxes imputed to us.

    To the extent that existing preferred securities are not validly tendered or accepted in the exchange offer, the amount attributed to the exchange preferred securities would decrease and the amount attributed to the existing preferred securities would increase. The financial data at January 28, 2001 in the following table are derived from our unaudited financial statements for the 39 weeks ended January 28, 2001.

                                                                  JANUARY 28, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Current liabilities:
  Accounts payable..........................................  $   69,147    $
  Retail flooring liability.................................     110,701
  Motor home chassis inventory financing....................      26,851
  Current portion of long-term debt (unsecured senior
    debt)...................................................      80,000
  Other current liabilities.................................     222,157
    Total current liabilities...............................  $  508,856    $
Deferred compensation and retirement benefits...............  $   66,920    $
Insurance reserves..........................................      25,803
Long-term debt (less current portion).......................          --
    Total liabilities.......................................  $  601,579    $
Contingent liabilities
 % Convertible Trust Preferred Securities due     (exchange
  preferred securities)(1)..................................  $             $
6% Convertible Trust Preferred Securities due 2028 (existing
  preferred securities)(1)..................................     287,500
Shareholders' equity:
  Preferred stock, par value $1.00 per share, 10,000,000
    shares authorized, none issued and outstanding..........  $       --    $     --
  Common stock, par value $1.00 per share, 75,000,000 shares
    authorized, 32,739,885 issued and outstanding(2)........      32,740
  Capital surplus(3)........................................     194,338
  Retained earnings.........................................     108,026
  Accumulated other comprehensive income (loss).............      (2,439)
    Total shareholders' equity..............................     332,665
    Total capitalization....................................  $1,221,744    $

------------------------------
(1) We report our operations and those of our subsidiaries on a consolidated basis. Consequently, the existing preferred securities and exchange preferred securities are reported on our balance sheet as Company-obligated mandatorily redeemable convertible preferred securities of Fleetwood Capital Trust or Fleetwood Capital Trust II, as the case may be, in respect of the debentures that we have issued or will issue to the existing trust and the new trust, as the case may be.

(2) Outstanding shares exclude the shares reserved for issuance upon conversion of the existing preferred securities and the exchange preferred securities, payment of interest on the exchange preferred securities and 2,773,517 shares issuable under our stock option and purchase plans and warrants.

(3) The increase to capital surplus of $   reflects the reduction in the stated
    value of the exchange preferred securities, net of taxes imputed to us, as a result of the early extinguishment of all outstanding existing preferred securities. This amount is excluded from net income (loss) and included in income available to common shareholders in a manner similar to a preferred stock dividend.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated operating data for the three years in the period ended April 30, 2000 and the balance sheet data at April 30, 2000 and April 25, 1999 are derived from our consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, which are incorporated by reference in this prospectus. Please refer to the complete consolidated financial statements and related notes incorporated by reference in this prospectus for more information. The consolidated operating data for the fiscal years ended April 27, 1997 and April 28, 1996, and the balance sheet data at April 26, 1998, April 27, 1997 and April 28, 1996, have been derived from our consolidated financial statements audited by Arthur Andersen LLP that are not included or incorporated by reference in this prospectus. The consolidated operating data for the 39 weeks ended January 28, 2001 and 40 weeks ended January 30, 2000 and the consolidated balance sheet data as of January 28, 2001 and January 30, 2000 are derived from our unaudited consolidated financial statements, and include all adjustments, including normal recurring adjustments, that in the opinion of our management are necessary to present fairly the financial information therein. Certain reclassifications have been made in the financial data below in order to more clearly present the distributions on the existing preferred securities as a minority interest in the existing preferred securities of Fleetwood Capital Trust. The distributions were previously included in other income in our consolidated financial statements incorporated by reference in this prospectus. These results are not necessarily indicative of the results that may be expected for future periods and have not been adjusted to reflect Emerging Issues Task Force No. 00-10 "Accounting for Shipping and Handling Costs" and No. 00-14 "Accounting for Certain Sales Incentives," which we adopted in the fourth quarter of fiscal 2001.

                                                                                                         40 WEEKS      39 WEEKS
                                                              FISCAL YEARS(1)                              ENDED         ENDED
                                       --------------------------------------------------------------   JANUARY 30,   JANUARY 28,
                                          1996         1997         1998         1999         2000         2000          2001
                                       ----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales
  Manufactured housing...............  $1,443,016   $1,426,940   $1,487,650   $1,563,966   $1,454,821   $1,136,419    $  757,951
  Recreational vehicles..............   1,317,494    1,395,163    1,518,163    1,729,034    1,914,516    1,415,823       920,542
  Housing--retail....................          (2)          (2)          --      332,309      591,895      465,013       458,670
  Supply operations, corporate and
    other............................      48,767       52,323       47,278       47,945       53,763       37,745        24,333
  Adjustments and eliminations.......          (2)          (2)      (2,524)    (183,091)    (302,030)    (235,918)     (199,012)
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
                                       $2,809,277   $2,874,426   $3,050,567   $3,490,163   $3,712,965   $2,819,082    $1,962,484
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Income (loss) from continuing
  operations before income taxes,
  minority interest, discontinued
  operations and cumulative effect of
  accounting change..................  $  110,993   $  147,050   $  178,885   $  196,415   $  159,059   $  136,165    $ (256,374)
Benefit (provision) for income
  taxes..............................     (41,543)     (56,998)     (67,841)     (78,146)     (64,461)     (55,759)       36,434
Minority interest:
  In net loss of subsidiary..........         451           --           --           --           --           --            --
  In Fleetwood Capital Trust, net of
    income taxes.....................          --           --       (2,499)     (11,148)     (11,104)      (8,352)       (8,369)
Income (loss) from continuing
  operations.........................      69,901       90,052      108,545      107,121       83,494       72,054      (228,309)
Income from discontinued operations,
  net of income taxes................       9,708       34,778           --           --           --           --            --
Income (loss) before cumulative
  effect of accounting change........      79,609      124,830      108,545      107,121       83,494       72,054      (228,309)
Cumulative effect of accounting
  change, net of income taxes........          --           --           --           --           --           --       (11,176)
Net income (loss) for basic earnings
  per share..........................      79,609      124,830      108,545      107,121       83,494       72,054      (239,485)
Effect of dilutive securities:
  Minority interest in Fleetwood
    Capital Trust....................          --           --        2,499       11,148       11,104        8,352            --(3)
Net income (loss) for diluted
  earnings per share.................      79,609      124,830      111,044      118,269       94,598       80,406      (239,485)

Earnings (loss) per share--diluted:
  Continuing operations..............        1.50         2.30         3.01         2.94         2.41         2.04         (6.97)
  Discontinued operations, net of
    income taxes.....................         .21          .89           --           --           --           --            --
  Cumulative effect of accounting
    change, net of income taxes......          --           --           --           --           --           --          (.34)

                                                                                                         40 WEEKS      39 WEEKS
                                                              FISCAL YEARS(1)                              ENDED         ENDED
                                       --------------------------------------------------------------   JANUARY 30,   JANUARY 28,
                                          1996         1997         1998         1999         2000         2000          2001
                                       ----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) per share..........  $     1.71   $     3.19   $     3.01   $     2.94   $     2.41   $     2.04    $    (7.31)
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Weighted average common
  shares--diluted....................      46,469       39,162       36,933       40,171       39,194       39,355        32,755
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
BALANCE SHEET DATA AT END OF PERIOD:
Cash and investments.................  $  287,930   $  110,434   $  305,722   $  267,133   $  135,142   $  137,769    $  102,823
Property, plant and equipment, net...     266,587      278,331      277,211      303,934      312,067      324,076       303,235
Total assets.........................   1,108,932      871,547    1,129,480    1,531,184    1,536,693    1,534,128     1,221,744
Total liabilities....................     459,795      428,452      465,954      656,981      664,388      666,889       601,579
Capital Trust Preferred Securities...          --           --      287,500      287,500      287,500      287,500       287,500
Shareholders' equity.................     649,137      443,095      376,026      586,703      584,805      579,739       332,665

OTHER DATA:
Gross profit margin..................        19.0%        18.8%        19.5%        21.6%        22.2%        22.4%         21.0%
Operating income (loss) margin.......         4.7%         4.9%         5.6%         5.5%         4.4%         4.9%        (12.7)%
Depreciation and amortization........  $   27,084   $   27,579   $   27,799   $   31,841   $   35,080   $   26,223    $   27,023
Capital expenditures.................      32,916       56,184       37,809       49,757       55,078       42,455        26,546
EBITDA(4)............................     158,616      167,138      197,994      222,152      197,256      163,638       (58,006)
Ratio of earnings to fixed
  charges(5).........................        78.7         37.4         24.3          7.5          5.3(6)        6.0           --(7)

------------------------------

(1) We use a fiscal year beginning on the day following the last Sunday of April in each year.

(2) Prior to fiscal 1998, we did not report retail sales and adjustments and eliminations as separate segments or line items.

(3) The effect of the distributions on preferred securities was anti-dilutive in the 39 weeks ended January 28, 2001 and was, therefore, not added back to determine diluted earnings (loss).

(4) Adjusted EBITDA is defined as operating income plus depreciation and amortization expense plus impairment of goodwill. While adjusted EBITDA should not be considered as a substitute for net income, cash flows from operating activities, or other income statement data or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that adjusted EBITDA is customarily used as a measurement in evaluating companies.

(5) The ratio of earnings to fixed charges is unaudited for all periods presented. For purposes of computing these ratios, earnings represent income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principles and fixed charges less distributions on existing preferred securities of Fleetwood Capital Trust. Fixed charges include all interest expense and distributions on the existing preferred securities.

(6) On a pro forma basis, after giving effect to each of the exchange offer and cash offer, the ratio of earnings to fixed charges would have been
    approximately   x in fiscal 2000.

(7) Our ratio of earnings to fixed charges for the 39 weeks ended January 28, 2001 was not meaningful since earnings were inadequate to cover fixed charges by $269.5 million. Similarly, after giving effect to each of the exchange offer and cash offer, the pro forma ratio of earnings to fixed charges for the 39 weeks ended January 28, 2001 was not meaningful since, on a pro forma basis, earnings during this period would have been inadequate to cover fixed charges by $ million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

39 WEEKS ENDED JANUARY 28, 2001 COMPARED TO 40 WEEKS ENDED JANUARY 30, 2000

CONSOLIDATED RESULTS

    For the first 39 weeks of fiscal 2001, we incurred a net loss of $239.5 million or $7.31 per diluted share. This compares with a profit of $72.1 million or $2.04 per diluted share for the similar period last year. The loss in the current period primarily resulted from non-recurring charges related to goodwill impairment and restructuring and downsizing initiatives. The loss also stems from significantly reduced sales volume in both manufactured housing and recreational vehicles caused by a weak market environment. A change in accounting for credit retail housing sales, which was adopted in the first quarter, also contributed to the loss. In terms of earnings per share, the non-recurring charges and the cumulative effect of the change in accounting amounted to approximately $5.40 and $0.34, respectively.

    Consolidated revenues for the 39 weeks ended January 28, 2001 fell 30% to $1.96 billion compared to $2.82 billion for last year's similar period. Fiscal 2000's nine-month period included 40 weeks compared to 39 weeks in fiscal 2001.

    Gross profit margin fell to 21% of sales compared to 22% last year, mainly due to lower recreational vehicle and retail housing margins. Overall manufacturing gross margin declined from 21% to 19% as an improved housing margin was more than offset by the decline in the recreational vehicle sector. Retail margins were impacted by the third quarter inventory writedown described above.

    Operating expenses, excluding non-recurring charges, declined 5% to $468 million, down from $493 million in the 40 weeks ended January 30, 2000. As a percentage of sales, however, operating costs rose from 18% to 24% due to the lower sales volume. Selling expenses declined 6% to $217 million, but increased as a percentage of sales from 8% to 11%. Lower product warranty and service costs within the housing group led to the expense reduction.

    General and administrative expenses fell 4% to $251 million, but increased as a percentage of sales from 9% to 13% on the lower sales. Reduced general and administrative costs in the manufacturing sector were partially offset by higher expenses for the retail housing business, which has expanded the number of retail locations since the 40 weeks ended January 30, 2000. Most of the reduction in general and administrative costs stems from lower profit-based incentive compensation and reduced staffing levels.

    Non-recurring charges included $163.2 million for the writedown of goodwill and $28.3 million of other charges. The latter category included $10.6 million for asset impairment charges related to downsizing of our retail housing business. Also included was $9.4 million for the writedown of manufacturing facilities, as well as employee severance payments and other plant closing costs.

    Non-operating expenses of $21.3 million were 48% higher than last year's $14.4 million, mainly due to higher interest expense and lower investment income. Interest expense was higher due to additional short-term and long-term borrowings and higher interest rates. Investment income was down 28% from the prior year period as a result of reduced invested balances.

MANUFACTURED HOUSING

    Gross manufacturing revenues in the first 39 weeks of fiscal 2001 were $758 million, down 33% from the 40 weeks ended January 30, 2000, and included $199 million of intercompany sales to our retail sales centers. Manufacturing unit volume declined 37% to 29,272 homes, but the number of housing sections was off a lesser 34% to 51,387 due to the continuing shift in sales mix toward multi-section homes. Multi-section homes represented 73% of factory sales for the first 39 weeks of fiscal 2001 versus 63% for the 40 weeks ended January 30, 2000.

    The weakness in housing sales reflects a soft manufactured housing market that has deteriorated over the past year. During the past two years, the manufactured housing industry has been adversely affected by excessive retail inventories and restrictive retail financing conditions. Lenders have imposed more stringent credit standards, higher down payment requirements for retail buyers and higher spreads between their cost of funds and retail financing rates. Additionally, several key lenders have reduced their financing budgets, which has limited the amount of funding available to the industry. These actions, compounded with higher interest rates, have eliminated many potential buyers of manufactured homes. We anticipate that industry wholesale shipments will continue to be weak until the current inventory imbalance is resolved, the timing of which depends largely on the availability and terms of retail financing.

    Operating income, before intercompany profit adjustments, declined 69% from $67.8 million to $21.2 million, and operating margin fell from 6% to 3% of sales. Approximately $12 million, or one-fourth, of the profit decline resulted from non-recurring restructuring and impairment charges related to plant closings and downsizing initiatives. Excluding these non-recurring charges, the operating margin for our housing group was 4% for the 39 weeks ended
January 28, 2001. The non-recurring charges included $9.4 million for the writedown of plant facilities, $1.9 million for employee severance benefits and $700,000 of other costs. Gross profit margin for our housing group improved from 22% to 24% of sales, mainly as a result of lower raw material costs. More efficient material usage, improved product pricing and lower lumber costs also contributed to the higher gross margin. Housing group operating costs, excluding the aforementioned non-recurring charges, fell 22%, mainly as a result of lower product warranty and service costs, reduced selling expenses and lower employee compensation. Compensation costs reflect lower profit-based incentive compensation and staffing reductions resulting from downsizing efforts.

RETAIL HOUSING OPERATIONS

    Our retail housing division generated revenues of $459 million for the 39 weeks ended January 28, 2001, compared to $465 million in the 40 weeks ended January 30, 2000. Unit sales for the retail operation were down 6% to 10,521 homes. As a result of a change in accounting for retail credit sales, we incurred a one-time cumulative charge against earnings of $11.2 million after taxes. For the 39 weeks ended January 28, 2001, our retail division incurred an operating loss of $47.3 million before interest expense on inventory financing, compared to an operating profit of $8.3 million for the 40 weeks ended
January 30, 2000. The loss for the 39 weeks ended January 28, 2001 included non-recurring asset impairment charges totaling $10.6 million related to downsizing initiatives. The retail division also took a $9.8 million inventory writedown in the third quarter of fiscal 2001. Excluding these unusual items, the earnings decline mainly resulted from the weak manufactured housing market, lower gross margins and high selling expenses stemming from competitive market conditions, along with higher overhead costs related to the expansion of retail locations. Interest expense on inventory financing increased from $8.4 million for the 40 weeks ended January 30, 2000 to $9.4 million for the 30 weeks ended January 28, 2001, reflecting the increase in inventories associated with new store openings and higher interest rates.

RECREATIONAL VEHICLES

    Recreational vehicle revenues declined 35% to $921 million, primarily as a result of sharply lower motor home sales. Motor home revenues fell 45% to $492 million on a 49% decrease in unit volume. This decrease mainly reflects softening retail demand and high dealer inventories. Sales were also weaker for towable recreational vehicle products. Travel trailer revenues declined 21% to $344 million and folding trailer sales fell 8% to $85 million. Unit shipments for travel trailers and folding trailers were 25,148 and 14,584, respectively, representing decreases of 19% and 11%.

    Our recreational vehicle group incurred an operating loss of $43.1 million for the 39 weeks ended January 28, 2001, mainly as a result of lower sales volume. Other significant factors which influenced results included inefficiencies from lower operating rates, inventory writedowns and higher than normal operating costs for our motor home division. Also, the recreational vehicle group incurred non-recurring costs related to a plant closing and other downsizing initiatives that totaled $3.4 million for the 39 weeks ended
January 28, 2001. Recreational vehicle gross profit margin declined to 16% of sales from 19% for the first 39 weeks of fiscal 2000, due to lower motor home and travel trailer margins. The motor home division experienced higher raw material and direct labor costs, which reflect raw material inventory obsolescence and related writedowns, along with production inefficiencies at lower volume levels. Despite the decline in sales volume, recreational vehicle operating costs were virtually unchanged from the first 40 weeks of fiscal 2000. Motor home and travel trailer selling costs increased significantly as a result of dealer incentives implemented to stimulate sales. General and administrative expenses were lower, mainly due to reduced incentive compensation, which is based on profitability. General and administrative cost reduction efforts were partially offset by the impact of employee severance payments related to downsizing efforts.

SUPPLY OPERATIONS

    Our supply group contributed revenues of $24 million for the 39 weeks ended January 28, 2001, compared to $38 million for the 40 weeks ended January 30, 2000. Operating income fell 68% to $5.1 million mainly due to reduced sales volume, which was adversely affected by lower internal sales and declining external sales to the heavy truck building industry.

FISCAL 2000 COMPARED TO FISCAL 1999

CONSOLIDATED RESULTS

    Earnings for fiscal 2000 declined 22% to $83.5 million or $2.41 per diluted share compared to $107.1 million and $2.94 per share for the prior fiscal year. The earnings contraction mainly reflects reduced profits from our housing business as a result of weakening demand for manufactured housing. An increase in non-operating expenses also contributed to the earnings decline.

    Consolidated operating income fell 15% to $162 million compared to $190 million in fiscal 1999, largely as a result of an 18% decrease in combined housing profits from manufacturing and retail operations. A 5% decrease in recreational vehicle earnings and a significant increase in health insurance costs also reduced operating income.

    Revenues for fiscal 2000 rose 6% to an all-time high of $3.71 billion compared to $3.49 billion in fiscal 1999. This revenue growth resulted from healthy sales of recreational vehicles and the continuing expansion of our retail housing business.

    Gross profit margin for fiscal 2000 rose to 22.2% from 21.6% for the prior fiscal year, primarily due to the favorable effect of the growing retail housing business. The retail operation generally carries higher gross margins, and there was a positive impact on the consolidated gross profit percentage with the addition of retail gross profits combined with the elimination of intercompany manufacturing sales to retail. Manufacturing gross margin declined slightly from 20.9% to 20.6% of sales as a result of lower recreational vehicle margins.

    Operating expenses rose 17% to $661 million, and also increased as a percentage of sales from 16% to 18%. The rapidly expanding retail housing business accounted for about $60 million or 62% of the increase in operating costs in fiscal 2000. Selling expenses rose 11% to $309 million, with the retail housing operation accounting for about 40% of the increase. Higher selling costs were incurred in manufacturing operations for sales promotion and product warranty and service. General and administrative expenses of $352 million were up 23%, primarily due to the addition of $52 million in retail costs, which represented about 78% of the overall increase. The increase attributable to manufacturing was primarily due to higher costs for employee health benefits, casualty insurance and recreational vehicle product development activities. Most of the rise in the "Corporate and other" operating loss as shown in the business segment information was attributable to the cost increases in health benefits and casualty insurance. As a percentage of sales, selling expenses increased from 8.0% to 8.3% and general and administrative expenses rose from 8.2% to 9.5%.

    Non-operating items totaled a net expense of $20.6 million compared to net expense of $11.4 million for the prior fiscal year. The increase was mainly caused by a 33% reduction in investment income and a $4.5 million increase in interest expense on retail inventory floor plan financing. Investment income was lower because of reduced cash balances available for investment purposes. The rise in interest expense on inventory financing largely reflected the growth in retail inventories associated with the expansion of retail operations.

    Our effective income tax rate rose from approximately 40% in fiscal 1999 to 41% in fiscal 2000. The increase primarily reflected the impact of the amortization of goodwill recorded in conjunction with retail acquisitions, which is not deductible for tax purposes. The impact of the higher tax rate on earnings per share amounted to approximately three cents per share.

MANUFACTURED HOUSING

    Factory sales of manufactured housing declined 7% to $1.45 billion in fiscal 2000 from the prior fiscal year's record $1.56 billion. Sales figures include intercompany sales to our retail housing division of $298 million in fiscal 2000 and $179 million in fiscal 1999. Factory shipments for the year were off 10% to 59,458 homes.

    Weak market conditions in the manufactured housing industry reduced sales volume and factory operating efficiencies in fiscal 2000. Industry wholesale shipments to retailers declined since May 1999, mainly as a result of too much manufacturing and retail capacity and excess inventories in the retail sector.

    The imbalance between supply and demand was exacerbated by unfavorable developments in the financing area. During fiscal 2000, lenders increased credit standards and down payment requirements for retail buyers. These actions and higher interest rates prevented many potential buyers from purchasing manufactured homes.

    Operating income for our housing group declined 17% in fiscal 2000 to $69.4 million due to the lower sales volume. Gross profit margin improved slightly from 22.5% to 22.7% of sales, mainly as a result of modest selling price increases and stable raw material costs. Operating income is net of intercompany profit eliminated in consolidation, which amounted to $14.4 million in fiscal 2000 and $16.0 million in fiscal 1999. As a percentage of sales, operating income in fiscal 2000 was slightly below 5% compared to over 5% in fiscal 1999.

RECREATIONAL VEHICLES

    Recreational vehicle revenues in fiscal 2000 were up 11% to a record
$1.91 billion. As a result of a healthy market environment, all three of our recreational vehicle divisions posted record sales in fiscal 2000. Motor home sales increased 13% to a new high of $1.20 billion, as shipments rose 9% to 16,294 units. Towable recreational vehicle products also performed well in fiscal 2000, with travel trailer sales rising 7% to $590 million and folding trailer sales also increasing 7% to $124 million. Travel trailer shipments were up 9% to 41,936 units, while folding trailer unit volume increased 3% to 21,890.

    Recreational vehicle operating income in fiscal 2000 was $104.1 million, off 5% from the prior fiscal years record $109.9 million. As a percentage of sales, operating income fell from 6% to 5% due to lower gross profit margins and higher selling costs. Gross margins were adversely affected by changes in product mix within the motor home and travel trailer divisions, reflecting increased sales of competitively-priced products with lower profit margins. This change mainly reflects our decision to expand our product offerings to include lower-priced entry-level travel trailers and Class C motor homes, both of which represent a significant and growing part of the market. The rise in recreational vehicle selling expenses was mainly driven by higher product warranty costs for all recreational vehicle divisions and motor home sales promotion programs.

SUPPLY OPERATIONS

    Revenue for our supply group rose 15% to $50 million in fiscal 2000, up from $44 million in fiscal 1999. The increase mainly reflects higher sales from fiberglass manufacturing operations. Operating income of $20.5 million in fiscal 2000 was up 26% from fiscal 1999 as a result of the higher fiberglass sales, as well as volume increases related to imported parts and components.

RETAIL HOUSING OPERATIONS

    Fleetwood's retail housing division recorded revenues of $592 million in fiscal 2000 on the sale of 14,528 homes relative to revenues of $332 million on the sale of 8,255 homes in fiscal 1999. Operating income, before interest expense on inventory floor plan financing, declined to $3.8 million from $4.9 million in fiscal 1999. Although sales volume improved with the continuing expansion in the number of retail outlets, profits were constrained by the challenging market environment and higher operating costs. As expected, higher operating costs were incurred for new store openings and the building of infrastructure and systems for this new business. The retail business commenced operations in fiscal 1999, and grew rapidly to 243 retail sales centers as of April 30, 2000. Interest expense for inventory financing, a non-operating expense, increased to $10.8 million in fiscal 2000 from $6.3 million in fiscal 1999.

FISCAL 1999 COMPARED TO FISCAL 1998

    For a comparison of fiscal 1999 compared to fiscal 1998, please see the discussion contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 6, 2000.

LIQUIDITY AND CAPITAL RESOURCES

    We have historically relied upon internally generated cash flows to satisfy working capital needs and to fund capital expenditures. In recent periods, however, we have used external funding sources to supplement internal cash flows due to greater working capital requirements. There was virtually no cash provided by operating activities for the 39 weeks ended January 28, 2001, compared to $19.9 million provided by operating activities during the 40 weeks ended January 30, 2000. Cash and cash equivalents declined from $137.8 million at January 30, 2000 to $102.8 million at January 28, 2001. The reduced level of cash and cash equivalents in fiscal 2001 largely resulted from unprofitable operations.

    Cash outlays in the first 39 weeks of fiscal 2001 included $13.8 million in dividends to shareholders and $26.5 million for net capital expenditures. Dividends for the 40 weeks ended January 30, 2000 were $18.7 million and net capital expenditures totaled $42.4 million. We are in the process of negotiating arrangements for additional outside financing to support expected future working capital needs, to replace the $80 million in senior debt and to reduce our existing inventory flooring liability. If negotiations are successfully completed, we believe that these credit facilities are likely to be in place sometime during the first quarter of fiscal 2002. We discuss these negotiations in greater detail below in the section entitled "Management's Discussion and Analysis--Recent Developments--Senior Debt Refinancing," beginning on page 42 of this prospectus.

    In our management's opinion, the combination of existing cash resources, expected future cash flows from operations, expected additional outside financing and available lines of credit will be sufficient to satisfy our foreseeable cash requirements for the next 12 months. For a discussion of the factors that can materially adversely affect our liquidity and capital resources, please read the section titled "Risk Factors," beginning on page 19 of this prospectus.

RECENT DEVELOPMENTS

PRELIMINARY SALES RESULTS

    On May 3, 2001, we announced preliminary results of sales for the fourth quarter and fiscal 2001. Sales of recreational vehicles and manufactured homes generated revenues of $2.53 billion on a combined basis, a decline of 33% compared to revenues of $3.77 billion for the prior fiscal year. Sales for the fourth quarter were $545 million, a decline of 40% from sales of $906 million in the fourth quarter of the prior fiscal year.

    Sales of recreational vehicles for fiscal 2001 were $1.21 billion, a decline of 37% compared with sales of $1.92 billion for the prior fiscal year. Motor home sales dropped to $638 million from $1.20 billion in the prior fiscal year; travel trailer sales for fiscal 2001 declined to $452 million from $599 million in the prior fiscal year; and folding trailer sales declined to $117 million from $129 million in the prior fiscal year.

    Recreational vehicle sales for the fourth quarter of fiscal 2001 were $289 million, a decline of 42% compared with sales of $500 million for the corresponding quarter in the prior fiscal year. Each recreational vehicle division posted lower fourth quarter revenues than it had in the fourth quarter of the prior fiscal year. Motor home sales fell to $155 million compared with $307 million one year ago. In the towable recreational vehicle categories, travel trailer sales declined from $160 million in the fourth quarter of fiscal 2000 to $106 million in the quarter ended April 2001, and folding trailer sales declined from $33 million in the fourth quarter of fiscal 2000 to about
$29 million in the fourth quarter of fiscal 2001.

    Sales of manufactured housing for fiscal 2001 were $1.29 billion, a decline of 28% compared with $1.80 billion in the prior fiscal year. Sales for fiscal 2001 included $737 million from manufacturing operations and $553 million from retail stores. Sales for the comparable period in the prior fiscal year were $1.21 billion and $592 million, respectively. Gross manufacturing sales, including intercompany sales of $243 million, were approximately $979 million in fiscal 2001 compared with $1.52 billion, including intercompany sales of $312 million, for the prior fiscal year.

    During the fourth quarter of fiscal 2001, manufactured housing revenues declined by 37% to approximately $247 million compared with $394 million in the corresponding quarter of the prior fiscal year. Manufactured housing sales for the quarter included net manufacturing sales of $153 million to independent retailers and retail sales of $94 million from our company-owned sales centers, which compares with $267 million and $127 million, respectively, for the corresponding quarter in the prior fiscal year. Fourth quarter fiscal 2001 gross manufacturing sales declined 44% to $187 million, including intercompany sales of $34 million to our company-owned retail stores, from $332 million in the fourth quarter of fiscal 2000, including intercompany sales of $65 million to our company-owned retail stores.

BUSINESS OUTLOOK

    We do not expect to report that we operated profitably during the fourth quarter of fiscal 2001. Results of sales for the fourth quarter of fiscal 2001 were adversely affected by continuing weakness in the manufactured housing market and the slowdown in recreational vehicle sales and these trends have continued into the first quarter of fiscal year 2002. We will also incur further charges for the fourth quarter of fiscal 2001 for impairment, restructuring and downsizing initiatives. For about two years, the manufactured housing industry has been adversely affected by excess capacity, high retail inventories and a slowing of retail sales caused by restrictive financing conditions. Competition from repossessed homes, together with more stringent lending standards and relatively high interest rates, contributed to the further decline in the fourth quarter of fiscal 2001. Although industry manufacturing and retail capacity have been reduced, weak market conditions are expected to continue until the inventory imbalance is resolved. To a large degree, the length of the inventory adjustment period will depend on retail financing conditions.

    In the recreational vehicle sector, which has tended to be a leading economic indicator, retail demand for motor homes began to weaken immediately after the stock market began to show signs of weakness late in fiscal 2000, and dealers began to reduce their relatively high inventories at that time. In addition, a softening of demand for travel trailers emerged in the third quarter of fiscal 2001. These factors led to a slowdown in factory shipments, which persisted throughout fiscal 2001 and is continuing in the first quarter of fiscal 2002. The lower recreational vehicle sales levels experienced in fiscal 2001 have also continued in the first quarter of fiscal 2002. We believe we will report that the combination of reduced sales and margin pressure have had a noticeable adverse impact on the profitability of the recreational vehicle group in the final quarter of fiscal 2001, and have continued into the first quarter of fiscal 2002.

SENIOR DEBT REFINANCING

    Because of cyclical downturns in both of our industries and the other factors described in this section, we posted net losses for each of the first three quarters of fiscal 2001 and we expect to post a net loss also for the fourth quarter of fiscal 2001. As a result of the balance sheet impact of these cumulative losses, we notified Prudential in February 2001 that we were in violation of certain balance sheet covenants related to our senior unsecured notes held by Prudential. At the same time, we informed Prudential that we intended to remedy the violations through a debt restructuring based on a proposal from Bank of America to provide us with a loan commitment for a senior secured credit facility totaling $260 million.

    Following negotiations with Prudential, we entered into a forbearance agreement with Prudential dated April 23, 2001. Under the terms of the agreement, Prudential agreed to delay the enforcement of its remedies, principally involving acceleration of its debt. We have since agreed to a principal repayment on one of the Prudential notes in the amount of $4.3 million, plus accrued interest. Meanwhile, we have received a commitment for financing from Bank of America, subject to certain conditions, and we are in the process of negotiating the terms of the financing proposed by Bank of America.

    The secured facility, led by Bank of America, will be structured as a three-year, $230 million syndicated revolver with an additional $30 million available as a one-year term loan. There is no assurance that we will be able to execute definitive documentation with Bank of America. In any event, the closing of the facility would be subject to certain contingencies, including the successful syndication of the facility and the absence of material adverse changes in our business and operations. The facility is to be secured by substantially all of our assets except certain inventories and the cash value of our company-owned life insurance. If it can be completed, we believe the new facilities would be completed and funded during our first quarter in fiscal 2002.

    If we obtain funds from the new facility, we intend to apply them as follows:

    - To utilize approximately $80 million to retire the remaining principal balance of the Prudential notes, along with payment of interest and a yield maintenance penalty;

    - To reduce the outstanding retail flooring liability to Conseco;

    - To retire the remaining balance of motor home chassis flooring at the time of funding;

    - To secure standby letters of credit that primarily underwrite self-insured workers' compensation programs at manufacturing plants in various states; and

    - To utilize the remainder, net of an excess required by Bank of America pursuant to the loan agreement, for general corporate purposes.

NEW ACCOUNTING PRONOUNCEMENTS

    During the first quarter of fiscal 2000, the Emerging Issues Task Force
(EITF) issued pronouncement No. 00-14 "Accounting for Certain Sales Incentives." EITF No. 00-14 addresses the recognition, measurement and statement of earnings classification of various sales incentives such as coupons, rebates and other discounts and we adopted this pronouncement during the fourth quarter of fiscal 2001. As a result, certain sales incentives that were previously accounted for as selling expenses were treated as a reduction in revenue.

    During the second quarter of fiscal 2001, the EITF also issued pronouncement No. 00-10 "Accounting for Shipping and Handling Fees and Costs." EITF No. 00-10 governs the accounting treatment and classification of our delivery revenues and certain of our delivery expenses and was also adopted by us during the fourth quarter of fiscal 2001. The adoption of this EITF affected the classification of revenues from shipments to customers and certain expenses related to shipping and handling of our product and did not affect our net income (loss). Sales figures as reported above in the section entitled "Management's Discussion and Analysis--Recent Developments--Preliminary Sales Results," beginning on page 41 of this prospectus, have been adjusted to incorporate EITF No. 00-10 and EITF No. 00-14. The net effect has been an overall increase in reported sales figures of approximately 1% for the 39 weeks ended January 28, 2001 and 2% for the 40 weeks ended January 30, 2000. Sales figures reported elsewhere in this prospectus have not been adjusted to incorporate EITF No. 00-10 and EITF
No. 00-14.

                                    BUSINESS

GENERAL

    We are the nation's largest manufacturer of recreational vehicles, including motor homes, travel trailers, folding trailers and slide-in truck campers, and one of the nation's largest producers and retailers of manufactured housing. For the 39 weeks ended January 28, 2001, we sold 45,849 recreational vehicles. In calendar 2000, we had a 23% share of the overall recreational vehicle market, consisting of a 22% share of the motor home market, a 19% share of the travel trailer market and a 40% share of the folding trailer market, and in each of these categories we held the leading market share. For the 39 weeks ended January 28, 2001, we shipped 29,272 manufactured homes and were the second largest producer of HUD-Code homes in the United States in terms of units sold. In calendar 2000, we also had a 3% share of the single-family housing market and an 18% share of the manufactured housing market.

MANUFACTURED HOUSING

    INDUSTRY OVERVIEW. A manufactured home is a single-family house constructed entirely in a factory environment rather than at the home site, and is constructed in accordance with HUD construction and safety standards. There are two basic categories of manufactured housing: single-section and multi-section. The manufactured housing industry has grown significantly since 1991. According to the Manufactured Housing Institute, domestic shipments increased from 170,713 homes in calendar 1991 to 372,843 homes in calendar 1998, before declining to 250,550 in calendar 2000. Total retail sales increased from approximately
$4.7 billion in calendar 1991 to more than $12.0 billion in calendar 2000. In addition, the manufactured housing industry's share of new single-family housing increased significantly, from about 17% in calendar 1991 to 24% in calendar 1998, before declining to 17% in calendar 2000. We believe that the growth in the last decade resulted from increasing consumer acceptance of and preference for manufactured housing, which was driven by the following:

    - improved product quality and design, and enhanced features;

    - the significant disparity in the average price per square foot between site-built housing and manufactured housing;

    - favorable demographic and regional economic trends;

    - improving business practices in the manufactured home retail industry; and

    - increased attractiveness of financing terms available to manufactured housing retailers and consumers.

    As acceptance of manufactured housing has increased among higher income buyers, demand has shifted toward larger, multi-section homes, which accounted for 64% of industry shipments in calendar 2000, up from 47% in calendar 1991. The industry decline in calendar 2000 reflects excessive retail inventories and constricted availability of retail financing.

    Approximately 68% of the manufactured homes produced in the United States in calendar 1999 were placed on individually owned lots. The balance were located on leased sites in manufactured housing communities. Most manufactured housing is sold in rural regions and towns outside of major urban areas.

    Today's manufactured homes offer customers similar quality to many site-built homes at a much more affordable price. Manufactured homes are constructed in a factory environment utilizing assembly line techniques, which allows for volume purchases of materials and components and more efficient use of labor. The quality of manufactured homes has increased significantly over the past 20 years, as manufactured home producers offer most of the amenities of site-built housing and generally build homes with the same materials as site-built homes. Many features associated with new site-built homes are included in manufactured homes, such as central heating, name brand appliances, carpeting, cabinets, walk-in closets, vaulted ceilings, wall coverings and porches. In addition, optional features include such amenities as fireplaces, wet bars, spa tubs and garages, as well as retailer-installed options such as central air conditioning and furniture packages.

    The manufactured housing industry is cyclical, and is affected by general economic conditions and consumer confidence. It has also, however, been adversely affected for the past two years by excess capacity, high retail inventories and a slowing of retail sales. This has largely been caused by restrictive financing conditions. High inventories have also been caused by the rapid over-expansion of the retail distribution network and retailers' inflated expectation of future business. With respect to financing conditions, interest rates are generally higher and the terms of loans shorter than for site-built homes. In addition, some lenders have abandoned the business of extending loans to finance the purchase of manufactured homes. Thus, financing for manufactured homes has become more expensive and more difficult to obtain than financing for site-built homes. Similarly, a large number of defaults on loans that were previously made by retail lenders to less-qualified applicants has resulted in an excessive number of repossessions, and manufacturers must compete with resellers of these repossessed homes. Further, relatively higher interest rates in the first quarter of calendar 2001 contributed to a decrease in consumer demand for new manufactured housing. Industry manufacturing and retail capacity have been reduced in response to this inventory imbalance, but we expect weak market conditions will continue until the retail imbalance is resolved, and this will depend to a large degree on the continued availability of retail financing, as well as on a reduction in the number of retail dealers.

    OUR MANUFACTURED HOUSING BUSINESS. We are the second largest producer of HUD-Code manufactured housing in the United States in terms of units sold, and distribute our products through a network of approximately 1,380 retailers in 48 states. At January 28, 2001, we controlled 237 retail locations under the name Fleetwood Retail Corp., with the balance of approximately 1,140 locations owned and operated by independent retailers. In calendar 2000, approximately 88% of our manufactured homes were shipped to retailers in the 20 states with the highest retail sales, including Texas, North Carolina, Georgia, Florida and Tennessee. Our share of the manufactured housing market, based on shipments to retailers, was 18% in calendar 2000 and we are a leading producer of both single-section and multi-section manufactured homes.

    We held a 17% share of the single-section manufactured housing market in calendar 2000, as measured by shipments to retailers. Our single-section homes range in size from 550 square feet to 1,290 square feet. For the 39 weeks ended January 28, 2001, our average single-section home retailed for approximately $23,000 (excluding land costs) and single-section homes represented approximately 27% of our manufactured housing unit shipments. Our single-section homes are designed for the affordable housing market that includes first-time, retiree and value-oriented buyers.

    We held a 18% share of the multi-section manufactured housing market in calendar 2000, as measured by shipments to retailers. Our multi-section homes range in size from 930 square feet to 2,340 square feet. For the 39 weeks ended January 28, 2001, our multi-section homes sold for an average retail price of approximately $41,000 (excluding land costs) and multi-section homes represented approximately 73% of our manufactured housing unit shipments.

MANUFACTURED HOUSING--RETAIL

    INDUSTRY OVERVIEW. With the exception of several vertically integrated entities, most companies in the manufactured housing industry, including us, traditionally marketed their homes through independent retailers. In recent years, however, certain manufactured housing producers began to acquire retailers. These acquisitions occurred for a variety of reasons, including manufacturers' desire to control retail distribution and upgrade marketing and merchandising efforts, including brand name development. Additionally, a number of financial consolidators and residential developers have entered the manufactured housing industry by acquiring retailers. For instance, in the first half of calendar 1998, certain of our competing manufacturers announced acquisitions of several of our important retailers, which collectively accounted for approximately $277 million in purchases from us. These developments created a risk that independent distribution channels for our homes would not be as readily available as they had been in the past.

    One factor leading to the current imbalance between retail inventories and consumer demand in the manufactured housing industry is the large number of retail dealers, each of which must maintain adequate inventory at its dealer location to appeal to potential customers. A reduction in the number of financially weaker dealers likely would be a factor in resolving this retail imbalance. In addition, the acquisition of retailers by manufactured housing producers may result in an increase in the number of retail outlets having an exclusive relationship with a particular manufacturer.

    OUR MANUFACTURED HOUSING--RETAIL BUSINESS. In order to protect our distribution channels and to take advantage of business opportunities in the manufactured housing retail industry, we acquired HomeUSA, Inc., the nation's largest independent retailer of manufactured homes. In addition, we completed several other acquisitions of independent retailers during fiscal 1999 and fiscal 2000. We also expanded our company-owned retail network through the development of new "greenfield" locations. The combination of these two strategies carried us to a high of 243 stores in October 2000. Since then, as the retail market for manufactured housing has continued to slow down and losses in our retail operation have risen, we have implemented a downsizing strategy to better match our retail capacity to market demand. By assigning management of certain locations to third parties, and closing and selling other locations, we have reduced the number of stores that we own to 188 at the end of fiscal 2001. We expect that these downsizing efforts will extend into fiscal 2002 until we achieve a target level of about 150 stores.

RECREATIONAL VEHICLES

    INDUSTRY OVERVIEW. Recreational vehicles include motor homes, travel trailers, folding trailers and slide-in truck campers. Recreational vehicles are either driven or towed and are primarily used for vacations, camping trips and other leisure activities.

    A motor home is a self-propelled mobile unit used primarily as a temporary dwelling during vacation and camping trips. It consists of a truck or bus chassis with a living unit built onto it. The living area and driver's compartment are designed and produced by the recreational vehicle manufacturer. Motor homes are classified by the Recreational Vehicle Industry Association
(RVIA) into three categories: Class A, Class B and Class C. Conventional, or Class A, motor homes are constructed directly on medium-duty truck chassis which include the engine and drive train components. They are fully self-contained, typically include a driver area and kitchen, bathroom, dining and sleeping accommodations for four to eight people, and have such optional features as air conditioning, an auxiliary power generator and home electronics such as a stereo, television and VCR. Class B models are panel-type trucks to which sleeping, kitchen and toilet facilities are added. These models also have a top extension added to them for more head room. Since we do not manufacture Class B motor homes, the Class B motor home comparison is not included in this prospectus. Compact, or Class C, models are mini motor homes, built on a cut-away van-type chassis, onto which the manufacturer constructs a living area with access to the driver's compartment. Class C models have basically the same features and options as Class A products.

    RVIA reported factory shipments of 41,000 Class A motor homes and 16,500 Class C motor homes for calendar 2000. These figures compare to shipments of 23,500 Class A motor homes and 15,200 Class C motor homes as reported by RVIA for calendar 1991. There are numerous competitors and potential competitors in this industry. The five largest manufacturers, including us, represented approximately 69% of the combined Class A and Class C motor home markets for calendar 2000. Our sales represented approximately 22% of the combined Class A and Class C markets for calendar 2000.

    There are two major classes of towable recreational vehicles: travel trailers and folding trailers. Travel trailers are designed to be towed by pickup trucks, vans or other tow vehicles, and are similar to motor homes in use and features. Typically, travel trailers include sleeping, eating and bathroom facilities and are self-contained units with their own lighting, heating, refrigeration, fresh water storage tanks and sewage holding tanks so that they can be used for short periods without being attached to utilities. RVIA identifies travel trailers as being either conventional or fifth-wheel trailers. For calendar 2000, RVIA reported factory shipments of 114,500 conventional trailers and 62,300 fifth-wheel trailers, compared to shipments of 49,300 and 28,300, respectively, for calendar 1991. The five largest manufacturers in calendar 2000, including us, represented approximately 61% of the total travel trailer market.

    The other major class of towable recreational vehicles, folding trailers, are smaller and lighter than their travel trailer counterparts and are consequently less expensive and easier to tow. Folding trailers typically include sleeping and eating facilities, fresh water storage and either a built-in icebox or a refrigerator. RVIA reported shipments of 51,300 folding trailers in calendar 2000, which number was significantly higher than the 33,900 shipments in calendar 1991. Of all of the markets for recreational vehicles, the folding trailer market is the most concentrated, with the five largest manufacturers, including us, holding almost 84% of the market in calendar 2000.

    Slide-in truck campers represent another class of towable recreational vehicles, but have a less significant presence in the towable sector. Slide-in truck campers are similar to travel trailers in terms of use and features, but are designed to fit in the bed of a pickup truck. For calendar 2000, RVIA reported factory shipments of 11,100 slide-in truck campers, compared to shipments of 9,600 for calendar 1991.

    Sales of recreational vehicles tend to be a leading economic indicator, and indeed sales started to decline when the stock market began to show signs of weakness late in fiscal 2000. Dealers began to reduce inventories of motor homes at that time. Demand for towable recreational vehicles also began to soften later in fiscal 2001. Recreational vehicles typically are a discretionary purchase for consumers, and sales are therefore affected principally by general economic conditions and consumer confidence, and to a lesser extent by fuel availability and prices. Retail financing conditions have historically been a somewhat less significant factor affecting the recreational vehicle industry than the manufactured housing industry since the finance industry has continued to participate in this market at substantially the same levels as previously. In addition, purchasers of recreational vehicles generally present a more affluent profile than purchasers of manufactured homes, such that purchasers of recreational vehicles are more likely to obtain satisfactory financing and are less likely to default on their loans than are purchasers of manufactured homes.

    OUR RECREATIONAL VEHICLE BUSINESS. We have been the leading producer of recreational vehicles in the United States since 1973 and distribute our products through a network of approximately 1,140 independent retailers in 49 states and Canada. In calendar 2000, approximately 80% of our recreational vehicles were shipped to retailers in the 25 states with the highest retail sales, including California, Texas, Michigan, Florida and Ohio. In the same period, we were the market share leader in terms of units sold in all but one of the top 25 recreational vehicle states. Our total unit sales for Class A motor homes and Class C motor homes were 11,100, 16,000 and 14,400, which represented a market share of 19%, 24% and 24% for the calendar years 2000, 1999 and 1998, respectively.

    We manufacture motor homes under the brand names FLAIR, STORM, TERRA, FIESTA, BOUNDER, PACE ARROW, SOUTHWIND, PACE ARROW VISION, EXPEDITION, BOUNDER DIESEL, DISCOVERY, AMERICAN TRADITION, AMERICAN DREAM, AMERICAN EAGLE, AMERICAN HERITAGE, TIOGA and JAMBOREE. Our Class A motor homes are available in a variety of models ranging in length from 25 to 45 feet and retail for an average price of approximately $118,000. Class C units are available in various models ranging in length from 19 to 31 feet and retail for an average price of approximately $54,000. For calendar 2000, five of the industry's 12 top-selling Class A motor homes were manufactured by us, as well as two of the top five Class C motor homes.

    We manufacture a variety of travel trailers under the PROWLER, TERRY, WILDERNESS, MALLARD, PIONEER and AVION brand names. Most of our travel trailers are 8 feet wide, vary in length from 18 to 39 feet (including trailer hitch) and retail for an average price of approximately $17,500. For calendar 2000, three of the industry's five top-selling travel trailers were manufactured by us.

    We are the largest manufacturer of folding trailers under the industry-leading trademarks, Coleman-Registered Trademark- and Coleman Parallelogram with Lantern Logo-Registered Trademark-. Our folding trailers range in length from 17 to 26 feet when deployed and retail for an average price of approximately $7,500.

    We also produce slide-in truck campers at one of our travel trailer factories under the brand names CARIBOU, ELKHORN and ANGLER. Most of our slide-in truck campers vary in length from 8 to 11 feet and retail for an average price of approximately $13,000.

COMPETITIVE ADVANTAGES

    We believe that we have certain competitive advantages as described below.

    COMMITMENT TO QUALITY AND CUSTOMER SATISFACTION. Our quality improvement process focuses on increasing customer satisfaction by improving the quality and design of Fleetwood products and enhancing the customer's shopping experience. In this regard, we have developed a number of ongoing processes, including:

    - designing our products with materials that frequently exceed government requirements and industry standards;

    - training both our employees and our retailers' employees in customer satisfaction techniques and quality improvement procedures;

    - providing additional services, such as comprehensive training of our retailers' employees and contractors regarding proper installation techniques for manufactured homes;

    - offering some of the most extensive warranties in the manufactured housing and recreational vehicle industries; and

    - responding quickly and effectively to customer inquiries and concerns.

    We use independent consumer surveys to determine whether retail customers are satisfied with the quality of our products and the level of service provided by us and the retailer. An independent consumer research firm conducts telephone surveys and communicates customer responses to our manufacturing entities and retailers to reinforce quality performance and minimize customer problems. Each year, specific customer satisfaction goals are established for our manufacturing operations and independent retailers. Retailers who meet these performance standards are recognized with our Circle of Excellence Award, and our manufacturing centers are similarly honored for meeting targeted levels of customer satisfaction. We believe that these efforts have resulted in increased awareness by our employees and retailers of the importance of product quality and service, which in turn has significantly improved our customer satisfaction ratings.

    FOCUS ON ENGINEERING AND INNOVATIVE PRODUCT DEVELOPMENT. We conduct our product development activities on a national basis for recreational vehicles and on a regional basis, in order to reflect regional preferences and trends, for manufactured housing. As a result of our approach to product development in our manufactured housing business, for instance, we have introduced multi-story housing in some urban communities in select regions. During fiscal 2001, our recreational vehicle group invested significant time and resources into the redesign and reengineering of our product development function. With the assistance of an outside consulting firm, specializing in the Product Development Process (PDP) that is patterned largely after methodologies employed by Japanese automobile manufacturers, we undertook a comprehensive review of our approach to the development of new products. Upon completion of the review, the consulting firm issued a broad set of recommendations calling for comprehensive changes to our approach. To ensure successful implementation of the recommendations, we recruited and employed the seasoned consultant that headed up the outside team, leveraging his significant automotive experience. We have appointed this individual to the position of vice president of recreational vehicle product development, with overall responsibility for both travel trailer and motor home product development functions.

    Our new system, which is currently being phased in, is designed to facilitate a faster response to market changes. Under this system, product development projects will be carefully evaluated throughout the process from a business perspective, and we are developing new products and product enhancements through an integrated approach that involves cross-functional teams including engineering, manufacturing and marketing personnel. We also integrate feedback received through our customer surveys into our product development process. As a result, we believe that we are able to proactively design and manufacture products that address both industry trends and specific customer requirements in an efficient, cost-effective and timely manner. The system is designed to enforce the disciplines required to deliver quality products. Amounts spent on engineering and product development totaled approximately
$15.0 million for the 39 weeks ended January 28, 2001 and $15.9 million for the 40 weeks ended January 30, 2000.

    EXPERIENCED MANAGEMENT TEAM. We and our manufactured housing and recreational vehicle group's benefit from the significant experience of our senior managers, many of whom have over 20 years of operating expertise with us. As previously noted, both of our core businesses are subject to significant cyclical swings, similar to the one we are presently experiencing. Current circumstances in our industries are not unlike those encountered in previous downturns in the 1979-80 and 1990-91 periods. Many of our managers have previously executed through times such as these and possess valuable know-how and skills that are uniquely suited to our current challenges.

OUR BUSINESS STRATEGY

    Our goals are to enhance our position as the leading provider of affordable, high quality manufactured homes and recreational vehicles, to sustain long-term profitable growth, and to enhance shareholder value by generating returns in excess of our cost of capital. The key components of our business strategy are described below.

    PROVIDING THE BEST PRODUCT AND VALUE PROPOSITION TO OUR CUSTOMER. We remain committed to consistently offering the highest quality product at an attractive value that is not necessarily price driven. Recognizing the differences between the buyer populations of each of the segments of our business, but not differences in expectations of high quality standards, we aim to achieve the value proposition by focusing on the individual needs and preferences of the buyer populations at different price points by product and at scale. We employ our competitive advantages of commitment to loyalty and satisfaction at the front-end of the consumer experience in areas such as design and quality manufacturing as evidenced by our thorough customer service and warranty follow-up practices. We are also effective at controlling cost factors despite high quality standards because of our critical mass at the production level in such areas as volume cost absorption, purchasing efficiencies, and a leverageable fixed infrastructure. Our focus on engineering and innovative product development enables us to design and produce products that address ever-changing consumer preferences at the business unit level for recreational vehicles and at the regional factory floor for manufactured housing. For example, because of the affluence of the recreational vehicle buyer and the discretionary nature of the recreational vehicle purchase, the design process is critical and is embedded throughout the development, manufacturing and marketing cycle and those costs are absorbed over significant unit volumes because of the economies of our market penetration and volumes. Our customers expect consistency and quality because of the brand reputation and awareness in the market of our products. Finally, we believe that the customer's experience with our products remains consistent through changing economic and social cycles because of the depth and background of our management who have extraordinary experience at managing in different environments and quickly responding to change.

    UPGRADING AND EXPANDING OUR RETAIL DISTRIBUTION NETWORKS. Since 1991, we have reduced the number of independent retail distribution centers approved to sell our manufactured housing products from approximately 1,800 to about 1,400 at January 28, 2001. We believe that this action has allowed us to focus our efforts on larger retailers that share our approach to merchandising homes and customer satisfaction. Historically, we have not focused on exclusive retailer arrangements and most retailers sold competitive lines; however, in recent years, we have developed exclusive retailer arrangements. Currently, approximately 56% of our manufactured housing retailers are exclusive, up from approximately 30% six years ago. During fiscal 2000, our housing group introduced the Pinnacle Retailer Program, which is designed to encourage more exclusive retailer relationships. This program includes a number of attractive retailer incentives, including funding for signage and additional marketing support not available to non-exclusive retailers. We have increased our efforts to develop and implement retail "best practices" for our retailers through our sponsored training programs and manuals. Topics of recent training seminars have included professional selling techniques and proper home installation procedures. We actively seek to expand our manufactured housing retail network by adding retailers that meet our criteria.

    With respect to recreational vehicles, we are actively implementing "best practices" across our retail network and developing programs to increase the share of our products sold by independent retailers. This last initiative also includes increasing the number of exclusive recreational vehicle retailers. In addition, we have developed private label recreational vehicle programs to expand retail sales through distribution channels that traditionally have not sold recreational vehicles.

    PROMOTING AND EXPANDING RECOGNITION OF THE "FLEETWOOD" BRAND NAME. We seek to expand consumer awareness of the "Fleetwood" name in both our manufactured housing and recreational vehicle operations. Beginning in fiscal 1997, we began working with selected manufactured housing retailers to develop "Fleetwood Home Centers," which exclusively carry our products, have consistent signage identifying the location as a Fleetwood Home Center and meet our highest standards for home presentation and customer satisfaction. As of January 28, 2001, we had facilitated the opening of 156 Fleetwood Home Centers, 94 of which were owned by us. We have promoted the Fleetwood Homes "Quality for Life" theme through a major national advertising campaign, including television, radio, direct marketing, print, billboards and outdoor advertising.

    In the recreational vehicle group, we have leading brand names in each segment. However, we seek to promote each individual brand as a part of the Fleetwood family of recreational vehicles. As an example, we are sponsoring a NASCAR driver and team, Dale Jarrett and the Robert Yates Racing Team. As part of the sponsorship arrangement, we have our logo on Dale Jarrett's race car and equipment. We have also been involved in other NASCAR promotions and believe that the large NASCAR audience, estimated at 90 million, aligns with our targeted customer categories for recreational vehicles.

SALES AND DISTRIBUTION OF OUR PRODUCTS

    Consistent with industry practice, we have historically marketed our products through many independent retailers, none of which individually accounted for a material part of our total sales. We expect this industry practice to continue with respect to recreational vehicles. However, the acquisition activity in recent years in the retail sector of the manufactured housing industry has prompted us to modify our manufactured housing sales and distribution strategies. We have responded to this industry trend by upgrading our manufactured home retail distribution network, developing alternatives to replace retailers purchased by competitors, and promoting and expanding recognition of the Fleetwood brand name through exclusive "Fleetwood Home Centers" and through our own retail strategies, including acquisitions and the opening of stores owned by us. Our entry into the manufactured housing retail business required that we maintain an inventory of finished homes for purposes of display and immediate sale to retail homebuyers. This is a distinct departure from our manufacturing policy of building homes to order and not maintaining factory inventories of completed homes. Largely as a result of the move into the retail business, inventories increased sharply during fiscal 2000, rising from $261.1 million at January 24, 1999 to $315.8 million at January 30, 2000. Reflecting weaker market conditions, inventories declined to $324.1 million at January 28, 2001.

    As part of the sales process, we offer purchasers of our recreational vehicles comprehensive one-year warranties against defects in materials and workmanship, excluding only certain components separately warranted by a supplier. The warranty period for motor homes is one year or until the unit has been driven 15,000 miles, whichever occurs first, except for structural items, which are covered for three years. Our recreational vehicle group has recently installed an electronic dealer communications network that facilitates the processing of product warranty claims and parts ordering. With respect to manufactured homes, our warranty now covers a two-year period, and includes coverage for factory-installed appliances. Prior to March 1, 2000, our home warranty covered a one-year period, except for structural, plumbing, heating and electrical systems, which were covered for five years. Beginning in fiscal 2001, we have been offering an optional three-year extended warranty service contract under the name "Fleetguard" for our home buyers who wish to purchase it. Our annual expenses for product warranties and service were approximately
$103.3 million for the 39 weeks ended January 28, 2001 and $114.9 million for the 40 weeks ended January 30, 2000. We believe that our warranty program is an investment that enhances our reputation for quality and reliability.

FINANCING OF OUR PRODUCTS

    Sales of recreational vehicles and manufactured housing are generally made to retailers under commitments by financial institutions that have agreed to finance retailer purchases. Product financing for recreational vehicles is currently readily available from a variety of sources including commercial banks, savings and loan institutions, credit unions and consumer finance companies. With respect to manufactured housing, wholesale and retail financing has historically been provided by similar lending sources, although highly concentrated with a few very large institutions. Our experience is that Conseco Finance Corp., GreenPoint Financial Corp. and Associates First Capital Corporation provided approximately two-thirds of our retail financing and our management believes that this level of lender concentration is representative of the manufactured housing industry. Associates, which had been a very important lender for our retailers during the 1990s, announced in January 2000 that it was discontinuing its manufactured housing finance business. In addition, several other smaller lenders have exited the business during the past 18 months. Conseco, which acquired Green Tree Financial Corp. and is the largest manufactured housing lender, has recently been affected by adverse loan experience, higher funding costs and liquidity issues. Repossessions have increased in past months due to the fact that some lenders had made loans 18 to 36 months earlier to less qualified applicants, and a significant number of these borrowers had begun to default on their loans, resulting in a large number of repossessions of these homes. The result has been a reduction in Conseco's manufactured housing finance volume, along with less favorable financing terms for wholesale and retail borrowers. Therefore, manufactured housing lenders in general have recently experienced higher loan losses and a more difficult funding environment. Access to the asset-backed securities market as a source of funding similarly has been constricted and the cost of funds has risen sharply. Lenders have reacted by tightening credit standards for manufactured housing borrowers and by increasing interest rate spreads significantly. These unfavorable developments have created a very restrictive retail financing environment which in turn has constrained sales activity at both the wholesale and retail levels.

    Until May 1996, we owned Fleetwood Credit Corp., which provided a substantial portion of the wholesale and retail financing for sales of our recreational vehicles. We sold Fleetwood Credit Corp. to Associates in May 1996. In connection with the sale, an agreement was signed to assure continuing cooperation between us and Associates and to facilitate wholesale and retail financing for our retailers and customers. Early in calendar 1999, Fleetwood Credit Corp. was sold by Associates to Bank of America. We agreed to an assignment of the operating agreement to the new owner. Under the agreement, we agreed not to promote any other finance company's recreational vehicle financing programs so long as Fleetwood Credit Corp. remains competitive.

OUR PRINCIPAL PROPERTIES

    We own our executive offices which are located at 3125 Myers Street in Riverside, California. The corporate administrative offices, which occupy 173,500 square feet, are situated on parcels of land owned by us, totaling approximately 18.1 acres. Our manufactured housing regional offices are located in California, Florida and Texas and occupy a total of 16,400 square feet of leased office space. We also own additional property and buildings utilized for manufacturing, research and development and administrative purposes, which, for the most part, are owned by us.

    At January 28, 2001, we controlled 237 retail sales locations in 25 states, of which 21 were owned and 216 were leased from third parties. For the 39 weeks ended January 28, 2001, the lease expense related to these properties was approximately $9.7 million.

    At the end of fiscal 2001, we had 56 active facilities, 52 of which were manufacturing operations (28 manufactured housing, 13 travel trailers, 5 motor homes, 1 folding trailer and 5 supply) and 4 that were service facilities (2 manufactured housing and 2 motor homes). One of the motor home service facilities in Riverside, California is currently being converted for partial use as a manufacturing operation. At the end of fiscal 2000, we had 63 active facilities, 61 of which were manufacturing operations (36 manufactured housing, 14 travel trailers, 5 motor homes, 1 folding trailer and 5 supply) and 2 motor home service facilities.

    We also had 16 idle manufactured housing facilities at the end of fiscal 2001 and 10 idle facilities, including a deactivated service facility, at the end of fiscal 2000. During fiscal 2001, active manufacturing capacity for the manufactured housing group was reduced by the closure of facilities in Alma, Georgia; Pearson, Georgia; Lexington, Mississippi; Mooresville, North Carolina; Roxboro, North Carolina; Waco, Texas and Rocky Mount Virginia; and a facility in Cushing, Oklahoma that had been previously leased was idled. Capacity in the recreational vehicle group was downsized by the closure of travel trailer facilities in Omaha, Nebraska and Winchester, Virginia, and a motor home facility in Decatur, Indiana. During the year, an idle travel trailer facility in Longview, Texas was activated to produce the Avion product previously built in Omaha, Nebraska, an idle motor home service facility in Paxinos, Pennsylvania was activated as an addition to manufacturing capacity and an idle motor home manufacturing facility in Riverside, California was activated as a combination manufacturing/service facility. An idle manufactured housing facility in Hamilton, Alabama, and a building previously used as a motor home service facility in Riverside, California, were sold during fiscal 2001.

COMPETITION IN OUR BUSINESS

    The manufactured housing industry is highly competitive. For calendar 2000, there were approximately 70 manufacturers, with the 10 largest companies accounting for 79% of the market, including our sales which represented 18% of the market. Manufactured homes compete with new and existing site-built homes, apartments, townhomes and condominiums. Competition exists on both the manufacturing and retail levels and is based primarily on price, product features, reputation for service and quality, depth of field inventory, sales promotions, merchandising, and the terms and availability of dealer and retail customer financing. Recent growth in the manufactured housing market in the southern United States has increased competition at both the manufacturing and retail levels and has resulted in both regional and national competitors increasing their presence in the region.

    The recreational vehicle market is also highly competitive and we have numerous competitors and potential competitors in this industry. The five largest manufacturers represented approximately 59% of the market in calendar 2000, including our sales, which represented 23% of the market. There can be no assurance that either existing or new competitors, will not develop products that are superior to our recreational vehicles or achieve better consumer acceptance.

REGULATORY ISSUES APPLICABLE TO OUR BUSINESS AND PRODUCTS

    Our manufactured housing operations are subject to provisions of the Housing and Community Development Act of 1974, under which the U.S. Department of Housing and Urban Development establishes construction and safety standards for manufactured homes, and also may require manufactured housing producers to send notifications to customers of noncompliance with standards or to repair or replace manufactured homes that contain certain hazards or defects. Our recreational vehicle operations are subject to a variety of Federal, state and local regulations, including the National Traffic and Motor Vehicle Safety Act, under which the National Highway Traffic Safety Administration may require manufacturers to recall recreational vehicles that contain safety-related defects, and numerous state consumer protection laws and regulations relating to the operation of motor vehicles, including so-called "Lemon Laws." Amendments to any of these regulations and the implementation of new regulations could significantly increase the costs of manufacturing, purchasing, operating or selling our products and could have a material adverse effect on our results of operations.

    Our failure to comply with present or future regulations could result in fines being imposed on us, potential civil and criminal liability, suspension of sales or production, or cessation of operations. In addition, a major product recall could have a material adverse effect on our results of operations.

    Certain U.S. tax laws currently afford favorable tax treatment for the purchase and sale of recreational vehicles that are used as the equivalent of second homes. These laws and regulations have historically been amended frequently, and it is likely that further amendments and additional regulations will be applicable to us and our products in the future. Amendments to these laws and regulations and the implementation of new regulations could have a material adverse effect on our results of operations.

    Our operations are subject to a variety of Federal and state environmental regulations relating to the use, generation, storage, treatment, emission and disposal of hazardous materials and wastes and noise pollution. Although we believe that we are currently in material compliance with applicable environmental regulations, our failure to comply with present or future regulations could result in fines being imposed on us, potential civil and criminal liability, suspension of production or operations, alterations to the manufacturing process, or costly cleanup or capital expenditures.

OUR INTELLECTUAL PROPERTY

    FLEETWOOD, FLEETWOOD HOMES and the principal brand and series names utilized by us in connection with our recreational vehicles and manufactured homes are registered trademarks of ours. The trademarks Coleman-Registered Trademark- and Coleman Parallelogram with Lantern Logo-Registered Trademark- are utilized by us in connection with our folding trailers, in accordance with a license from The Coleman Company, Inc., which extends through June 2005 with an option in our favor to renew through June 2010. We have no reason to believe that a further extension cannot be obtained. We believe that our trademarks and trade names are significant to our business, and vigorously protect them against infringement. Aside from design patents on certain distinctive features of our most prominent motor home models and patents on certain unique features of our recreational vehicles, we have not typically obtained patent protection on our products. In addition to our trademarks and patents, we have developed numerous trade secrets in connection with the design, manufacture, sales and marketing of our products. We believe that these trade secrets are of great significance to our business success and take reasonable steps to prevent their disclosure to competitors.

OUR RELATIONSHIP WITH OUR EMPLOYEES

    As of April 29, 2001, we and our subsidiaries had approximately 14,000 employees. Most full-time employees are provided with paid annual vacations, group life insurance, medical and hospitalization benefits, a retirement plan and other fringe benefits. Approximately 530 of these employees hold management or supervisory positions.

    As of April 29, 2001, collective bargaining agreements were in effect at two of our manufacturing locations covering a total of approximately 1,000 employees. Expiration dates for these agreements are in September 2003 and October 2005. Except for employees at these plants, none of our other employees are represented by a certified labor organization. In recent years, we have experienced labor union organizing activity at several other manufacturing locations, but employees at all these locations voted against union representation.

LEGAL PROCEEDINGS IN WHICH WE ARE INVOLVED

    We are a defendant in a purported class action in the case of MCMANUS V. FLEETWOOD ENTERPRISES, INC., which is pending in the U.S. District Court for the Western District of Texas, San Antonio Division. The complaint attempts to establish a class of purchasers of our Class A motor homes for the model years 1994-1999 and makes claims with respect to the alleged breach of express and implied warranties, negligent misrepresentation, fraudulent concealment, and violation of various state statutes in connection with the ability of such motor homes to tow an automobile or other vehicle or cargo. Only limited discovery has been completed. We continue to deny the material allegations in the complaint while asserting a vigorous defense to that end. It is not possible at this time to properly assess the risk of an adverse verdict or the magnitude of likely exposure.

    As discussed in our Annual Report on Form 10-K for fiscal 2000, we initiated a recall under the National Highway Traffic Safety Act with respect to approximately 3,400 of our luxury American Coach Class A motor homes because owners of some of the motor homes had experienced front-tire blowouts, several of which have resulted in accidents and serious injuries, including deaths. Under the recall, we provided two new larger capacity front tires to owners of the motor homes, adjusted the weight distribution on the front axle of certain motor homes to correct a weight imbalance and provided reinforcement of consumer education about the importance of proper tire maintenance, especially with respect to proper tire pressure. Insurance subrogation lawsuits have been filed with the Circuit Court for Madison County, Kentucky and the U.S. District Court in South Dakota, Western Division, with respect to two of the accidents involving motor homes subject to the recall, and several claims with respect to such accidents have been resolved. In addition, one lawsuit has been filed concerning an accident that resulted in two deaths allegedly caused by a front-tire blowout in a motor home not involved in the recall. We expect to provide a vigorous defense to these lawsuits, and believe that they and any remaining claims related to the other accidents are covered by adequate insurance.

    In February 2000, we and two of our subsidiaries were served with a purported class action filed on behalf of nine present or former associates of our Idaho manufactured housing facility. The complaint in the matter of BRISTOW ET AL., V. FLEETWOOD ENTERPRISES, INC. ET AL., was filed in the U.S. District Court in Idaho and alleges that, as a result of our management incentive pay system and other policies, associates have been permitted or encouraged to work off the clock and through lunch and rest breaks and that overtime pay claims have been suppressed in violation of the Federal Fair Labor

Standards Act and state laws. On February 20, 2001, the Magistrate Judge conditionally certified a class of plaintiffs comprised of certain production associates and supervisors of our housing and recreational vehicle groups. Notice to potential class members will be issued. We continue to deny the material allegations in the complaint and are asserting a vigorous defense to that end.

    On August 14, 2000, another purported class action complaint was filed by Ms. Bristow along with a Jane Doe alleging sexual harassment. On January 19, 2001, an amended complaint, entitled BOGEN, ET AL., V. FLEETWOOD
ENTERPRISES, INC., was filed in the U.S. District Court in Idaho by six plaintiffs, including Ms. Bristow, alleging gender discrimination and sexual harassment as a result of a sexually hostile environment at four manufacturing centers. The plaintiffs are attempting to establish a national class action and are requesting compensatory and punitive damages, litigation expenses and attorneys' fees. We have denied the material allegations in the amended complaint and plan to assert a vigorous defense.

    We are also subject to other litigation from time to time in the ordinary course of business. Our liability under some of this litigation is covered in whole or in part by insurance. Although the amount of any liability with respect to such claims and litigation over and above our insurance coverage cannot presently be determined, in the opinion of our management such liability is not expected to have a material adverse effect on our financial condition or results of operations.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; REASONS FOR THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING PREFERRED SECURITIES

    We are offering to exchange $ liquidation amount of exchange preferred securities for each $ liquidation amount of existing preferred securities that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

    Holders must tender existing preferred securities in a liquidation amount of $ and any integral multiple of $ .

    You may tender all, some or none of your existing preferred securities. The exchange offer will be open for twenty business days from commencement of the offer, unless extended by us.

    The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing preferred securities in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

    Our board of directors and officers do not make any recommendation to the holders of existing preferred securities as to whether or not to tender all or any portion of their existing preferred securities. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing preferred securities and, if so, the amount of existing preferred securities to tender.

    We are making the exchange offer in order to enhance our balance sheet, by reducing overall debt and increasing the amount of our equity. The proceeds of the cash offer will be used primarily to pay the taxes we expect to incur as a result of the cancellation upon exchange of the existing debentures supporting the tendered existing preferred securities. We expect that this cancellation will result in income to us. If all of the existing preferred securities are tendered into the exchange offer, we anticipate incurring a tax liability of approximately $ million. If the exchange offer and the cash offer are fully subscribed, we will have reduced our aggregate amount of debt outstanding by approximately $ million and enhanced our shareholders' equity by approximately $ million. The effect of these offers on our cash flow will be determined once we have set the terms of the offers prior to commencement. We anticipate the effect of the offers on our balance sheet will be to provide us with greater flexibility in exploring financing opportunities in the future.

MINIMUM CONDITIONS

    The exchange offer is subject to there being tendered in the exchange offer,
and not withdrawn, a minimum of $      million in aggregate liquidation amount
of existing preferred securities. The exchange offer and the cash offer are also subject to the sale in the cash offer of exchange preferred securities having an
aggregate liquidation value equal to at least   % of the aggregate liquidation
amount of the exchange preferred securities subscribed for in the exchange offer.

EXPIRATION DATE

    The expiration date for the offer is 5:00 p.m., Eastern Standard Time, on
            , 2001, unless we extend the offer. We may extend this expiration date for any reason. The last date and time on which tenders will be accepted,
whether at 5:00 p.m., Eastern Standard Time, on             , 2001 or at
5:00 p.m., Eastern Standard Time, on any later date to which the exchange offer may be extended, is referred to as the expiration date.

EXTENSIONS; AMENDMENTS

    We expressly reserve the right, in our discretion, for any reason to:

    - delay the acceptance of existing preferred securities for exchange,

    - extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing preferred securities in the manner described below. During any extension, all existing preferred securities previously tendered and not withdrawn will remain subject to the exchange offer, and

    - amend the terms of the exchange offer other than the condition that the registration statement becomes effective under the Securities Act.

    If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of 5 to 10 business days.

    We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the existing preferred securities as promptly as practicable. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date.

PROCEDURES FOR TENDERING EXISTING PREFERRED SECURITIES

    Your tender to us of existing preferred securities and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

    TENDER OF EXISTING PREFERRED SECURITIES HELD THROUGH A CUSTODIAN. If you are a beneficial holder of the existing preferred securities that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the existing preferred securities on your behalf. Your custodian will provide you with their instruction letter which you must use to give these instructions. Any beneficial owner of existing preferred securities held of record by The Depository Trust Company, also referred to as the DTC, or its nominee, through authority granted by DTC may direct the DTC participant, through which the beneficial owner's existing preferred securities are held in DTC, to tender on the beneficial owner's behalf.

    TENDER OF EXISTING PREFERRED SECURITIES HELD THROUGH DTC. To effectively tender existing preferred securities that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered existing preferred securities must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender existing preferred securities through ATOP.

    In addition, the exchange agent must receive:

    - a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC's ATOP system indicating the liquidation amount of existing preferred securities to be tendered and any other documents, if any, required by the letter of transmittal, and

    - prior to the expiration date, a confirmation of book-entry transfer of such existing preferred securities into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfer described below, or

    - the holder must comply with the guaranteed delivery procedures described below.

    Your existing preferred securities must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing preferred securities at DTC for purposes of the exchange offer within two business days after the commencement of the exchange offer. Any financial institution that is a participant in DTC must make book-entry delivery of existing preferred securities by having DTC transfer such existing preferred securities into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although your existing preferred securities will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC's ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth in the section titled "Exchange Agent," beginning on page 63 of this prospectus, prior to 5:00 p.m., Eastern Standard Time, on the expiration date. You or your broker must ensure that the exchange agent receives an agent's message from DTC confirming the book-entry transfer of your existing preferred securities. An agent's message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation that states that DTC has received an express acknowledgment from the DTC participant tendering the shares that such participant agrees to be bound by the terms of the letter of transmittal.

    Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

    If you are an institution that is a participant in DTC's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing preferred securities through a financial institution.

    Do not send letters of transmittal or other exchange offer documents to us,
Banc of America Securities LLC, or             , the information agent.

    It is your responsibility that all necessary materials get to the exchange agent before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing preferred securities will not be validly tendered.

    Any existing preferred securities not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

    We will have accepted the validity of tendered existing preferred securities
if and when we give oral or written notice to             , the exchange agent.
The exchange agent will act as the tendering holders' agent for purposes of receiving the exchange preferred securities from us. If we do not accept any tendered existing preferred securities for exchange because of an invalid tender
or the occurrence of any other event,             will return those existing
preferred securities to you, without expense, promptly after the expiration date via book-entry transfer through DTC.

OUR INTERPRETATIONS ARE BINDING

    We will determine, in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing preferred securities tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing preferred securities not properly tendered or to not accept any particular existing preferred security which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular existing preferred securities either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender existing preferred securities in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular existing preferred security either before or after the expiration date, including the letter of transmittal and the instructions to such letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing preferred securities for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing preferred securities for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF EXISTING PREFERRED SECURITIES FOR EXCHANGE; DELIVERY OF EXCHANGE
  PREFERRED SECURITIES

    Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all existing preferred securities properly tendered, and will issue the exchange preferred securities promptly after acceptance of the existing preferred securities. The discussion under the section titled "Conditions for Completion of the Exchange Offer," beginning on page 60 of this prospectus, provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing preferred securities for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

    For each $ liquidation amount of existing preferred securities accepted for exchange, the holder of such existing preferred security will receive an exchange security having a liquidation amount of $ . The exchange preferred securities will bear interest from the issue date. Existing preferred securities accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of existing preferred securities whose existing preferred securities are accepted for exchange will not receive any payment in respect of accrued interest on those existing preferred securities.

    In all cases, issuance of exchange preferred securities for existing preferred securities that are accepted for exchange in the offer will be made only after timely receipt by the exchange agent of:

    - a timely book-entry confirmation of such existing preferred securities into the exchange agent's account at the book-entry transfer facility,

    - a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder's acceptance through DTC's ATOP system, and

    - all other required documents, if any.

    If we do not accept any tendered existing preferred securities for any reason set forth in the terms and conditions of the exchange offer, or if existing preferred securities are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing preferred securities tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing preferred securities that are not exchange preferred securities will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

    Any validly tendered existing preferred securities acquired in the exchange offer will be retired and will not be reissuable.

GUARANTEED DELIVERY PROCEDURES

    If you desire to tender your existing preferred securities and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing preferred securities if:

    - your tender is made through an eligible institution,

    - prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

       - sets forth the name and address of the holder of existing preferred securities and the amount of existing preferred securities tendered,

       - states that the tender is being made thereby, and

       - guarantees that within three New York Stock Exchange trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

    - book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

    You may withdraw your tender of existing preferred securities at any time prior to 5:00 p.m., Eastern Standard Time, on the expiration date. You may also withdraw a tender of your existing preferred securities after the expiration of 40 business days from the commencement date of the exchange offer if your tender has not yet been accepted for exchange.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth under the section titled "Exchange Agent," beginning on page 63 of this prospectus, prior to 5:00 p.m., Eastern Standard Time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person who tendered the existing preferred securities to be withdrawn;

    - contain a statement that you are withdrawing your election to have your existing preferred securities exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing preferred securities were tendered, including any required signature guarantees; and

    - specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn existing preferred securities and otherwise comply with the procedures of such facility, if you tendered your existing preferred securities in accordance with the procedure for book-entry transfer described above.

    Any existing preferred securities that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing preferred securities, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing preferred securities may be retendered by following the procedures described under "Procedures for Tendering Existing Preferred Securities" above at any time on or prior to 5:00 p.m., Eastern Standard Time, on the expiration date.

CONDITIONS FOR COMPLETION OF THE EXCHANGE OFFER

    We will not accept existing preferred securities for exchange and may terminate or not complete the exchange offer if:

    - the registration statement and any post-effective amendment to the registration statement covering the exchange preferred securities is not effective under the Securities Act;

    - an aggregate liquidation amount of a minimum of $ million of existing preferred securities is not tendered into the exchange offer without being withdrawn; and

    - an aggregate liquidation amount of exchange preferred securities equal to
      at least   % of the aggregate liquidation amount of exchange preferred securities subscribed for in the exchange offer is not purchased in our cash offer.

    We may not accept existing preferred securities for exchange and may terminate or not complete the exchange offer if:

    - any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

    - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

    - any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

       - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

       - any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial stocks or the
         Standard & Poor's 500 Index from             , 2001;

       - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

       - any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

       - a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

       - if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

    - any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

    - any event or events occur that have resulted or may result, in our judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of us and our subsidiaries, taken as a whole;

    - as the term "group" is used in Section 13(d)(3) of the Securities Exchange Act,

       - any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the Securities and Exchange
         Commission, or SEC, prior to             , 2001,

       - any such person, entity or group that had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares, or

       - any new group shall have been formed that beneficially owns more than five percent of our outstanding shares of common stock,

that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of existing preferred securities.

    If any of the above events occur, we may:

    - terminate the exchange offer and as promptly as practicable return all tendered existing preferred securities to tendering security holders;

    - extend the exchange offer and, subject to the withdrawal rights described in "Withdrawal Rights" on page 60, retain all tendered existing preferred securities until the extended exchange offer expires;

    - amend the terms of the exchange offer; or

    - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

LEGAL LIMITATION

    The above conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive, in our discretion, any condition, in whole or in part, at any time prior to the expiration date of the exchange offer. Our failure at any time to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration date of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

    If a stop order issued by the SEC is threatened or in effect with respect to the registration statement of which this document is a part, or with respect to the qualification of the new indenture under the Trust Indenture Act of 1939, as amended, we will not:

    - accept for exchange any existing preferred securities tendered, or

    - issue any exchange preferred securities in exchange for any existing preferred securities.

FEES AND EXPENSES

    Banc of America Securities LLC is acting as the dealer manager in connection with the exchange offer. Banc of America Securities LLC will receive a fee in the manner described below for its services as dealer manager, in addition to being reimbursed for its reasonable out-of-pocket expenses, including attorneys' fees, incurred in connection with the exchange offer. The fees will be payable if and when the exchange offer is completed.

    Banc of America Securities LLC will receive a fee in the amount of    % of
the aggregate liquidation amount of existing preferred securities tendered for
exchange, which will amount to approximately $   million if all existing
preferred securities are tendered.

    We have agreed to indemnify Banc of America Securities LLC against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments that Banc of America Securities LLC may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Banc of America Securities LLC may, from time to time, hold existing preferred securities, exchange preferred securities and our common stock in its proprietary accounts, and to the extent it owns existing preferred securities in these accounts at the time of the exchange offer, Banc of America Securities LLC may tender these existing preferred securities.

    We have retained             to act as the information agent and
            to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of existing preferred securities by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

    Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the liquidation amount of existing preferred securities tendered under the exchange offer.

    We will not pay any fees or commissions to any broker or dealer or any other person, other than Banc of America Securities LLC, for soliciting tenders of existing preferred securities under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the
aggregate to be approximately $      .

EXCHANGE AGENT

          has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

            , Exchange Agent

By Registered & Certified Mail:                By Regular or Overnight Courier:

In Person by Hand Only:

For Information Call:

By Facsimile Transmission (for Eligible
Institutions only):
Attention:
Confirm by Telephone

    If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of the letter of transmittal.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE EXISTING PREFERRED SECURITIES

    Holders who tender their existing preferred securities for exchange will not be obligated to pay any related transfer taxes. The existing preferred securities that are not exchanged for exchange preferred securities pursuant to the exchange offer will be subordinate in payment to the exchange preferred securities. In addition, the liquidity of the trading market for the existing preferred securities not tendered for exchange may be adversely affected to the extent existing preferred securities are tendered and accepted for exchange in the exchange offer.

            CASH OFFER FOR ADDITIONAL EXCHANGE PREFERRED SECURITIES

    In addition to the exchange offer, we will issue up to an aggregate of $ million in liquidation amount of additional exchange preferred securities for cash, which we refer to as the "cash offer." The exchange preferred securities in the cash offer are identical in all respects to the exchange preferred securities issued in the exchange offer as described in the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities," beginning on page 68 of this prospectus.

    Banc of America Securities LLC is the placement agent for the cash offer and is undertaking its duties on a best efforts basis only. Banc of America Securities LLC is not making a commitment to purchase exchange preferred securities from us and has not assured us that these securities will be placed
successfully in the cash offer.   Offers to purchase additional exchange
preferred securities must be in denominations of liquidation amount of $ and any integral multiple of $ .

    The exchange offer and the cash offer are subject to the sale in the cash offer of exchange preferred securities having an aggregate liquidation value
equal to at least   % of the aggregate liquidation amount of the exchange
preferred securities subscribed for in the exchange offer.

    You may indicate your interest in purchasing additional exchange preferred securities on the letter of transmittal or by contacting Banc of America
Securities LLC directly at             .

                            FLEETWOOD CAPITAL TRUST

    Fleetwood Capital Trust, which is referred to as the existing trust, is a statutory business trust formed under the Delaware Business Trust Act. It was created under a trust agreement between us and the existing trust's initial trustees, and the filing of a certificate of trust with the Secretary of State of Delaware. The trust agreement was amended and restated in its entirety on February 10, 1998. The existing trust was organized for the sole purpose of issuing the existing preferred securities and the existing common securities and investing the proceeds of that issuance in an equivalent amount of convertible subordinated debentures, referred to as the existing debentures. We issued the existing debentures under an indenture dated February 10, 1998, referred to as the existing indenture, between us and The Bank of New York, as indenture trustee. We guaranteed the payment of distributions and other payments on the existing preferred securities to the extent that we had made corresponding interest and other payments, as and to the extent set forth in a guarantee agreement dated February 10, 1998. The trust agreement, the existing indenture and the existing preferred securities guarantee are qualified under the Trust Indenture Act of 1939, as amended.

    The capital stock of the existing trust consists of the existing preferred securities and the existing common securities, collectively referred to as the "existing trust securities." We have acquired existing common securities in an amount equal to at least 3% of the total capital of the existing trust and we directly own all of the issued and outstanding existing common securities.

    The rights of the holders of the existing trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the existing trust to borrow money or make any investment other than in the existing debentures. In the existing indenture we have agreed to pay for:

    - all debts, obligations, costs and expenses of the existing trust, other than with respect to the existing trust securities, and

    - all costs and expenses of the existing trust, including:

       - the fees and expenses of the trustees, and

       - any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the existing trust may become subject, except for United States withholding taxes.

    The existing trust has five trustees. Three of them, referred to as administrative trustees, are employees or officers of or are otherwise affiliated with us. The Bank of New York (Delaware) is the existing trust's Delaware Trustee and The Bank of New York is the property trustee. Also, for purposes of compliance with the Trust Indenture Act, The Bank of New York acts as guarantee trustee under the guarantee and as debt trustee under the existing indenture. We, as the holder of all of the existing common securities, have the right to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees. The existing trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement.

    The property trustee has legal title to and holds the existing debentures for the benefit of the existing trust and the holders of the existing trust securities, and the property trustee has the power to exercise all rights, powers and privileges under the existing indenture as the holder of the existing debentures. In addition, the property trustee maintains exclusive control of a segregated non-interest bearing "property account" to hold all payments made in respect of the existing debentures for the benefit of the holders of the existing trust securities. The property trustee will, as soon as practicable, make distributions and payments on liquidation, redemption and otherwise to the holders of the existing trust securities out of funds from the property account. The guarantee trustee holds the guarantee for the benefit of the holders of the existing preferred securities.

    The rights of the holders of the existing preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. For financial reporting purposes, the existing trust is treated as a subsidiary of ours and, accordingly, the financial statements of the existing trust are included in our consolidated financial statements as a minority interest. Under GAAP, the existing preferred securities are shown in our balance sheet entitled "Company-obligated mandatorily redeemable convertible preferred securities of Fleetwood Capital Trust holding solely 6% Convertible Subordinated Debentures of the Company" and appropriate disclosures about the existing preferred securities, the existing preferred securities guarantee and the existing debentures are included in the notes to our consolidated financial statements. For financial reporting purposes, we record distributions payable on the existing preferred securities as a minority interest in the consolidated statements of operations.

                           FLEETWOOD CAPITAL TRUST II

    Fleetwood Capital Trust II, which is referred to as the new trust, is a statutory business trust formed under the Delaware Business Trust Act. It was created under a trust agreement between us and the new trust's initial trustees, and the filing of a certificate of trust with the Secretary of State of Delaware. The new trust agreement will be amended and restated in its entirety as of the date the new trust initially issues the exchange preferred securities. The new trust agreement will be qualified as an indenture, referred to as the "new indenture," under the Trust Indenture Act.

    The capital stock of the new trust consists of the exchange preferred securities and the new common securities, collectively referred to as the "new trust securities." We will acquire new common securities in an amount equal to at least 3% of the total capital of the new trust and will initially own, directly or indirectly, all of the issued and outstanding new common securities.

    The new trust's assets consist principally of the exchange debentures and payments under the exchange debentures are its sole revenue. The new trust exists for the exclusive purposes of:

    - issuing the new trust securities in exchange for exchange debentures in an aggregate principal amount equal to the aggregate liquidation amount of the new trust securities, and

    - engaging in other activities that are incidental to those listed above, such as receiving payments on the exchange debentures and making distributions to holders of the new trust securities, furnishing notices and other administrative tasks.

    The rights of the holders of the new trust securities are as set forth in the new trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The new trust agreement does not permit the new trust to borrow money or make any investment other than in the exchange debentures. We have agreed to pay for:

    - all debts and obligations of the new trust, other than with respect to the new trust securities, and

    - all costs and expenses of the new trust, including:

       - the fees and expenses of the new trustees, and

       - any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the new trust may become subject, which shall not include United States withholding taxes but shall include liabilities imposed on the trust as withholding agent.

    The new trust will initially have five trustees. Three of them, referred to as administrative trustees, are employees or officers of or otherwise affiliated with us. Initially, The Bank of New York (Delaware) will serve as the new trust's Delaware trustee and The Bank of New York will serve as the new trust's property trustee. Also, for the purpose of compliance with the Trust Indenture Act, The Bank of New

York will act as guarantee trustee under the exchange preferred securities guarantee and as indenture trustee under the new indenture.

    We, as the direct or indirect holder of all the new trust securities, will have the right to appoint, remove or replace any of the new trustees and to increase or decrease the number of new trustees. The new trust has a term of
approximately   years but may terminate earlier as provided in the new trust agreement.

    The property trustee will hold the exchange debentures for the benefit of the new trust and the holders of the new trust securities, and will have the power to exercise all rights, powers and privileges under the new indenture as the holder of the exchange debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing "property account" to hold all payments made in respect of the exchange debentures for the benefit of the holders of the new trust securities. The property trustee will, as soon as practicable, make distributions and payments on liquidation, redemption and otherwise to the holders of the new trust securities out of funds from the property account. The guarantee trustee will hold the exchange preferred securities guarantee for the benefit of the holders of the exchange preferred securities.

    We will pay all fees and expenses related to the new trust and the offering of the new trust securities.

    For financial reporting purposes, the new trust is treated as a subsidiary of ours and, accordingly, the financial statements of the new trust are included in our consolidated financial statements as a minority interest. Under GAAP, the exchange preferred securities are shown in our balance sheet entitled "Company-obligated mandatorily redeemable convertible preferred securities of
Fleetwood Capital Trust II holding solely   % Convertible Subordinated
Debentures of the Company" and appropriate disclosures about the exchange preferred securities, the exchange preferred securities guarantee and the exchange debentures are included in the notes to our consolidated financial statements. For financial reporting purposes, we record distributions payable on the exchange preferred securities as a minority interest in the consolidated statements of operations.

                      DESCRIPTION OF PREFERRED SECURITIES

DESCRIPTION OF THE EXCHANGE PREFERRED SECURITIES

    The new trust will issue the exchange preferred securities pursuant to the terms of the new trust agreement. The new trust agreement incorporates by reference the terms of the Delaware Business Trust Act and the Trust Indenture Act. The Bank of New York, as property trustee, will act as indenture trustee for the exchange preferred securities for purposes of compliance with the Trust Indenture Act. The terms of the exchange preferred securities include those stated in the new trust agreement and those made part of the new trust agreement by the Trust Indenture Act and the Delaware Business Trust Act. We have summarized the material provisions of the new trust agreement and the exchange preferred securities below. This summary may omit a term or provision that you would consider important. For a complete description of the exchange preferred securities, we encourage you to read the new trust agreement. We have filed a form of the new trust agreement with the SEC.

GENERAL

    The new trust agreement authorizes the new trust to issue the exchange preferred securities and new common securities. The exchange preferred securities represent preferred undivided beneficial interests in the assets of the new trust. The new common securities represent common undivided beneficial interests in the assets of the trust. We will own all the new common securities. The exchange preferred securities and the common securities will rank equal with each other, and will generally have equivalent terms. Payments on the new common securities will be made on a pro rata basis with the exchange preferred securities. However, the terms of the exchange preferred securities and the new common securities will differ in the following two respects:

    - if an event of default under the new trust agreement occurs and is continuing, the rights of the holders of the new common securities to payments in respect of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the exchange preferred securities; and

    - the holders of the new common securities will have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

    The new trust may not:

    - issue any securities other than the exchange preferred securities and the new common securities,

    - incur any indebtedness, or

    - make any investment other than in the exchange debentures.

    The property trustee will own and hold the exchange debentures as trust assets for the benefit of the holders of the exchange preferred securities and the new common securities. We will guarantee the payment of distributions and payments on redemption or liquidation of the new trust on a subordinated basis, but only if, and to the extent, we have made corresponding payments to the new trust on the exchange debentures. Please read the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities Guarantee," beginning on page 89 of this prospectus, for a more detailed discussion.

DISTRIBUTIONS

    If you purchase exchange preferred securities, you will be entitled to
receive distributions at an annual rate of   % of the stated liquidation amount
of $ per exchange preferred security. Distributions will be paid in cash or, at our election, in our common stock. Holders of the exchange preferred securities will be given notice of our election to pay interest in common stock instead of cash no later than the relevant record date, which will be the 15th day before the relevant distribution payment date. If distributions are paid in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the distribution payment date.

    To the extent permitted by applicable law, distributions in arrears for more than one quarter will accumulate additional distributions at the annual rate of
  %, compounded quarterly. We use the term "distributions" in this prospectus to mean the quarterly distributions and any additional distributions, unless we state otherwise. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the actual number of days elapsed in that month.

    Distributions are cumulative, will accumulate from the date of original issuance of the exchange preferred securities, and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2001 unless we defer interest payments on the exchange debentures, as described below. Distributions will be made by the property trustee, except as otherwise described below.

OPTION TO DEFER DISTRIBUTIONS

    At any time after           , 2003, we may, on one or more occasions, defer
interest payments on the exchange debentures for up to 20 consecutive quarterly periods, unless an event of default with respect to the exchange debentures has occurred and is continuing. Interest payments will not be due and payable on the exchange debentures during a deferral period. If we defer interest payments on the exchange debentures, the new trust will defer distribution payments on the exchange preferred securities and the new common securities. Distributions will continue to accumulate on the exchange preferred securities and the new common
securities at an annual rate of   % of the liquidation amount of $  per exchange
preferred security or new common security during a deferral period. Also, additional distributions will accumulate on any deferred distributions at the
annual rate of   %, compounded quarterly. Additional distributions will only accumulate, however, to the extent permitted by applicable law, but not at a rate greater than the rate at which interest is then accruing on the exchange debentures.

    We will be subject to restrictions during a deferral period on our ability to pay dividends on, take other payments with respect to, or redeem, purchase or acquire our capital stock or to make payments on, or repay, repurchase or redeem other debt securities that are equal with or junior to the exchange debentures. For a more detailed discussion please read the section titled "Description of Preferred Securities--Description of the Exchange Debentures--Option to Extend Interest Payment Period," beginning on page 98 of this prospectus.

    If we exercise our right to defer payments of interest on the exchange
debentures after           , 2003, the exchange debentures thereafter will be
considered to have been issued with original issue discount. In such case, holders of exchange debentures will be required to accrue their pro rata share of original issue discount, even in the absence of cash distributions with respect to the exchange debentures. For a more detailed discussion, see the section titled "United States Federal Income Tax Considerations--Tax Treatment of the Ownership and Disposition of Exchange Preferred Securities and Common Stock--Ability to Defer Interest Payments and Exercise of Right to Defer Interest Payments," beginning on page 115 of this prospectus.

    We may extend a deferral period prior to the period's termination. We may not, however, extend a deferral period, including all previous and further extensions of the period, beyond 20 consecutive quarterly interest periods or beyond the maturity date of the exchange debentures. A deferral period may not end on a date other than a distribution payment date. Once a deferral period ends and we make all payments due on the exchange debentures, we can commence a new deferral period. We may also prepay all or any portion of the interest accrued during a deferral period at any time. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the exchange debentures. Please read the section titled "Description of Preferred Securities--Description of the Exchange Debentures--Option to Extend Interest Payment Period," beginning on page 98 of this prospectus, for a more detailed discussion.

    If distributions are deferred, the property trustee will pay the deferred distributions and, to the extent permitted by law, interest accrued on the distributions, to holders of record of the exchange preferred securities as they appear on the books and records of the new trust at the close of business on the record date for the distribution payment date upon which the deferral period terminates.

PAYMENT OF DISTRIBUTIONS

    The new trust must pay distributions on the exchange preferred securities on the distribution payment dates to the extent that the property trustee has cash or common stock on hand to make distributions. The only funds or common stock the property trustee will have to distribute to the holders of exchange preferred securities will be from payments received from us on the exchange debentures. If we do not make interest payments on the exchange debentures, the property trustee will not have funds or common stock available to make distributions to you on the exchange preferred securities. If and to the extent that we make interest payments on the exchange debentures, the property trustee is obligated to make distributions on the exchange preferred securities and the new common securities on a pro rata basis. We will guarantee the payment of distributions and other payments on the exchange preferred securities on a subordinated basis, but only if, and to the extent that, we have made corresponding payments to the new trust on the exchange debentures and, as a result, the property trustee has funds available to make distributions on the exchange preferred securities. Please read the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities Guarantee," beginning on page 89 of this prospectus, for a more detailed discussion.

METHOD OF PAYMENT OF DISTRIBUTIONS

    The new trust will pay distributions to the holders of the exchange preferred securities as they appear on the books and records of the new trust on the relevant record date, which will be the 15th day before the relevant distribution payment date.

    If the new trust fails to punctually pay distributions on the exchange preferred securities on any distribution payment date as a result of our failure to make the corresponding interest payments on the exchange debentures, then the distributions will no longer be payable to the registered holders of the exchange preferred securities on the relevant record date for the exchange preferred securities. The new trust will instead make any such defaulted distribution payments to the registered holders of the exchange preferred securities on a special record date established by the administrative trustees. The special record date will correspond to the special record date or other specified date determined in accordance with the new indenture. Distributions will not be payable on any distribution payment date falling within a deferral period unless we have elected to make a full or partial payment of interest accrued on the exchange debentures on that distribution payment date.

    The property trustee will pay distributions on the exchange preferred securities out of payments received on the exchange debentures and held for the benefit of the holders of the exchange preferred securities and the new common securities. Subject to any applicable laws and regulations and the provisions of the new trust agreement, each such payment with respect to the exchange preferred securities will be made as described under the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Book-Entry Only Issuance; The Depository Trust

Company," beginning on page 86 of this prospectus. The property trustee will pay any cash distributions on exchange preferred securities that are not in book-entry form at the option of the new trust by check mailed to the address of the holder entitled to it as it appears on the register or by wire transfer to an account in the United States appropriately designated by the holder entitled to it, prior to the record date for the corresponding distribution payment date. Any distribution payments in common stock on exchange preferred securities that are not in book-entry form will be made by mailing a stock certificate to the address of the holder entitled to those payments as it appears on the register. A holder of exchange preferred securities having an aggregate liquidation amount of $1,000,000 or more may instruct the new trust to make the payment by wire transfer.

    If a distribution payment date is not a business day, the new trust will make distributions on:

    - the next succeeding day that is a business day without any interest or other payment in respect of any such delay, or

    - the immediately preceding business day, if the next succeeding day that is a business day is in the next succeeding calendar year,

in each case with the same force and effect as if the distribution was made on the date it was originally payable. A "business day" is a day other than:

    - a Saturday or Sunday;

    - a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed; or

    - a day on which the property trustee's corporate trust office or the debt trustee's corporate trust office is closed for business.

    The payment dates and record dates for the exchange preferred securities will be the same as the payment dates and record dates for the exchange debentures.

CONVERSION RIGHTS

    Holders of the exchange preferred securities may convert them into shares of our common stock at any time prior to:

    - the close of business on             , or

    - in the case of exchange preferred securities called for redemption, the close of business on the business day prior to the redemption date.

    The exchange debentures will be convertible into common stock at an initial
conversion price that is equivalent to a   % premium over the average of the
daily volume weighted average price of our common stock for each of the five trading days immediately preceding the second trading day prior to the exchange offer expiration date, subject to adjustment. The average of the daily volume weighted average price shall mean the daily volume weighted average price of our common stock, based on a trading day from 9:00 a.m. to 4:00 p.m., on the New York Stock Exchange as reported by Bloomberg Financial. We will notify holders of the conversion price after such determination. The initial conversion price is subject to adjustment as described under the sections titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Conversion Price Adjustments--General" and "--Fundamental Change" set forth below.

    Accumulated distributions will not be paid on exchange preferred securities that are converted into shares of our common stock, except that holders of exchange preferred securities at the close of business on a record date for a distribution will receive the distribution on the distribution payment date even though the exchange preferred securities are converted after the record date but on or prior to the distribution payment date. We will make no payment or allowance for distributions on the shares of our common stock issued upon conversion of exchange preferred securities, except to the extent that the shares are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the related conversion notice was received by the conversion agent.

    If you wish to exercise your conversion right, you must surrender your exchange preferred securities together with an irrevocable conversion notice to the property trustee, as conversion agent. The conversion agent will exchange your exchange preferred securities for an equivalent principal amount of exchange debentures and immediately convert the exchange debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. If a book-entry system for the exchange preferred securities is in effect, however, procedures for converting the exchange preferred securities into shares of our common stock will differ. Please read the section titled "Description of Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 86 of this prospectus.

    We will not issue any fractional shares of our common stock as a result of any conversion of exchange preferred securities. We will pay cash in lieu of a fractional share of common stock. The cash payment will be based on the current market price of our common stock on the date the exchange preferred securities are surrendered for conversion or, if not a trading day, on the next trading day.

CONVERSION PRICE ADJUSTMENTS

    The initial conversion price is subject to adjustment for some events, including:

    (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

    (2) any subdivision, combination or reclassification of shares of our common stock;

    (3) the issuance to all holders of shares of our common stock of certain rights or warrants to subscribe for or purchase shares of our common stock at less than the then current market price;

    (4) the distribution to all holders of our common stock of shares of our capital stock, other than our common stock, evidences of our indebtedness and/or other assets, including preferred securities, but excluding:

       - any rights or warrants referred to in (3) above,

       - any rights or warrants to acquire any capital stock of any entity other than us or any of our subsidiaries,

       - any dividends or distributions in connection with our liquidation, dissolution or winding-up,

       - any dividends or distributions payable solely in cash that may from time to time be fixed by our board of directors, and

       - any dividends or distributions referred to in (1) or (2) above;

    (5) dividends or distributions to all holders of our common stock consisting solely of cash, excluding:

       - any cash dividends to the extent that the aggregate cash dividends per share of our common stock in any consecutive 12-month period do not exceed the greater of (1) the amount per share of our common stock of the cash dividends paid on our common stock in the immediately preceding 12-month period, to the extent that such dividends for the immediately preceding 12-month period did not require an adjustment of the conversion price pursuant to this bullet (as adjusted to reflect subdivisions or combinations of our common stock), and (2) 15% of the average of the current market price of our common stock for 10 consecutive trading days prior to the date of declaration of such dividend, and

       - any dividend or distribution in connection with our liquidation, dissolution or winding-up or a redemption of any rights issued under a rights agreement; provided that no adjustment will be made pursuant to this bullet if that distribution would otherwise constitute a fundamental change and be reflected in a resulting adjustment described below; and

    (6) payment to holders of our common stock in respect of a tender or exchange offer by us or any of our subsidiaries for shares of our common stock in excess of 110% of the current market price of our common stock as of the trading day next succeeding the last date tenders or exchanges may be made in the tender or exchange offer.

If any adjustment is required by (5) above as a result of a distribution that is a dividend described in the first bullet of (5) above, that adjustment would be based upon the amount by which the distribution exceeds the amount of the dividend permitted to be excluded pursuant to the first bullet of (5). If an adjustment is required to be made as described in (5) above as a result of a distribution that is not such a dividend, such adjustment would be based upon the full amount of such distribution. Any adjustment required by (6) above would be calculated based upon the amount by which the aggregate consideration paid for our common stock acquired in the tender or exchange offer exceeds 110% of the value of such shares based on the first reported sale price of our common stock on the trading day next succeeding the last date tenders or exchanges may be made in the tender or exchange offer.

    In the case of certain dividends or distributions, instead of adjusting the conversion price, we may provide that upon the conversion of the exchange preferred securities, the holder converting such exchange preferred securities will receive, in addition to the shares of our common stock (if any) to which the holder is entitled, the cash, preferred securities or other property that the holder would have received if it had, immediately prior to the record date for such dividend or distribution, converted its exchange preferred securities into shares of our common stock.

    If any action would require adjustments of the conversion price under more than one of the provisions described above, only one adjustment will be made and that adjustment will be the amount of adjustment that has the highest absolute value to the holders of the exchange preferred securities. No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect. However, any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

    There will be no adjustment of the conversion price in the event of the issuance of rights pursuant to a stockholder rights plan or similar plan or the repurchase or redemption of those rights or the issuance of common stock, options or other preferred securities under any officer, director or employee benefit plan in existence on the date of this prospectus.

    From time to time we may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 business days, in which case we will give at least 15 days' notice of the reduction. In addition, we have the option to make reductions in the conversion price, in addition to those described above, as we deem advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for tax purposes. Please read the section titled "United States Federal Income Tax Considerations--Tax Treatment of the Ownership and Disposition of Exchange Preferred Securities and Common Stock--Adjustment of Conversion Price," beginning on page 118 of this prospectus, for a more detailed discussion.

    Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any preferred securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any preferred securities convertible into or exchangeable for our common stock.

FUNDAMENTAL CHANGE

    If we are a party to any transaction or series of transactions that results in shares of our common stock being converted into the right to receive, or being exchanged for, preferred securities, cash or other property of a third party, the conversion price may be adjusted as described below.

    In the event we are a party to:

    - any recapitalization or reclassification of our common stock, other than a change in par value or a change from par value to no par value or from no par value to par value, or as a result of a subdivision or combination of our common stock;

    - any consolidation or merger with or into another corporation, other than a merger that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

    - any sale or transfer of all or substantially all of our assets; or

    - any compulsory share exchange;

in each case, as a result of which shares of our common stock will be converted into the right to receive other preferred securities, cash or other property, then we will ensure that appropriate provision is made so that the holder of each exchange preferred security then outstanding will have the right thereafter to convert the exchange preferred securities only into:

    - in the case of any transaction other than a transaction involving a Common Stock Fundamental Change (as defined below), the kind and amount of the preferred securities, cash or other property that would have been receivable upon the consummation of the transaction by a holder of the number of shares of our common stock issuable upon conversion of such exchange preferred securities immediately prior to the transaction, or

    - in the case of a transaction involving a Common Stock Fundamental Change, shares of common stock of the kind received by holders of our common stock as a result of the Common Stock Fundamental Change, but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if the transaction constitutes a Fundamental Change.

    However, in the event of a Common Stock Fundamental Change in which:

    - 100% of the value of the consideration received by a holder of our common stock in shares of common stock of the successor, acquirer or other third party (and cash, if any, paid with respect to any fractional interests in the shares of common stock resulting from the Common Stock Fundamental Change), and

    - all of our common stock will have been exchanged for, converted into, or acquired for, shares of common stock (and cash, if any, with respect to fractional interests) of the successor, acquirer or other third party, the conversion price per share of our common stock immediately following the Common Stock Fundamental Change will be the conversion price in effect immediately prior to the Common Stock Fundamental Change divided by the number of shares of common stock of the successor, acquirer, or other third party received by a holder of one share of our common stock as a result of the Common Stock Fundamental Change.

    Depending upon whether a Fundamental Change is a Non-Stock Fundamental Change or a Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion of the exchange preferred securities. For example, in the event of a Non-Stock Fundamental Change, the holder has the right to convert exchange preferred securities into the kind and amount of the preferred securities, cash or other property as is determined by the number of shares of our common stock that would have been receivable upon conversion of exchange preferred securities at the conversion price as adjusted in the manner described above. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquirer or other third party, a holder of exchange preferred securities who converts the exchange preferred securities following the Common Stock Fundamental Change will receive consideration in the form of that common stock only. A holder who converted the exchange preferred securities prior to the Common Stock Fundamental Change would have received consideration in the form of that common stock as well as any other preferred securities or assets (which may include cash) received by holders of our common stock in the transaction.

    The conversion price adjustments described above are designed, in some circumstances, to reduce the conversion price that would be applicable in Fundamental Change transactions where all or substantially all of our common stock is converted into preferred securities, cash, or property and not more than 50% of the value received by the holders of our common stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NASDAQ National Market of the NASDAQ Stock Market, Inc. (a Non-Stock Fundamental Change, as defined below). This reduction would result in an increase in the amount of the preferred securities, cash or property into which each exchange preferred security is convertible over that which would have been obtained in the absence of those conversion price adjustments. However, the maximum amount of the increase will be limited in cases where the relevant Applicable Price is lower than the applicable Reference Market Price.

    In a Common Stock Fundamental Change transaction, the adjustments described above are designed to provide in effect that:

    - where our common stock is converted partly into that listed or NASDAQ National Market-traded common stock and partly into other preferred securities, cash, or property, each exchange preferred security will be convertible solely into a number of shares of that common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of our common stock into which each exchange preferred security were convertible immediately before the transaction (measured as described above), and

    - where our common stock is converted solely into that listed or NASDAQ National Market-traded common stock, each exchange preferred security will be convertible into the same number of shares of the common stock receivable by a holder of the number of shares of our common stock into which each exchange preferred security was convertible immediately before that transaction.

    In determining the amount and type of consideration received by a holder of our common stock in the event of a Fundamental Change, we will disregard consideration received by a holder of our common stock pursuant to a statutory right of appraisal.

    The term "Applicable Price" means:

    - in the case of a Non-Stock Fundamental Change in which the holders of our common stock receive only cash, the amount of cash receivable by a holder of one share of our common stock; and

    - in the case of any other Fundamental Change, the average of the Closing Prices (as defined below) for one share of our common stock during the 10 trading days immediately prior to the record date for the determination of the holders of our common stock entitled to receive cash, preferred securities, property or other assets in connection with that Fundamental Change or, if there is no record date, prior to the date on which the holders of the our common stock will have the right to receive such cash, preferred securities, property or other assets.

    The term "Closing Price" means on any day, the last reported sales price on that day or, if no sales take place on that day, the average of the reported closing bid and asked prices on that day, in each case on the New York Stock Exchange, or, if the common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange or quotation system on which the common stock is listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of the common stock in the over-the-counter market on that day as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service or, if not available in that manner, as furnished by any New York Stock Exchange member firm, selected by us under the new indenture for that purpose.

    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of shares of common stock that for each of the 10 consecutive trading days immediately prior to the Fundamental Change has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NASDAQ National Market; provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either:

    - we continue to exist after the occurrence of that Fundamental Change and the outstanding exchange preferred securities continue to exist as outstanding exchange preferred securities, or

    - the outstanding exchange preferred securities continue to exist as exchange preferred securities and are convertible into shares of common stock of our successor.

    The term "Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, preferred securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). However, in the case of any of these series of transactions or events, for purposes of adjustment of the conversion price, the Fundamental Change will be deemed to have occurred when substantially all of our common stock has been exchanged for, converted into, or acquired for or constitutes solely the right to receive cash, preferred securities, property or other assets but the adjustment will be based upon the consideration that the holders of our common stock received in the transaction or event as a result of which more than 50% of the our common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive cash, preferred securities, properties or other assets.

    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for one share of common stock received by holders of our common stock in the Common Stock Fundamental Change during the 10 trading days immediately prior to the record date for the determination of the holders of our common stock entitled to receive such shares of common stock or, if there is no record date, prior to the date upon which the holders of our common stock will have the right to receive the shares of common stock.

    The term "Reference Market Price" will initially mean $      (which is equal
to approximately   % of the last reported sale price per share of our common
stock on the New York Stock Exchange on             ). In the event of any
adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the exchange preferred securities.

    Conversions of the exchange preferred securities may be effected by delivering them to the office or agency maintained by us for that purpose.

    Conversion price adjustments may, in certain circumstances, result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1984, as amended, to holders of exchange preferred securities or, in the case of a failure to make those adjustments, to holders of our common stock issued upon conversion of the exchange preferred securities. Please read the section titled "United States Federal Income Tax Considerations--Tax Treatment of the Ownership and Disposition of Exchange Preferred Securities and Common Stock--Adjustment of Conversion Price" beginning on page 118 of this prospectus, for a more detailed discussion.

    We could, in the future, enter into certain transactions, including certain recapitalizations or distributions, that would not constitute a Fundamental Change, but that would increase the amount of our consolidated indebtedness or reduce the amount of our shareholders' equity.

OPTIONAL REDEMPTION

    The exchange debentures mature on             . In addition, we have the
option to redeem the exchange debentures:

    - in whole or in part, at any time on or after             , 2003;

    - in whole but not in part, prior to          , 2003, if our common stock
      price has exceeded 200% of the conversion price for at least 20 trading days during a 30-day trading period ending five trading days prior to the notice of redemption; and

    - at any time, in certain circumstances, upon the occurrence of a tax event as described below.

    Upon the repayment of the exchange debentures, whether at stated maturity or upon redemption, the proceeds from the repayment will simultaneously be applied to redeem exchange preferred securities and new common securities having an aggregate liquidation amount equal to the aggregate principal amount of the exchange debentures repaid or redeemed at the applicable redemption price, plus accumulated and unpaid distributions. However, except in the case of redemption
upon maturity of the exchange debentures and redemption prior to          ,
2003, holders of exchange preferred securities and new common securities will be given not less than 30 nor more than 60 days' notice of the redemption. The applicable redemption price per exchange preferred security will be equal to the
redemption price per $   principal amount of exchange debentures. Please read
the section titled "Description of Preferred Securities--Description of the Exchange Debentures--Optional Redemption," beginning on page 97 of this prospectus, for a more detailed discussion.

    If fewer than all of the outstanding exchange preferred securities and new common securities are to be redeemed, the exchange preferred securities and the new common securities will be redeemed on a pro rata basis and, in that case, the redemption of exchange preferred securities will be made as described under 'Description of Preferred Securities--Description of the Exchange Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 86 of this prospectus. However, if an event of default under the new trust agreement has occurred and is continuing, the exchange preferred securities will have a priority over the new common securities with respect to the payment of the redemption price.

    In the case of redemption prior to            , 2003, notice must be
delivered not more than 30 and not less than 15 days prior to the date of redemption. Prior to the redemption date, holders of exchange preferred securities will have the right to convert their exchange preferred securities into shares of our common stock at the conversion price in effect at the time.
In the case of such a redemption prior to             , 2003, we will pay
additional interest in cash or our common stock, at our election, in an amount equal to two years' worth of interest payments on any exchange debentures that are converted following the notice of redemption and prior to the date of redemption, less any interest actually paid prior to the date of conversion.

SPECIAL EVENT DISTRIBUTION; TAX EVENT REDEMPTION

    A "tax event" occurs if the administrative trustees receive an opinion of nationally recognized independent tax counsel experienced in these matters to the effect that as a result of:

    - any amendment to, or change, including any announced prospective change, in the laws or any regulations thereunder, of the United States or any political subdivision or taxing authority of the United States or any political subdivision,

    - any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court or governmental or regulatory agency or authority, including the enactment of any legislation and the publication of any judicial decision or regulatory determination, or

    - any official interpretation or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws or regulations that differs from its previously generally accepted position, in each case on or after the date of this prospectus, there is more than an insubstantial risk that:

    - the new trust is, or will be within 90 days of the date of the opinion, subject to federal income tax with respect to interest accrued or received on the exchange debentures, or

    - the new trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    An "investment company event" occurs if the administrative trustees receive an opinion of a nationally recognized independent counsel experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the new trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended.

    If a tax event or investment company event has occurred and is continuing, at any time, the new trust may, with our prior written consent, unless the exchange debentures are redeemed in the limited circumstances described below, be dissolved. As a result, after satisfaction of liabilities to creditors of the new trust, if any, exchange debentures with:

    - an aggregate principal amount equal to the aggregate stated liquidation amount of,

    - an interest rate identical to the annual rate of distributions on, and

    - accrued and unpaid interest equal to accumulated and unpaid distributions on,

the exchange preferred securities and new common securities outstanding at that time would be distributed to the holders of the exchange preferred securities and new common securities in liquidation of their interests in the new trust, on a pro rata basis, within 90 days following the occurrence of the tax event or investment company event. However, in the case of a tax event, as a condition of the dissolution and distribution, the administrative trustees will have received an opinion of nationally recognized independent tax counsel experienced in these matters, which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the exchange preferred securities will not recognize any gain or loss for federal income tax purposes as a result of the dissolution and distribution of exchange debentures. If, at the time, the new trust has the opportunity to eliminate, within the 90-day period, the tax event or investment company event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that in our sole judgment would not adversely affect the new trust, the holders of the exchange preferred securities, or us, and will involve no material cost, the new trust will pursue that measure instead of dissolving itself.

    Further, if, in the case of a tax event, the administrative trustees have been informed by nationally recognized independent tax counsel experienced in these matters that they cannot deliver an opinion to the effect that the holders of the exchange preferred securities will not recognize any gain or loss for federal income tax purposes as a result of the dissolution and distribution of the exchange debentures, we will have the right, upon not less than 30 nor more than 60 days' notice, to redeem the exchange debentures. In that event, we can redeem the exchange debentures, in whole but not in part, for cash at a redemption price equal to 100% of the principal amount of the exchange debentures plus accrued and unpaid interest to the redemption date, within 90 days following the occurrence of the tax event. Promptly following the redemption, the exchange preferred securities will be redeemed by the new trust at a redemption price equal to the liquidation amount of the exchange preferred securities plus accumulated and unpaid distributions. However, if, at the time, either we or the new trust has the opportunity to eliminate, within the 90-day period, the tax event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that in our sole judgment would not adversely affect the new trust, the holders of the exchange preferred securities, or us, and will involve no material costs, we or the new trust will pursue that measure instead of redeeming the exchange debentures and the exchange preferred securities.

    If we decline to consent to a dissolution of the new trust and distribution of the exchange debentures or decline to redeem the exchange debentures as described above, the exchange preferred securities will remain outstanding and we may be obligated to pay additional interest described under the section titled "Description of Preferred Securities--Description of the Exchange Debentures--Additional Interest," beginning on page 101 of this prospectus.

    After the date fixed for any distribution of exchange debentures upon dissolution of the new trust:

    - the exchange preferred securities will no longer be deemed to be outstanding,

    - the depository or its nominee, as the record holder of the global certificates, will receive a registered global certificate or certificates representing the exchange debentures to be delivered upon such distribution, and

    - any certificates representing exchange preferred securities not held by the depository or its nominee will be deemed to represent exchange debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of the exchange preferred securities, with an interest rate identical to the annual rate of distributions on, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the exchange preferred securities, until the certificates are presented to us or our agent for transfer, exchange or reissuance.

    We cannot give you any assurance as to the market price for the exchange debentures that may be distributed in exchange for exchange preferred securities if a dissolution and liquidation of the new trust were to occur. Accordingly, the exchange debentures that you may subsequently receive on dissolution and liquidation of the new trust may trade at a discount to the price of the exchange preferred securities exchanged. If the exchange debentures are distributed to the holders of exchange preferred securities upon the dissolution of the new trust, we will use our reasonable best efforts to list the exchange debentures on the New York Stock Exchange or on another national securities exchange or similar organization.

PROCEDURES FOR REDEMPTION BY THE NEW TRUST

    After           , 2003, the new trust may not redeem fewer than all of the outstanding exchange preferred securities unless all accumulated and unpaid distributions have been or contemporaneously are paid on all exchange preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If the new trust gives notice of redemption in respect of exchange preferred securities, which notice will be irrevocable, then on the redemption date, provided that we have paid to the property trustee a sufficient amount of cash in connection with the related redemption of the exchange debentures, the new trust will irrevocably deposit with the depository funds sufficient to pay the applicable redemption price and irrevocable instructions and authority to pay the redemption price to the holders of the exchange preferred securities. Please read the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 86 of this prospectus.

    If notice of redemption shall have been given and funds deposited as required, then, on the date fixed for redemption, distributions will cease to accumulate and all rights of holders of the exchange preferred securities called for redemption will cease, except for the right of holders of the exchange preferred securities to receive the redemption price and all accumulated and
unpaid distributions. In the event of a redemption prior to          , 2003,
holders that convert their exchange preferred securities after the notice of redemption is given will receive distributions in an amount equal to two years' worth of additional distributions on the converted exchange preferred securities, less any distributions actually paid prior to the date of conversion.

    If the redemption date is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. If that business day falls in the next calendar year, however, the payment will be made on the immediately preceding business day.

    In the event that we or the new trust, pursuant to the exchange preferred securities guarantee described in the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities Guarantee," improperly withhold or refuse to pay the applicable redemption price, then distributions on the exchange preferred securities will continue to accumulate at the then applicable rate, from the original redemption date to the date the redemption price is actually paid. Under these circumstances, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

    In the event that fewer than all of the outstanding exchange preferred securities and new common securities are to be redeemed, the exchange preferred securities and the new common securities will be redeemed on a pro rata basis and, in that case, the redemption of exchange preferred securities will be made as described in the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 86 of this prospectus.

    In the event of any redemption in part, the new trust will not:

    - issue, register the transfer of, or exchange, any certificated security during a period beginning at the opening of business 15 days before any exchange preferred securities are selected for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of exchange preferred securities to be redeemed, or

    - register the transfer of, or exchange, any certificated preferred securities selected for redemption, in whole or in part, except for the unredeemed portion of any certificated preferred securities being redeemed in part.

    Subject to the provisions described above and applicable law, including United States federal securities laws, we or any of our subsidiaries may at any time, and from time to time, purchase outstanding exchange preferred securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary dissolution of the new trust, the then holders of the exchange preferred securities will be entitled to receive out of the assets of the new trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $ per exchange preferred security plus accumulated and unpaid distributions to the date of payment unless, in connection with the liquidation, exchange debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to, the annual rate of distributions on, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the exchange preferred securities, have been distributed on a pro rata basis to the holders of the exchange preferred securities and the new common securities.

    If, upon any dissolution, the liquidation distribution can be paid only in part because the new trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the new trust on the exchange preferred securities shall be paid on a pro rata basis. The holders of the new common securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the exchange preferred securities, except that if an event of default under the new trust agreement has occurred and is continuing, the exchange preferred securities will have priority over the new common securities.

    The new trust will dissolve:

    - on             , the expiration of its term,

    - upon our bankruptcy or the bankruptcy of the holder of the new common securities,

    - upon the filing of a certificate of dissolution or its equivalent with respect to us or the holder of the new common securities, after obtaining the consent of the holders of at least a majority in liquidation amount of the exchange preferred securities and new common securities voting together as a single class, to the filing of a certificate of cancellation with respect to the new trust, or the revocation of our charter and the expiration of 90 days after the date of revocation without a reinstatement of the charter,

    - upon the occurrence of a tax event or investment company event except in the limited circumstance described in the section titled "Description of Preferred Securities--Description of the Exchange Preferred
      Securities--Special Event Distribution; Tax Event Redemption," beginning on page 78 of this prospectus,

    - upon the entry of a decree of a judicial dissolution of us or the new trust,

    - upon the redemption of all of the exchange preferred securities and new common securities, or

    - upon the conversion of all outstanding exchange preferred securities pursuant to the new trust agreement.

EVENTS OF DEFAULT

    An event of default under the new indenture constitutes an event of default under the new trust agreement. Pursuant to the new trust agreement, the holder of the new common securities will be deemed to have waived any event of default with respect to the new common securities until all events of default with respect to the exchange preferred securities have been cured, waived or otherwise eliminated. Until all events of default with respect to the exchange preferred securities have been cured, waived, or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the exchange preferred securities and only the holders of the exchange preferred securities will have the right to direct the property trustee with respect to certain matters under the new trust agreement, and therefore the new indenture.

    If the property trustee fails to enforce its rights under the exchange debentures, holders of exchange preferred securities, to the fullest extent permitted by law, may institute a legal proceeding against us to enforce the property trustee's rights under the exchange debentures. However, if an event of default has occurred and is continuing under the new trust agreement and the event is attributable to our failure to pay interest or principal on the exchange debentures on the date the interest or principal is otherwise payable, or in the case of redemption, the redemption date, a holder of exchange preferred securities may institute a direct action for enforcement of payment to the holder directly of the principal of or interest on exchange debentures having an aggregate principal amount equal to the aggregate liquidation amount of the exchange preferred securities of the holder on or after the respective due date specified in the exchange debentures. In connection with that direct action, we will remain obligated to pay the principal or interest on the exchange debentures and will be subrogated to the rights of such holders of exchange preferred securities under the new trust agreement to the extent of any payment made by us to such holder of exchange preferred securities in the direct action. The holders of exchange preferred securities will not be able to exercise directly any other remedy available to the holders of the exchange debentures.

    The property trustee is required to notify holders of the exchange preferred securities, within 90 days of an event of default under the new trust agreement, of all defaults with respect to the exchange preferred securities actually known to the property trustee. However, under certain circumstances, the property trustee may withhold that notice if the property trustee determines in good faith that the withholding of notice is in the interests of the holders of the exchange preferred securities. Upon the occurrence of an event of default under the new trust agreement, the property trustee as the sole holder of the exchange debentures will have the right under the new indenture to declare the principal of and interest on the exchange debentures to be immediately due and payable.

    We and the new trust are each required to provide to the property trustee annually an officer's certificate as to our compliance with all conditions and covenants under the new trust agreement.

VOTING RIGHTS

    Except as described below, under the Delaware Business Trust Act, the Trust Indenture Act and under the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities Guarantee--Modification of the Exchange Preferred Guarantee; Assignment," and as otherwise required by law and the new trust agreement, the holders of the exchange preferred securities will have no voting rights. In the event that we elect to defer payments of interest on the exchange debentures as described in the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Distributions," the holders of the exchange preferred securities do not have the right to appoint a special representative or trustee to protect their interests.

    Subject to the requirement that the trustees of the new trust obtain a tax opinion in certain circumstances described below, the holders of a majority in aggregate liquidation amount of the exchange preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or the exercise of any trust or power conferred upon the property trustee under the new trust agreement. This includes the right to direct the property trustee, as holder of the exchange debentures, to:

    - exercise the remedies available under the new indenture,

    - waive any past event of default under the new indenture and its consequences, to the extent they can be waived under the new indenture,

    - exercise any right to rescind or annul a declaration that the principal of all the exchange debentures shall be due and payable, or

    - consent to any amendments, modifications or termination of the new indenture or the exchange debentures requiring the consent of the holders of the exchange debentures.

    However, if an event of default has occurred and is continuing under the new indenture, the holders of 25% of the aggregate liquidation amount of the exchange preferred securities then outstanding may direct the property trustee to declare the principal and interest of the exchange debentures immediately due and payable.

    Where a consent or action under the new indenture would require the consent of:

    (1) holders of exchange debentures representing a specified percentage greater than a majority in principal amount of the exchange debentures, or

    (2) each holder of exchange debentures affected by the consent,

no such consent will be given by the property trustee without the prior consent of, in the case of (1) above, holders of exchange preferred securities representing at least that specified percentage of the aggregate liquidation amount of the exchange preferred securities, or, in the case of (2) above, each holder of exchange preferred securities affected by the consent.

    The property trustee will notify all holders of the exchange preferred securities of any notice of default received from the indenture trustee with respect to the exchange debentures. The notice will state that the event of default also constitutes an event of default under the new trust agreement. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee will not take any of the actions described above unless it has obtained an opinion of nationally recognized tax counsel experienced in these matters to the effect that, following those actions, the new trust will be classified as a grantor trust for United States federal income tax purposes and each holder will be treated as owning an undivided beneficial interest in the exchange debentures.

    In the event that the consent of the property trustee, as the holder of the exchange debentures, is required under the new indenture with respect to any amendment, modification or termination of the new indenture, the property trustee will request the direction of the holders of the exchange preferred securities and new common securities with respect to that amendment, modification or termination and will vote with respect to that amendment, modification or termination as directed by a majority in liquidation amount of the exchange preferred securities and new common securities voting together as a single class. However, where a consent under the new indenture would require the consent of holders of exchange debentures representing a specified percentage greater than a majority in principal amount of the exchange debentures, the property trustee may only give such consent at the direction of the holders representing such specified percentage in liquidation amount of the exchange preferred securities and new common securities. The property trustee will be under no obligation to take any such action in accordance with the directions of the holders of the exchange preferred securities and new common securities unless each of the new trustees has obtained an opinion of nationally recognized tax counsel experienced in those matters to the effect that for United States federal income tax purposes, the new trust will not be classified as other than a grantor trust.

    A waiver of an event of default under the new indenture will constitute a waiver of the corresponding event of default under the new trust agreement.

    Any required approval or direction of holders of exchange preferred securities may be given at a separate meeting of holders of exchange preferred securities convened for that purpose, at a meeting of all of the holders of exchange preferred securities and new common securities, or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of exchange preferred securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be mailed to each holder of record of exchange preferred securities. Each notice will include a statement setting forth:

    - the date of the meeting or the date by which the action is to be taken,

    - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought, and

    - instructions for the delivery of proxies or consents.

    No vote or consent of the holders of exchange preferred securities will be required for the new trust to redeem and cancel exchange preferred securities or distribute exchange debentures in accordance with the new trust agreement.

    Notwithstanding that holders of exchange preferred securities are entitled to vote or consent under any of the circumstances described above, any of the exchange preferred securities that are owned at that time by us or by an affiliate of ours, will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if they were not outstanding.

    The procedures by which holders of exchange preferred securities in book-entry form may exercise their voting rights are described in the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 86 of this prospectus.

    You will have no rights to increase or decrease the number of the new trustees, or to appoint or remove trustees, who may be appointed, removed or replaced solely by us as the indirect or direct holder of all of the new common securities.

MODIFICATION OF THE NEW TRUST AGREEMENT

    The administrative trustees (and in certain circumstances the property trustee or the Delaware trustee) may modify and amend the new trust agreement, provided that if any proposed amendment provides for, or the administrative trustees otherwise propose to effect:

    - any action that would adversely affect the powers, preferences or special rights of the exchange preferred securities or the new common securities, whether by way of amendment to the new trust agreement or otherwise, or

    - the dissolution, winding-up or termination of the new trust other than pursuant to the terms of the new trust agreement, then the holders of the exchange preferred securities and new common securities voting together as a single class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of at least two-thirds in liquidation amount of the exchange preferred securities and new common securities affected by it, voting together as a single class. If any amendment or proposal referred to in the first bullet above would adversely affect only the exchange preferred securities or the new common securities, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of at least two-thirds in liquidation amount of the exchange preferred securities or the new common securities, as the case may be.

    Notwithstanding the foregoing, no amendment or modification may be made to the new trust agreement if the amendment or modification would:

    - cause the new trust to be classified for United States federal income tax purposes as other than a grantor trust,

    - reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act, or

    - cause the new trust to be deemed an "investment company" which is required to be registered under the Investment Company Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    The new trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below or as otherwise provided in the new trust agreement. The new trust may, with the consent of a majority of the administrative trustees and without the consent of the holders of the exchange preferred securities and new common securities, the property trustee or the Delaware trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state of the United States, provided that:

    - if the new trust is not the survivor, the successor entity either

       - expressly assumes all of the obligations of the new trust under the exchange preferred securities and new common securities, or

       - substitutes for the exchange preferred securities other preferred securities having substantially the same terms as the exchange preferred securities, so long as the successor preferred securities rank the same as the exchange preferred securities rank with respect to distributions and payments upon liquidation, redemption and otherwise,

    - if the new trust is not the survivor, we expressly acknowledge or appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the exchange debentures,

    - the exchange preferred securities or any successor preferred securities are listed, or any successor preferred securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the exchange preferred securities are then listed or quoted,

    - the merger, consolidation, amalgamation or replacement does not cause the exchange preferred securities, including any successor preferred securities, to be downgraded by any nationally recognized statistical rating organizations,

    - the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the exchange preferred securities and new common securities, including any successor preferred securities, in any material respect (other than with respect to any dilution of the holders' interest in the new entity, if any),

    - the successor entity has a purpose substantially identical to that of the new trust,

    - prior to the merger, consolidation, amalgamation or replacement, we have received an opinion of a nationally recognized independent counsel to the new trust experienced in these matters to the effect that:

       - the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the exchange preferred securities and new common securities, including any successor preferred securities, in any material respect (other than with respect to any dilution of the holders' interest in the new entity),

       - following the merger, consolidation, amalgamation or replacement, neither the new trust nor the successor entity, if any, will be required to register as an investment company under the Investment Company Act, and

       - following the merger, consolidation, amalgamation or replacement, the new trust, or the successor entity, will be treated as a grantor trust for United States federal income tax purposes, and

       - if the new trust is not the survivor, we guarantee the obligations of the successor entity under the successor preferred securities at least to the extent provided by the exchange preferred securities guarantee.

    Notwithstanding the general provisions described above, the new trust will not, except with the consent of holders of 100% in liquidation amount of the exchange preferred securities and new common securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the consolidation, amalgamation, merger or replacement would cause the new trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE; THE DEPOSITORY TRUST COMPANY

    The exchange preferred securities will be issued in the form of registered preferred securities in global form. Each global security will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of exchange preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the exchange preferred securities on DTC's records.

The ownership interest of each actual purchaser of each exchange preferred security, to which we refer in this prospectus as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased exchange preferred securities. Transfers of ownership interests in the exchange preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the exchange preferred securities, except in the event that use of the book-entry system for the exchange preferred securities is discontinued or in certain other limited circumstances.

    So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange preferred securities represented thereby for all purposes under the new trust agreement and the exchange preferred securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the new trust agreement.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of exchange preferred securities in fully registered, certificated form for any reason, including to sell exchange preferred securities to persons in states which require such delivery of the exchange preferred securities or to pledge the exchange preferred securities, the holder must transfer its interest in the global security in accordance with the normal procedures of DTC and the procedures set forth in the new trust agreement.

    DTC has advised us that it will take any action permitted to be taken by a holder of exchange preferred securities, including the presentation of exchange preferred securities for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global preferred securities are credited and only in respect of that portion of the aggregate liquidation amount of exchange preferred securities as to which the participant or participants has or have given such direction. However, if there is an event of default with respect to the exchange preferred securities, DTC will exchange the global exchange preferred securities for certificated exchange preferred securities, which it will distribute to its participants.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Redemption notices in respect of exchange preferred securities held in book-entry form will be sent to Cede & Co. If less than all of the exchange preferred securities are being redeemed, DTC will reduce the amount of the interest of each direct participant in such exchange preferred securities in accordance with its procedures.

    Although voting with respect to the exchange preferred securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to exchange preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the new trust as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts exchange preferred securities are credited on the record date (identified in a listing attached to the omnibus proxy).

    Any distribution payments in cash on the exchange preferred securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with preferred securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of the participant and not of DTC, the new trust or us, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the new trust, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

    Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in the global exchange preferred securities among participants of DTC, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of us, the new trust, the indenture trustee or the new trustees will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the exchange preferred securities at any time by giving reasonable notice to the new trust. Under those circumstances, in the event that a successor securities depository is not obtained, exchange preferred securities certificates are required to be printed and delivered. Additionally, the administrative trustees (with our consent) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depository) with respect to the exchange preferred securities. In that event, certificates for the exchange preferred securities will be printed and delivered. In each of the above circumstances, if no paying agent has previously been appointed, we will appoint a paying agent with respect to the exchange preferred securities.

    Except as described herein, a beneficial owner in a global exchange preferred securities certificate will not be entitled to receive physical delivery of exchange preferred securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the exchange preferred securities.

    The information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system has been obtained from sources that we and the new trust believe to be reliable, but neither we nor the new trust take responsibility for the accuracy of this information.

PAYMENTS IN RESPECT OF THE EXCHANGE PREFERRED SECURITIES

    Payments in respect of the exchange preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, in the case of certificated exchange preferred securities, the payments will be made by check mailed to the address of the holder entitled to the payments as the address will appear on the register.

INFORMATION CONCERNING THE PROPERTY TRUSTEE, TRANSFER AGENT, REGISTRAR AND
  PAYING AGENT, AND CONVERSION AGENT

    The Bank of New York will initially act as property trustee, transfer agent, registrar and paying agent, and conversion agent for the exchange preferred securities, but the new trust may designate an additional or substitute transfer agent, registrar and paying agent, or conversion agent. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the administrative trustees. In the event that The Bank of New York will no longer be the paying agent, the new trust will appoint a successor to act as paying agent (which must be a bank or trust company).

    In the event that the exchange preferred securities do not remain in book-entry-only form, registration of transfers of exchange preferred securities will be effected without charge by or on behalf of the new trust, but upon payment of any tax or other governmental charges that may be imposed in connection with the transfer and/or the giving of such indemnity as the new trust may require with respect to the transfer. Exchanges of exchange preferred securities for exchange debentures will be effected without charge by or on behalf of the new trust, but upon payment of any tax or other governmental charges which may be imposed and/or the giving of such indemnity as the new trust may require with respect to the exchange in connection with the issuance of any exchange debentures in the name of any person other than the registered holder of the exchange preferred security for which the exchange debenture is being exchanged or for any reason other than the exchange. The new trust will not be required to register or cause to be registered the transfer of exchange preferred securities after the exchange preferred securities have been called for redemption or exchange.

    The property trustee, prior to the occurrence of a default with respect to the exchange preferred securities or new common securities and after the curing of any defaults that may have occurred, undertakes to perform only the duties that are specifically set forth in the new trust agreement and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the new trust agreement at the request of any holder of exchange preferred securities, unless it is offered reasonable indemnity by the holder against the costs, expenses and liabilities that it might incur. The holders of exchange preferred securities will not be required to offer such indemnity in the event that those holders, by exercising their voting rights, direct the property trustee to take any action it is empowered to take under the new trust agreement following an event of default under the new trust agreement. The property trustee also serves as trustee under the exchange preferred securities guarantee and the new indenture.

    We may maintain banking and other commercial relationships with the property trustee and its affiliates in the ordinary course of business.

GOVERNING LAW

    Delaware law will govern the new trust agreement and the exchange preferred securities.

MISCELLANEOUS

    The administrative trustees are authorized and directed to conduct the affairs of and to operate the new trust in such a way so that:

    - the new trust will not be required to register as an "investment company" under the Investment Company Act,

    - the new trust will not be characterized as other than a grantor trust for United States federal income tax purposes, and

    - the exchange debentures will be treated as our indebtedness for United States federal income tax purposes.

    In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law or the new trust agreement, that each of us and the administrative trustees determine in our respective discretion to be necessary or desirable to achieve that end, as long as the action does not adversely affect the interests of the holders of exchange preferred securities or vary the terms or the exchange preferred securities.

    The holders of the exchange preferred securities have no preemptive rights.

DESCRIPTION OF THE EXCHANGE PREFERRED SECURITIES GUARANTEE

    We have summarized below the material provisions of the guarantee that we will execute and deliver, from time to time, for the benefit of the holders of the exchange preferred securities. This summary may omit a term or provision that you would consider important. For a complete description of the exchange preferred securities guarantee, we encourage you to read the guarantee, a form of which is filed with the SEC. The exchange preferred securities guarantee incorporates by reference the terms of the Trust Indenture Act. The exchange preferred securities guarantee will be qualified under the Trust Indenture Act. The Bank of New York, as the guarantee trustee, will hold the guarantee for the benefit of the holders of the exchange preferred securities.

GENERAL

    To the extent described below, we will agree to pay the following amounts in full if they are not paid by the new trust:

    - any accumulated and unpaid distributions that are required to be paid on the exchange preferred securities to the extent we have made corresponding payments on the exchange debentures to the property trustee;

    - the amount payable upon redemption of the exchange preferred securities, to the extent we have made corresponding payments on the exchange debentures to the property trustee; and

    - upon a liquidation of the new trust, the lesser of:

       - the aggregate of the liquidation amount and all accumulated and unpaid distributions on the exchange preferred securities to the date of payment, to the extent the new trust has funds available for those payments, and

       - the amount of assets of the new trust remaining available for distribution to holders of the exchange preferred securities.

    We may satisfy our obligation to make a guarantee payment by either making payments directly to the holders of exchange preferred securities or by causing the new trust to make the payments to them.

    The exchange preferred securities guarantee is a guarantee from the time of issuance of the exchange preferred securities. We will be obligated to make the guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the new trust may have or assert. The exchange preferred securities guarantee does not cover any payment of distributions and other payments on the exchange preferred securities when the new trust does not have sufficient funds to make those distributions or other payments. If we do not make interest payments on the exchange debentures held by the property trustee, the new trust will not pay distributions on the exchange preferred securities and will not have funds available for those payments. Please read the section titled "Description of Preferred Securities--Description of the Exchange Debentures--Our Covenants Applicable to the Exchange Debentures," beginning on page 103 of this prospectus, for a more detailed description.

    We have also agreed to irrevocably guarantee the obligations of the new trust with respect to the new common securities to the same extent as the guarantee with respect to the exchange preferred securities, except that if an event of default under the new indenture has occurred and is continuing, holders of exchange preferred securities will have priority over holders of new common securities with respect to distributions and payments on liquidation, redemption or otherwise.

MODIFICATION OF THE EXCHANGE PREFERRED SECURITIES GUARANTEE; ASSIGNMENT

    We may amend the exchange preferred securities guarantee without the consent of any holder of exchange preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, we may amend the exchange preferred securities guarantee only with the prior approval of the holders of at least two-thirds in aggregate stated liquidation amount of the outstanding exchange preferred securities.

    All guarantees and agreements contained in the exchange preferred securities guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the exchange preferred securities then outstanding. Except in connection with any merger or consolidation of us with or into another entity or any sale, transfer or lease of our assets to another entity permitted under the new indenture, we may not assign our rights or delegate our obligations under the exchange preferred securities guarantee without the prior approval of the holders of at least two-thirds of the aggregate stated liquidation amount of the exchange preferred securities then outstanding.

TERMINATION

    The exchange preferred securities guarantee will terminate upon:

    - full payment of the redemption price of, plus accumulated and unpaid distributions on, all exchange preferred securities,

    - distribution of the exchange debentures held by the new trust to the holders of the exchange preferred securities or the conversion, if applicable, of all of the exchange preferred securities into our common stock or other preferred securities, or

    - full payment of the amounts payable upon liquidation of the new trust.

    The exchange preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of the exchange preferred securities must repay any amounts paid on those exchange preferred securities or under the exchange preferred securities guarantee.

EVENTS OF DEFAULT

    An event of default under the exchange preferred securities guarantee will occur upon:

    - our failure to perform any of our payment or other obligations under the exchange preferred securities guarantee, or

    - our failure to deliver common stock or other applicable preferred securities upon an appropriate election by the holder or holders of the exchange preferred securities to convert the exchange preferred securities into shares of our common stock or other applicable preferred securities, as the case may be.

    In the exchange preferred securities guarantee, we will agree that, so long as any exchange preferred securities remain outstanding, we will not make the payments and distributions described below if:

    - we have elected to defer interest payments on the exchange debentures and that deferral period is continuing,

    - we are in default with respect to our payment or other obligations under the exchange preferred securities guarantee,

    - any event of default under the new trust agreement has occurred, or

    - any event has occurred and is continuing that, with the giving of notice or the lapse of time or both, would constitute an event of default under the new indenture.

    In the above circumstances, we will agree that we will not:

    - declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock, other than:

       (1) purchases or acquisitions of shares of our capital stock (or capital stock equivalents) relating to existing benefit plans (or any options or other instruments issued under those plans) or relating to any existing contract or security requiring us to purchase shares of our capital stock (or capital stock equivalents),

       (2) purchases of shares of our capital stock (or capital stock equivalents) from our officers, directors or employees or those of our subsidiaries under existing employment agreements or upon termination of employment or retirement,

       (3) as a result of a reclassification, combination or subdivision of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

       (4) dividends or distributions of shares of common stock on common stock,

       (5) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or any security being converted or exchanged into the capital stock,

       (6) purchases or other acquisitions of common stock relating to an existing dividend reinvestment or other similar plan,

       (7) any dividend or distribution of capital stock (or capital stock equivalents) relating to an existing stockholders rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights under the plan, or

    - guarantee payments with respect to any of (1) through (7) above;

    - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any exchange debentures issued by us that rank PARI PASSU with or junior to the exchange debentures; or

    - make any guarantee payments with respect to the two bullets above, other than pursuant to the exchange preferred securities guarantee or our guarantee of the new common securities.

    We will provide to the guarantee trustee, in the form of an officer's certificate or otherwise, evidence of compliance with any conditions provided for in the exchange preferred securities guarantee. The guarantee trustee will notify holders of the exchange preferred securities, within 90 days of any event of default under the exchange preferred securities guarantee, of all defaults known to the guarantee trustee. However, under certain circumstances, the guarantee trustee may withhold the notice if it determines in good faith that the withholding of notice is in the interests of the holders of the exchange preferred securities.

    The holders of a majority in liquidation amount of the exchange preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power the guarantee trustee has under the exchange preferred securities guarantee. If the guarantee trustee fails to enforce the exchange preferred securities guarantee, any holder of exchange preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights, without first instituting a legal proceeding against the new trust, the guarantee trustee or any other person or entity. We will waive any right or remedy to require that any action be brought first against the new trust or any other person or entity before proceeding directly against us.

SUBORDINATED STATUS OF THE EXCHANGE PREFERRED SECURITIES GUARANTEE

    Our obligation under the exchange preferred securities guarantee to make guarantee payments will be unsecured and will rank:

    - subordinate and junior in right of payment to all our senior debt,

    - pari passu in right of payment with the most senior preferred or preference stock issued by us now or in the future, if any, and with any guarantee entered into by us relating to any preferred or preference stock of any of our affiliates and,

    - senior in right of payment to:

       - our common stock, and

       - the existing debentures and the existing preferred securities guarantee.

    The term "senior debt" means:

    (1) any liability of ours:

       - for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument,

       - evidenced by a bond, note, debenture or similar instrument,

       - for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,

       - for the payment of money relating to a capitalized lease obligation, or

       - for the payment of money under any swap agreement;

    (2) any liability of others described in (1) that we have guaranteed or that is otherwise our legal liability; and

    (3) any deferral, renewal, extension or refunding of any liability of the types referred to in (1) and (2) above.

However, senior debt will not include:

    - the existing debentures or the existing preferred securities guarantee;

    - the exchange debentures;

    - any indebtedness or guarantees between or among us and our affiliates, unless the instrument creating or evidencing those obligations expressly provides otherwise; or

    - any liabilities made equal or subordinate to the exchange debentures by their terms.

    Our obligations under the exchange preferred securities guarantee will be effectively junior to all debt and other liabilities and preferred stock of our subsidiaries. By your acceptance of the exchange preferred securities, you agree to the subordination provisions and other terms of the exchange preferred securities guarantee.

    The new indenture does not limit or prohibit us from incurring liabilities that will be senior in right of payment to the exchange preferred securities guarantee. Upon our bankruptcy, liquidation or winding-up, our obligations under the exchange preferred securities guarantee will rank junior to all of our other liabilities, except as described above. In those circumstances, funds may not be available for payment under the exchange preferred securities guarantee.

    The exchange preferred securities guarantee will constitute a guarantee of payment and not merely of collection. This means that you may institute a legal proceeding directly against us to enforce the rights of the guarantee trustee under the exchange preferred securities guarantee without first instituting a legal proceeding against any other person or entity.

    We will deposit the exchange preferred securities guarantee with the guarantee trustee to be held for the benefit of the holders of exchange preferred securities. The guarantee trustee will have the right to enforce the exchange preferred securities guarantee on behalf of those holders. The holders of a majority in liquidation amount of the exchange preferred securities have the right to direct the time, method and place of:

    - conducting any proceeding for any remedy available to the guarantee trustee, or

    - exercising any trust or power conferred upon the trustee under the exchange preferred securities guarantee.

    If the guarantee trustee fails to enforce the exchange preferred securities guarantee, you may institute a legal proceeding directly against us to enforce the rights of the guarantee trustee under the exchange preferred securities guarantee, without first instituting a legal proceeding against the new trust, the guarantee trustee or any other person or entity.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee, prior to the occurrence of a default with respect to the exchange preferred securities guarantee, will perform only those duties specifically given to it in the exchange preferred securities guarantee. After default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The guarantee trustee will become obligated to exercise any of its powers under the exchange preferred securities guarantee at the request of any holder of the exchange preferred securities only if it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. The guarantee trustee also serves as property trustee and indenture trustee.

DESCRIPTION OF THE EXCHANGE DEBENTURES

    We will issue the exchange debentures under a new indenture between us and The Bank of New York, as indenture trustee. The new indenture will be qualified under the Trust Indenture Act. The terms of the exchange debentures include those stated in the new indenture and those made part of the new indenture by the Trust Indenture Act. The financial terms for the exchange debentures are the same as those for the exchange preferred securities, including the right to convert to shares of common stock. We have summarized the material terms of the new indenture and the exchange debentures below. This summary may omit a term or provision that you would consider important. For a complete description of the debentures, we encourage you to read the new indenture. We have filed a form of the new indenture with the SEC.

    You may receive exchange debentures if we exercise our right to terminate the new trust. Therefore, you should carefully review all the information regarding the exchange debentures contained in this prospectus. Please read the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Special Event Distribution; Tax Event Redemption," beginning on page 78 of this prospectus.

    If you receive exchange debentures, we will use our best efforts to have the exchange debentures listed on the New York Stock Exchange or on another national securities exchange or similar organization.

GENERAL

    The exchange debentures will be unsecured and rank junior and subordinate in right of payment to all of our senior debt. The exchange debentures will be limited in aggregate principal amount to $ million, which is the sum of:

    - the aggregate stated liquidation of the exchange preferred securities, and

    - the capital contributed by us in exchange for the new common securities.

    The exchange debentures will not be subject to a sinking fund provision. The entire principal amount of the exchange debentures will mature and become due and payable, together with any accrued and unpaid interest on the exchange
debentures, if any, on             .

    If the exchange debentures are distributed to holders of exchange preferred securities in liquidation of their interests in the new trust, the exchange debentures will, unless held in certificated form, initially be issued as a global security. As described in the section titled "Description of Preferred Securities--Description of the Exchange Debentures--Book-Entry and Settlement," under certain limited circumstances, the exchange debentures may be issued in certificate form in exchange for a global security. In the event that the exchange debentures are issued in certificated form, they will be in denominations of $ and integral multiples of $ and may be transferred or exchanged at the corporate trust office of the indenture trustee in New York, New York.

    Payments on exchange debentures issued as a global security will be made to DTC, a successor depository or, in the event that no depository is used, to a paying agent for the exchange debentures. In the event exchange debentures are issued in certificated form, principal and interest will be payable, the transfer of the exchange debentures will be registrable and the exchange debentures will be exchangeable for exchange debentures of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. However, payment of interest may be made at our option by check mailed to the address of the holder entitled thereto or by wire transfer to an account in the United States appropriately designated by the holder prior to the record date for the corresponding interest payment date. Notwithstanding that provision, so long as the holder of any exchange debentures is the property trustee, the payment of principal and interest, if in cash, on the exchange debentures held by the property trustee will be made by wire transfer at the place and to the account in the United States designated by the property trustee.

    We will deliver the exchange debentures for authentication by the indenture trustee in connection with the original issuance of the exchange debentures, on
      , 2001. In the future, we may deliver registered exchange debentures for authentication and deposit with DTC. The indenture trustee will authenticate the exchange debentures pursuant to our written order. In connection with that order, we must provide to the indenture trustee the certificates and opinions required under the Trust Indenture Act or reasonably requested by the indenture trustee.

SUBORDINATION

    Payment of principal of, or any premium and interest on, the exchange debentures will generally be subordinated in right of payment to the prior payment in full of all of our current and future senior debt. In addition, payments of principal and interest on the exchange debentures will be effectively junior to all debt and other liabilities and preferred stock of our subsidiaries.

    We may make no payment of principal (including redemption payments) of, or any premium or interest on, the exchange debentures if:

    - we are in default of our obligation to pay principal of, or any premium, sinking funds, or interest on, any of our senior debt, or

    - the maturity of any senior debt has been accelerated because of a default.

    This restriction on payment will continue until the default is cured or waived or ceases to exist, or until we have discharged or paid the accelerated senior debt in full.

    If our assets are distributed upon any dissolution, winding-up, liquidation or reorganization:

    - all senior debt will first be paid in full before any payment on account of the principal of, or any premium or interest on, the exchange debentures is made,

    - any payment or distribution of our assets to which the holders of the exchange debentures would be entitled except for the subordination provisions of the new indenture will be paid directly to the holders of our senior debt, to the extent necessary to make payment in full of all remaining unpaid senior debt, after giving effect to any concurrent payment or distribution to the holders of the senior debt, and

    - in the event that, notwithstanding the provisions described above, any payment or distribution of our assets is received by the property trustee or the holders of any of the exchange debentures before all of our senior debt is paid in full, the payment or distribution will be paid over to those holders of senior debt for application to the payment of all the remaining unpaid senior debt until all the senior debt has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior debt.

    Subject to the payment in full of all senior debt upon any such distribution of our assets, the holders of the exchange debentures will be subrogated to the rights of the holders of the senior debt to receive payments or distributions of our cash, property or preferred securities applicable to senior debt until the principal of, and any premium and interest on, the exchange debentures will be paid in full.

    As a result of this subordination, in the event of any distribution of our assets upon dissolution, winding-up, liquidation, reorganization or other similar proceedings:

    - holders of our senior debt will be paid in full before payments may be made on the exchange debentures and the holders of exchange debentures will be required to pay over their share of the distribution, to the extent it related to the exchange debentures, to the holders of senior debt until all the senior debt is paid in full, and

    - our creditors who are neither holders of exchange debentures nor holders of senior debt may recover less, on a proportionate basis, than holders of senior debt and may recover more, ratably, than the holders of the exchange debentures.

    As a result, payments to the holders of exchange debentures may be reduced or eliminated. These subordination provisions will not apply to any money and exchange preferred securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of the new indenture. The term "senior debt" means:

    (1) any liability of ours:

       - for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument,

       - evidenced by a bond, note, debenture or similar instrument,

       - for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,

       - for the payment of money relating to a capitalized lease obligation, or

       - for the payment of money under any swap agreement;

    (2) any liability of others described in (1) that we have guaranteed or that is otherwise our legal liability; and

    (3) any deferral, renewal, extension or refunding of any liability of the types referred to in (1) and (2) above.

However, senior debt will not include:

    - the existing debentures or the existing preferred securities guarantee;

    - the exchange preferred securities guarantee;

    - any other indebtedness or guarantees between or among us and our affiliates unless the instrument creating or evidencing those obligations expressly provides otherwise; or

    - any liabilities made equal or subordinate to the exchange debentures by their terms.

    Our obligations under the exchange debentures will be effectively junior to all debt and other liabilities and preferred stock of our subsidiaries.

    The new indenture does not limit the amount of senior debt that we may incur. As a result of the subordination of the exchange debentures, if we became insolvent, holders of exchange debentures may receive less on a proportionate basis than other creditors.

OPTIONAL REDEMPTION

    We will have the right to redeem the exchange debentures, in whole or in
part, from time to time, on or after             , 2003, upon not less than 30
nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount of the exchange debentures) together with accrued and unpaid interest, including, to the extent permitted by applicable law, compound interest to, but excluding, the redemption date, if redeemed during the 12-month period beginning:

                                                              REDEMPTION
YEAR                                                             PRICE
----                                                          -----------
2003........................................................          %
2004........................................................          %
2005........................................................          %
2006........................................................          %
2007........................................................          %
2008 and thereafter.........................................    100.00%

    If we redeem the exchange debentures on any date in the period beginning on any record date and ending on the next February 15, May 15, August 15 or November 15, accrued and unpaid interest will be payable to holders of record on the relevant record date.

    Prior to          , 2003, we also have the right to redeem the exchange
debentures in certain circumstances when our common stock price has exceeded 200% of our conversion price for a specified period of time. Please read the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Optional Redemption," beginning on page 77 of this prospectus, for a more detailed discussion.

    We will also have the right to redeem the exchange debentures in certain circumstances upon the occurrence of a tax event. Please read the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Special Event Distribution; Tax Event Redemption," beginning on page 78 of this prospectus, for a more detailed discussion.

    So long as the corresponding exchange preferred securities and new common securities are outstanding, the new trust will use the proceeds from the redemption of any of the exchange debentures to redeem the exchange preferred securities and the new common securities.

    We may not redeem any exchange debentures unless all accrued and unpaid interest has been paid in full on all outstanding exchange debentures for all quarterly interest payment periods terminating on or prior to the date of notice of redemption.

    If a partial redemption of the exchange preferred securities resulting from a partial redemption of the exchange debentures would result in the delisting of the exchange preferred securities from any national securities exchange on which the exchange preferred securities are then listed, we may only redeem the exchange debentures in whole.

INTEREST

    Each exchange debenture bears interest at the annual rate of   % from the
first date of issuance, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, commencing August 15, 2001. We will pay interest in cash or, at our election, in our common stock. If we elect to pay interest in shares of our common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the interest payment date. Interest will generally be paid to the person in whose name the exchange debenture is registered at the close of business on the business day next preceding an interest payment date. We will provide notice of our election to pay interest in common stock instead of cash no later than the record date prior to such interest payment date. The record date with respect to each interest payment date will be 15 days prior to the related interest payment date. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the actual number of days elapsed in such 30-day month.

    If an interest payment date is not a business day, interest will be paid on:

    - the next succeeding day that is a business day without any interest or other payment in respect of any such delay, or

    - the immediately preceding business day, if the next succeeding day that is a business day is in the next succeeding calendar year,

in each case with the same force and effect as if the interest was paid on the date it was originally payable.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as we are not in default on the payment of interest on the exchange
debentures, we have the right at any time after           , 2003, and from time
to time after that date, during the term of the exchange debentures, to defer interest payments for up to 20 consecutive quarterly periods. At the end of each deferral period, we will pay all interest then accrued and unpaid, together with
interest on that interest at the stated annual rate, which is   %, compounded
quarterly, to the extent permitted by applicable law.

    During any deferral period, we will not:

    - declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:

       (1) purchases or acquisitions of shares of our capital stock (or capital stock equivalents) relating to benefit plans (or any options or other instruments issued under those plans) or relating to any contract or security requiring us to purchase shares of our capital stock (or capital stock equivalents);

       (2) purchases of shares of our capital stock (or capital stock equivalents) from our officers, directors or employees or those of our subsidiaries under existing employment agreements or upon termination of employment or retirement;

       (3) as a result of a reclassification, combination or subdivision of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

       (4) dividends or distributions of shares of common stock on common stock;

       (5) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or any security being converted or exchanged into the capital stock;

       (6) dividends or distribution in shares of our capital stock of the same class on which the dividend or distribution is being made and conversions or exchanges of common stock of one class into common stock of another class;

       (7) purchases or other acquisitions of common stock relating to a dividend reinvestment or other similar plan;

       (8) any dividend or distribution of capital stock (or capital stock equivalents) relating to a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of rights under the plan; or

       (9) guarantee payments made with respect to any of (1) through
           (8) above;

    - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank PARI PASSU with or junior to the exchange debentures; or

    - make any guarantee payments with respect to the two bullets above, other than pursuant to the exchange preferred securities guarantee or our guarantee of the new common securities.

    We may extend a deferral period prior to the period's termination. We may not, however, extend a deferral period, including all previous and further extensions of the period, beyond 20 consecutive quarterly interest periods, or beyond the maturity of the exchange debentures. A deferral period may not end on a date other than an interest payment date.

    Upon the termination of any deferral period and the payment of all amounts then due on the exchange debentures, we may commence a new deferral period, on the terms described in this section. No interest will be due or payable on the exchange debentures during a deferral period, except at the end of the period. We do not currently intend to defer interest payments on the exchange debentures.

    We must give the property trustee, the administrative trustees and the indenture trustee notice of our election to begin a deferral period at least one business day prior to the earliest of:

    - the date the distribution on the exchange preferred securities would have otherwise been payable,

    - the date the administrative trustees are required to give notice to the New York Stock Exchange, the NASDAQ National Market or other applicable self-regulatory organization or to holders of the exchange preferred securities of the record date, or

    - the date the distribution is payable, but in any event not less than one business day prior to the record date.

    The indenture trustee will give notice of our election to begin a deferral period to the holders of the exchange debentures, and the administrative trustees will give notice of our election to the holders of the exchange preferred securities.

CONVERSION OF THE EXCHANGE DEBENTURES

    Holders of the exchange debentures may convert them into our common stock at any time prior to:

    - the close of business on             , or

    - the close of business on the business day prior to the redemption date, in the case of exchange debentures called for redemption,

at the initial conversion price, subject to the conversion price adjustments described in the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Conversion Rights," beginning on page 71 of this prospectus. The new trust has agreed not to convert exchange debentures held by it except pursuant to a notice of conversion delivered to the conversion agent by a holder of exchange preferred securities or new common securities.

    Upon surrender of an exchange preferred security to the conversion agent for conversion, the new trust will distribute exchange debentures to the conversion agent on behalf of the holder of the exchange preferred securities so converted. Upon such delivery, the conversion agent will convert the exchange debentures to our common stock on behalf of the holder. Our delivery to the holders of the exchange debentures, through the conversion agent, of the fixed number of shares of our common stock into which the exchange debentures are convertible, together with the cash payment, if any, in lieu of fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the exchange debentures so converted, and the accrued and unpaid interest, including compounded interest, accrued on the exchange debentures at the time of the conversion.

    If any exchange debenture is surrendered for conversion after the close of business on a record date for payment of interest and on or before the corresponding interest payment date, then, notwithstanding such conversion, the interest payable on the interest payment date with respect to the exchange debenture will be paid to the new trust, which will distribute that interest to the holder of the applicable exchange preferred securities or new common securities at the close of business on the record date, or to such other person in whose name the exchange debentures are registered at the close of business on the record date, as the case may be.

    We will make no payment or allowance for distributions on the shares of our common stock issued upon such conversion, except to the extent that such shares of our common stock are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the conversion agent.

ADDITIONAL REDEMPTION

    Prior to          , 2003, we may elect to redeem the exchange debentures if
the price of our common stock has exceeded 200% of the conversion price for at least 20 trading days during a 30-day trading period ending five trading days prior to the notice of redemption. We must give the holders of the exchange debentures and the indenture trustee notice of the redemption not more than 30 and not less than 15 days before the date of redemption.

    In the case of such a redemption prior to          , 2003, we will pay
additional interest in cash or common stock on exchange debentures converted after the notice of redemption. This additional interest will be in an amount equal to two years' worth of interest payments, less any interest actually paid prior to the date of conversion.

COMPOUNDED INTEREST

    Payments of compounded interest, if any, on the exchange debentures held by the new trust, will make funds available for the payment of additional distributions on distributions in arrears in respect of the exchange preferred securities, pursuant to the terms of those exchange preferred securities and to the extent permitted by law.

ADDITIONAL INTEREST

    If at any time when the property trustee is the holder of any exchange debentures, the new trust or the property trustee is required to pay any taxes, duties, assessments or governmental charges of whatever nature other than withholding taxes imposed on distributions to holders of exchange preferred securities, imposed by the United States, or any other taxing authority, then we will pay as additional interest on the exchange debentures held by the property trustee, to the extent permitted by applicable law, the additional amounts required so that the net amounts received and retained by the new trust and the property trustee after paying those taxes, duties, assessments or other governmental charges will be equal to the amounts the new trust and the property trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

NEW INDENTURE EVENTS OF DEFAULT

    If any new indenture event of default occurs and is continuing, the property trustee, as the holder of the exchange debentures, or the holders of not less than 25% in principal amount of the outstanding exchange debentures, may declare the principal of and the interest on the exchange debentures to be due and payable.

    The following are events of default with respect to the exchange debentures:

    - failure to pay interest on the exchange debentures for 30 days past the date specified for payment;

    - failure to pay principal of or any premium, if any, on any exchange debenture when due;

    - failure by us to deliver shares of our common stock upon an appropriate election by a holder of exchange debentures to convert those exchange debentures;

    - failure to comply with any other covenant or warranty in the new indenture for a period after 90 days after written notice to us by the indenture trustee or the holders of at least 25% in aggregate principal amount of the exchange debentures then outstanding;

    - the dissolution, winding-up or termination of the new trust, except in connection with the distribution of exchange debentures to the holders of exchange preferred securities and new common securities in liquidation of the new trust upon the occurrence of a tax event or an investment company event:

       - upon the redemption of all outstanding exchange preferred securities,

       - upon the conversion of all outstanding exchange preferred securities, or

       - in connection with certain mergers, consolidations or amalgamations permitted by the new trust agreement; or

    - certain events of bankruptcy, insolvency or reorganization of us.

    An event of default under the new indenture also constitutes an event of default under the new trust agreement. The holders of exchange preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as the holder of the exchange debentures, which are described in the sections titled "Description of Preferred
Securities--Description of the Exchange Preferred Securities--Events of Default" and "--Voting Rights."

    Notwithstanding the provisions described above, a holder of exchange preferred securities may directly institute a proceeding against us for enforcement of payment to that holder of interest or principal if:

    - an event of default under the new trust agreement has occurred and is continuing, and

    - that event is attributable to our failure to pay interest or principal on the exchange debentures on the date the interest or principal is otherwise payable or, in the case of redemption, the redemption date.

    In any such proceeding, we will be subrogated to the rights of the holder under the new trust agreement to the extent of any payment we make to the holder in the proceeding. The holders of exchange preferred securities will not be able to exercise directly any other remedy available to the holders of the exchange debentures.

BOOK-ENTRY AND SETTLEMENT

    If any exchange debentures are distributed to holders of exchange preferred securities, the exchange debentures will, except under the limited circumstances described below, be issued in the form of one or more global certificates, which we refer to as global debentures, registered in the name of the depository or its nominee. Except under the limited circumstances described below, exchange debentures represented by the global debenture will not be exchangeable for, and will not otherwise be issuable as, exchange debentures in definitive form. The global debentures may not be transferred except by the depository to a nominee of the depository, or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee.

    The laws of some jurisdictions may require that certain purchasers of preferred securities take physical delivery of such preferred securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in a global debenture.

    Except as provided below, owners of beneficial interests in a global debenture will not be entitled to receive physical delivery of exchange debentures in definitive form and will not be considered the holders (as defined in the new indenture) of exchange debentures for any purpose under the new indenture and no global debenture representing exchange debentures will be exchangeable, except for another global debenture of like denomination and tenor to be registered in the name of the depository or its nominee or a successor depository or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depository or if that person is not a participant, on the procedures of the participant or indirect participant through which that person owns its interest to exercise any rights of a holder under the new indenture.

THE DEPOSITORY

    If exchange debentures are distributed to holders of exchange preferred securities in liquidation of the interests of those holders in the new trust, DTC will act as securities depository for the exchange debentures. For a description of DTC and the specific terms of the depository arrangements, please read the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 86 of this prospectus. As of the date of this prospectus, the description in that section of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the exchange preferred securities apply in all material respects to any debt obligations represented by one or more global debentures held by DTC. We may appoint a successor to DTC or any successor depository in the event that DTC or its successor depository is unable or unwilling to continue as a depository for the global debentures.

    None of us, the new trust, the property trustee, the indenture trustee, any paying agent, any transfer agent or any other agent of ours or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global debentures for the exchange debentures or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITORY'S SERVICES

    DTC is under no obligation to provide services as depository for the global debenture and may discontinue providing those services at any time. Neither we, the new trust, the indenture trustee nor the trustees of the new trust will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC.

    In the event that:

    - DTC notifies us that it is unwilling or unable to continue as a depository for the global debenture, or at any time DTC ceases to be a clearing agency registered as such under the Securities Exchange Act, and no successor depository has been appointed within 90 days of us being notified or becoming aware that DTC is no longer so registered,

    - in our sole discretion, we execute and deliver to the indenture trustee an order to the effect that the global debenture shall be so exchangeable, or

    - an event of default under the new indenture has occurred and is continuing with respect to the exchange debentures,

we will prepare and deliver certificates for the exchange debentures in exchange for beneficial interests in the global debenture. Any global debenture that is exchangeable as described in the preceding sentence will be exchangeable for exchange debentures registered in such names as the depository will direct. We expect that those instructions will be based upon directions received by the depository from its participants with respect to ownership of beneficial interests in the global debenture.

OUR COVENANTS APPLICABLE TO THE EXCHANGE DEBENTURES

    The new indenture does not limit the amount of indebtedness, guarantees or lease obligations that we may incur. It does not contain provisions that would give holders of the exchange debentures the right to require us to repurchase their exchange debentures in the event of a decline in the credit rating of our debt securities resulting from a takeover, recapitalization or similar restructuring.

    In the new indenture we will agree that, so long as any exchange debentures are outstanding, if:

    - an event of default has occurred and is continuing, or an event of default has occurred that, with the giving of notice or the lapse of time or both, would constitute an event of default, or

    - we are in default on our guarantee payments or other payment obligations under the exchange preferred securities guarantee, then we will not:

    - declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock, other than:

       (1) purchases or acquisitions of shares of our common stock relating to employee benefit plans or relating to any existing contract or security requiring us to purchase shares of our common stock;

       (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

       (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged; or

       (4) making guarantee payments with respect to (1) through (3) above; and

    - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the exchange debentures.

    We may, however, declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is paid.

    So long as the exchange preferred securities and the new common securities remain outstanding, we will agree to:

    - directly or indirectly maintain 100% ownership of the new common securities of the new trust, provided that any permitted successor of ours under the new indenture may succeed to our ownership of the new common securities;

    - not cause, as sponsor of the new trust, or permit, as the holder of the new common securities, the termination, dissolution or winding-up of the new trust, except in connection with a distribution of exchange debentures under the new trust agreement and in connection with certain mergers, consolidations or amalgamations as permitted by the new trust agreement; and

    - use our reasonable efforts to cause the new trust to:

       - remain a statutory business trust, except in connection with the distribution of exchange debentures to the holders of exchange preferred securities and new common securities in liquidation of the new trust, the redemption of all of the exchange preferred securities and new common securities, or certain mergers, consolidations or amalgamations, as permitted by the new trust agreement, and

       - continue to be classified as a grantor trust for United States federal income tax purposes.

    We will be required to provide annually to the indenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the new indenture.

CONSOLIDATION, MERGER AND SALE

    We will agree under the new indenture that we will consolidate with or merge into any entity or dispose of all or substantially all of our properties and assets only if:

    - we are the continuing corporation;

    - if we are not the continuing corporation, the successor is a corporation organized and existing under the laws of any United States jurisdiction and assumes all of our obligations under the new indenture; and

    - in either case, immediately after giving effect to the transaction, no event of default under the new indenture, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

MODIFICATIONS AND WAIVERS

    We and the indenture trustee may amend the new indenture from time to time if the holders of a majority in principal amount of the outstanding exchange debentures consent to it. Without the consent of the holder of each outstanding exchange debenture affected, however, no amendment or supplement may:

    - change the stated maturity of the principal of, or any premium or installment of interest on, any exchange debentures,

    - reduce the principal amount of any exchange debentures or any redemption premium on any exchange debentures,

    - reduce the rate of interest on any exchange debentures,

    - change any place where, or the currency in which, any exchange debentures or interest on them is payable,

    - impair the right to institute suit to enforce the payment of any exchange debentures on or after the stated maturity of those debentures (as extended under the terms of the exchange debentures),

    - make any change that adversely affects the right, if any, to convert or exchange the exchange debentures for other preferred securities in accordance with their terms,

    - reduce the percentage of exchange debentures whose holders must consent to a modification, amendment or waiver,

    - reduce the requirements for a quorum or voting at a meeting of holders of the exchange debentures, or

    - modify any of the provisions of the new indenture relating to subordination of the exchange debentures or the definition of senior debt in a manner adverse to the holders of the exchange debentures.

    If the new trust or the property trustee holds exchange debentures, no amendment, modification or waiver that requires approval of holders of a certain percentage in principal amount of the outstanding exchange debentures will be effective as to the exchange debentures, without the approval of the holders of at least the same percentage of aggregate liquidation amount of outstanding exchange preferred securities and new common securities.

    We and the indenture trustee may amend or supplement the new indenture without the consent of the holders of any exchange debentures issued under the new indenture:

    - to add to the events of default or our covenants for the benefit of the holders of the exchange debentures, and

    - to cure any ambiguity or correct or supplement any provision in the new indenture that may be defective or inconsistent with other provisions in the new indenture, or to make any other provisions with respect to matters or questions arising under the new indenture that are not inconsistent with the provisions of the new indenture, in each case without adversely affecting the interests of the holders of exchange debentures.

    The holders of at least two-thirds in aggregate principal amount of the outstanding exchange debentures may, on behalf of the holders of all of the exchange debentures, waive any past default, except a default:

    - in the payment of principal, premium, if any, or interest on the exchange debentures, and

    - in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding exchange debenture.

    However, while any of the exchange preferred securities are outstanding, the new indenture does not permit the waiver of any event of default with respect to the exchange debentures without the consent of holders of at least two-thirds in aggregate liquidation amount of the exchange preferred securities then outstanding.

SATISFACTION AND DISCHARGE

    Upon our direction, the new indenture shall cease to be of further effect with respect to the exchange debentures, except for the survival of provisions relating to conversion and registration of transfer or exchange of exchange debentures, and the obligation to pay additional amounts to the extent described below, when:

    - either:

       - all outstanding exchange debentures have been delivered to the indenture trustee for cancellation, subject to certain exceptions, or

       - all exchange debentures have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we have deposited, in trust, funds in United States dollars with respect to the exchange debentures in an amount sufficient to pay the entire indebtedness on the exchange debentures in respect of principal (and premium, if any) and interest, including additional payments, if any, to the date of the deposit, if the exchange debentures have become due and payable, or to the maturity of the exchange debentures, as the case may be; and

    - we have paid all other sums payable under the new indenture with respect to the exchange debentures.

GOVERNING LAW

    New York law will govern the new indenture and the exchange debentures.

MISCELLANEOUS

    We may maintain banking and other commercial relationships with the indenture trustee and its affiliates in the ordinary course of business.

    We will pay all fees and expenses related to:

    - the offering of the exchange preferred securities and the exchange debentures,

    - the organization, maintenance and dissolution of the new trust,

    - the retention of the property trustee, and

    - the enforcement by the property trustee of the rights of the holders of the exchange preferred securities.

    We will fully and unconditionally guarantee the payment of these fees and expenses.

RELATIONSHIP AMONG THE EXCHANGE PREFERRED SECURITIES, THE EXCHANGE DEBENTURES AND THE EXCHANGE PREFERRED SECURITIES GUARANTEE

    When taken together, the terms of the exchange preferred securities, the exchange debentures, the new trust agreement and the exchange preferred securities guarantee provide a full, irrevocable and unconditional guarantee by us of the payments due on the exchange preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the full guarantee. The following summary briefly explains the interrelationship between the exchange preferred securities, the exchange debentures and the exchange preferred securities guarantee.

THE NEW TRUST WILL BE ABLE TO MAKE PAYMENTS ON THE EXCHANGE PREFERRED SECURITIES IF WE MAKE PAYMENTS ON THE EXCHANGE DEBENTURES

    As long as we make payments of interest and other payments when due on the exchange debentures, the new trust will have sufficient funds to make distribution and other payments when due on the exchange preferred securities for the following reasons:

    - the new trust will hold exchange debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of the exchange preferred securities and the new common securities;

    - the interest rate and the interest and other payment dates on the exchange debentures will match the distribution rate and distribution and other payment dates for the exchange preferred securities;

    - we have agreed to pay for all of the new trust's debt and obligations, other than with respect to the exchange preferred securities and new common securities, and costs and expenses, including the fees and expenses of the new trustees, except for United States withholding taxes; and

    - the new trustees may not cause or permit the new trust to engage in any activity that is not consistent with its limited purposes.

WE WILL GUARANTEE THAT PAYMENTS WILL BE MADE ON THE EXCHANGE PREFERRED SECURITIES IF WE MAKE PAYMENTS ON THE EXCHANGE DEBENTURES

    If we make interest or other payments on the exchange debentures, the property trustee will be obligated to make corresponding distribution or other payments on the exchange preferred securities. We will guarantee, on a subordinated basis, such payments if the new trust fails to make them. If we do not make interest payments on the exchange debentures purchased by the new trust, the new trust will not have sufficient funds to pay distributions on the exchange preferred securities. The exchange preferred securities guarantee only covers the payment of distribution and other payments on the exchange preferred securities if and to the extent that we have made corresponding payments on the exchange debentures. The guarantee trustee will have the right to enforce the exchange preferred securities guarantee on behalf of the holders of the exchange preferred securities if we fail to make any required guarantee payments. If the guarantee trustee fails to enforce the exchange preferred securities guarantee, the exchange preferred securities guarantee provides a mechanism whereby the holders of the exchange preferred securities may direct the guarantee trustee to enforce its rights under the exchange preferred securities guarantee. If the guarantee trustee fails to enforce the exchange preferred securities guarantee, you may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the exchange preferred securities guarantee without first instituting a legal proceeding against the new trust, the guarantee trustee, or any other person or entity. Please read the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities Guarantee," beginning on page 89 of this prospectus, for a more detailed discussion.

THE PROPERTY TRUSTEE MAY INSTITUTE LEGAL PROCEEDINGS AGAINST US IF WE FAIL TO MAKE PAYMENTS ON THE EXCHANGE DEBENTURES

    If we do not make interest or other payments on the exchange debentures when due (taking account of any deferral period), the new trust agreement provides a mechanism whereby a holder of the exchange preferred securities, using the procedures described in the sections titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Voting Rights" and "--Book-Entry Only Issuance; The Depository Trust Company," may direct the property trustee to enforce its rights under the exchange debentures. Notwithstanding these provisions, in such circumstances, a holder of exchange preferred securities may institute a legal proceeding directly against us for payment on or after the respective due dates specified in the exchange debentures. In connection with that proceeding, we will remain obligated to pay the principal or interest on the exchange debentures and will be subrogated to the rights of the holder of exchange preferred securities to the extent of any payment made by us to that holder of exchange preferred securities in the proceeding. Please read the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities," beginning on page 68 of this prospectus, for a more detailed discussion.

IN THE EVENT OF ANY DISSOLUTION OF THE NEW TRUST, EACH HOLDER OF THE EXCHANGE PREFERRED SECURITIES OR NEW COMMON SECURITIES WILL BE ENTITLED TO RECEIVE EXCHANGE DEBENTURES OR DISTRIBUTIONS FROM THE NEW TRUST

    In the event of any voluntary or involuntary dissolution of the new trust, the then holders of the exchange preferred securities or the new common securities will be entitled to receive, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $ per exchange preferred security plus accumulated and unpaid distributions to the date of payment unless, in connection with the liquidation, exchange debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to, the annual rate of distributions on, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the exchange preferred securities, have been distributed on a pro rata basis to the holders of the exchange preferred securities and the new common securities.

    Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustee, as holder of the exchange debentures, would be subordinated in right of payment to all senior debt as set forth in the new indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any of the holders of our existing debentures and existing preferred securities guarantee, and our stockholders receive payments or distributions. Because we will be the guarantor under the exchange preferred securities guarantee and will agree to pay for all costs, expenses and liabilities of the new trust, the positions of a holder of exchange preferred securities and a holder of exchange debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF THE EXISTING PREFERRED SECURITIES, EXISTING PREFERRED SECURITIES GUARANTEE AND EXISTING DEBENTURES

    The existing preferred securities were issued by the existing trust under a trust agreement amended and restated as of February 10, 1998. We own all of the existing common securities representing common undivided beneficial interests in the assets of the existing trust. The existing trust was organized for the sole purpose of issuing the existing preferred securities and the existing common securities and investing the proceeds of that issuance in an equivalent amount of convertible subordinated debentures, referred to as the existing debentures. We issued the existing debentures under the existing indenture, dated as of February 10, 1998, between us and The Bank of New York, as indenture trustee. We guaranteed the payment of distributions and other payments on the existing preferred securities to the extent that we had made corresponding interest and other payments, as and to the extent set forth in a guarantee agreement dated as of February 10, 1998.

    The existing preferred securities, existing common securities, trust agreement, debentures, existing indenture and existing preferred securities guarantee referred to above are respectively identical, in all material respects, to the exchange preferred securities, new common securities, new trust agreement, new indenture and exchange preferred securities guarantee described in the sections titled "Fleetwood Capital Trust II," "Description of Preferred Securities--Description of the Exchange Preferred Securities," "Description of Preferred Securities--Description of the Exchange Preferred Securities Guarantee" and "Description of Preferred Securities--Description of the Exchange Debentures," except in the following respects:

    - DISTRIBUTION/INTEREST RATE. Distributions on the exchange preferred securities, and corresponding interest payments on the exchange
      debentures, are payable at an annual rate of   %, whereas distributions on
      the existing preferred securities, and corresponding interest payments on the existing debentures, are payable at an annual rate of 6%.

    - DISTRIBUTION/INTEREST PAYMENTS. Distributions on the exchange preferred securities, and corresponding interest payments on the exchange debentures, may be in cash or common stock, at our election, whereas distributions on the existing preferred securities, and corresponding interest payments on the existing debentures, will only be in cash.

    - LIQUIDATION AMOUNT PER PREFERRED SECURITY. The liquidation amount per exchange preferred security is $ , whereas the liquidation amount per existing preferred security is $50.

    - CONVERSION PRICE. The exchange preferred securities, and the corresponding exchange debentures, are convertible into our common stock at an initial
      conversion price that is equivalent to a   % premium over the average of
      the daily volume weighted average price of our common stock for each of the five trading days immediately preceding the second trading day prior to the exchange offer expiration date, subject to adjustment. The existing preferred securities, and the corresponding existing debentures, are convertible into our common stock at an initial conversion price of $48.72 per share of our common stock, which is equivalent to a conversion rate of
      1.02627 shares of our common stock for each existing preferred security, subject to the same provisions that require adjustment of the conversion price for the exchange preferred securities and the exchange debentures. The conversion price of the existing preferred securities on June 11, 2001 was $48.72 per share of common stock, which is equivalent to a conversion rate of 1.02627 shares of common stock for each existing preferred security. This conversion price remains subject to further adjustment.

    - OPTIONAL REDEMPTION. Prior to          , 2003, we also have the right to
      redeem the exchange debentures in certain circumstances when our common stock price has exceeded 200% of our conversion price for a specified period, whereas there is no such right with respect to the existing debentures or existing preferred securities. Please read the section titled "Description of

      Preferred Securities--Description of the Exchange Preferred
      Securities--Optional Redemption," beginning on page 77 of this prospectus, for a more detailed discussion.

    - OPTIONAL REDEMPTION. We may redeem the exchange debentures on or after
                  , 2003, in whole or in part, on not less than 30 but not more than 60 days' notice, at the redemption prices set forth in the section titled "Description of Preferred Securities--Description of the Exchange Debentures--Optional Redemption," beginning on page 97 of this prospectus. We may redeem the existing debentures on or after February 15, 2001, in whole or in part, subject to the same notice requirement that applies to optional redemption of the exchange debentures, at the redemption prices below:

                                                              REDEMPTION
YEAR                                                             PRICE
----                                                          -----------
2001........................................................    103.75%
2002........................................................    103.00%
2003........................................................    102.25%
2004........................................................    101.50%
2005........................................................    100.75%
2006 and thereafter.........................................    100.00%

    - SUBORDINATION/RANKING. The exchange preferred securities guarantee and the exchange debentures are senior in right of payment to the existing preferred securities guarantee and the existing debentures.

    Currently, there is no established trading market for the existing preferred securities and the exchange preferred securities.

                        DESCRIPTION OF OUR CAPITAL STOCK

CAPITAL STOCK

    Our authorized capital stock consists of 75,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $1.00 per share. At June 1, 2001, we had outstanding:

    - 32,739,885 shares of common stock (as well as the same number of "rights" to purchase junior participating preferred shares under the terms of our rights plan discussed below);

    - exercisable stock options to purchase an aggregate of approximately 2,380,167 shares of our common stock;

    - no shares of preferred stock; and

    - an aggregate of approximately $287.5 million in liquidation amount of existing preferred securities. Holders of these existing preferred securities have the right to convert their securities into an aggregate of 5,901,053 shares of our common stock, subject to adjustment.

    Subject to the rights of holders of our existing preferred securities, our common stock holders are entitled to receive dividends if and when they are declared by our board of directors from legally available funds and, in the event of liquidation, to receive pro rata all assets remaining after payment of all obligations. Each holder of our common stock is entitled to one vote for each share held and to cumulate his votes for the election of directors. Our stockholders do not have preemptive rights.

    The authorized shares of our preferred stock are issuable, without further stockholder approval, in one or more series as determined by our board of directors. Our board of directors also determines the voting rights, designations, powers, preferences, and the relative participating, optional or other rights of each series of our stock, as well as any qualifications, limitations or restrictions.

    Our certificate of incorporation provides for a classified board of directors, approximately one-third of which is elected annually for a three-year term. Our certificate of incorporation also requires a vote of holders of at least 80% of our voting stock to adopt or modify our bylaws, or to approve a merger, a sale of substantially all of our assets or certain other transactions between us and any other corporation holding directly or indirectly more than 5% of our voting stock, unless the merger, sale or other transaction was approved by our board of directors prior to the other corporation's acquisition of more than 5% of our voting stock. The above provisions cannot be changed unless the change is approved by the affirmative vote of at least 80% of our voting stock.

    EquiServe, L.P. is the transfer agent and registrar for our common stock.

RIGHTS

    On September 15, 1998, our board of directors declared a dividend distribution on each then outstanding share of our common stock of one right to acquire one one-thousandth of a share of our series A junior participating preferred stock at an exercise price of $160.00, subject to adjustment. These rights are also issued with any shares of our common stock that are issued after the initial dividend distribution and before the occurrence of certain specified events.

    The rights may only be exercised:

    - 10 days after public announcement that a person or group of affiliated persons has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock;

    - 10 business days after commencement of a tender offer or exchange offer that would result in a person or group of affiliated persons beneficially owning 15% or more of our common stock; or

    - 10 business days after our board of directors determines that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of our common stock that our board determines to be substantial, which amount shall in no event be less than 15% of our shares of common stock outstanding, and at least a majority of our board of directors who are not officers, after reasonable inquiry and investigation, determine that such beneficial ownership is for the purpose of greenmail or is reasonably likely to cause a material adverse impact on us (any such person being referred to as an "acquiring person").

    If a party acquires 15% or more of our outstanding shares of common stock in accordance with certain defined terms or our board of directors determines that any person has become an acquiring person, each right will entitle its holder to purchase, at the right's then current exercise price, a number of shares of our common stock having a market value of twice the right's then current exercise price.

    The rights do not have voting or dividend rights and expire on September 15, 2008, if not redeemed, exchanged or tendered prior to this date. The rights may be redeemed in whole, but not in part, by us at a price of $0.002 per right at any time prior to the earlier of:

    - the expiration of the rights;

    - 10 days following a person or group's acquisition of 15% or more of our outstanding common stock; or

    - our board of directors' determination of a person to be an acquiring person.

    If we are acquired, under certain circumstances each right entitles the holder to purchase, at the right's then current exercise price, a number of the acquiring company's common shares having a market value of twice the right's then current exercise price.

    Unless and until the rights become exercisable, the rights trade only with our shares of common stock and are represented by the stock certificates representing our common stock. If the rights become exercisable, separate certificates representing the rights will be delivered to the holders of our common stock at that time, and the rights will then trade separately from our shares of common stock. Upon conversion of the exchange preferred securities and existing preferred securities, the holders of these securities will receive, in addition to the common stock issuable upon such conversion, the rights that would have attached to the shares of our common stock if the rights had not become separated from the common stock. The rights will not become exercisable or separately tradable as a result of this offering.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences relating to the exchange offer and the ownership and disposition of the exchange preferred securities and common stock received upon a conversion of exchange preferred securities by holders that receive their exchange preferred securities in the exchange offer or purchase their exchange preferred securities in the cash offer. This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal circumstances, the United States federal income tax consequences to certain types of holders subject to special treatment under the Code, or the effect of any applicable state, local or foreign tax laws. The discussion assumes that the existing preferred securities are held, and the exchange preferred securities will be held, as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

    This discussion is based upon provisions of the Code, the Treasury Regulations, and judicial and administrative interpretations of the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Service with respect to the federal income tax consequences of the exchange offer, the treatment of the exchange debentures as debt for federal income tax purposes, or whether the new trust will be classified as a grantor trust for federal income tax purposes.

    Investors considering the exchange of existing preferred securities in the exchange offer are urged to consult their own tax advisors to determine their particular tax consequences of the exchange offer and the ownership and disposition of the exchange preferred securities under federal and applicable state, local and foreign tax laws.

    If a partnership (including for any this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the exchange preferred securities or the shares of our common stock into which the exchange preferred securities are converted, the treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. A holder of exchange preferred securities that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the exchange preferred securities or the shares of our common stock into which the exchange preferred securities are converted.

    As used herein, a "U.S. holder" means a beneficial holder of existing preferred securities or exchange preferred securities received in the exchange offer that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation or other entity taxed as a corporation for federal income tax purposes formed under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code or any other person whose income or gain with respect to an exchange note is effectively connected with the conduct of a United States trade or business. A "non-U.S. holder" is any holder other than a U.S. holder.

CLASSIFICATION OF THE EXCHANGE DEBENTURES

    In connection with the issuance of exchange preferred securities, Gibson, Dunn & Crutcher LLP, counsel to us and the new trust, will render its opinion that the exchange debentures will be classified for United States federal income tax purposes as indebtedness under current law. We, the new trust, and the holders of the exchange preferred securities (by acceptance of a beneficial interest in an exchange preferred security) will agree to treat the exchange debentures as indebtedness and the exchange preferred securities as evidences of a beneficial ownership interest in the exchange debentures for all United States federal income tax purposes. No assurance can be given, however, that such position will not be challenged by the Service or, if challenged, that such challenge will not be successful. The remainder of this discussion assumes that the exchange debentures will be classified for United States federal income tax purposes as indebtedness. No portion of the amounts received on the exchange preferred securities will be eligible for the dividends-received deduction.

CLASSIFICATION OF THE NEW TRUST

    In connection with the issuance of the exchange preferred securities, Gibson, Dunn & Crutcher LLP, counsel to us and the new trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the new trust agreement and the new indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the new trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of exchange preferred securities will be considered the owner of a pro rata portion of the exchange debentures held by the new trust and will be required to include in gross income its pro rata share of income paid or accrued on the exchange debentures.

TREATMENT OF EXCHANGE OFFER

    As discussed above under "Classification of the New Trust," each holder of exchange preferred securities will be considered the owner of a pro rata portion of the exchange debentures. Similarly, each holder of existing preferred securities is considered the owner of a pro rata portion of the existing debentures. Thus, the exchange of existing preferred securities for exchange preferred securities pursuant to the exchange offer should be treated for United States federal income tax purposes as an exchange of existing debentures for exchange debentures.

    The tax treatment of a U.S. holder's exchange of existing debentures for exchange debentures pursuant to the exchange offer will depend on whether that exchange is treated as a recapitalization. The exchange will be treated as a recapitalization only if both the existing debentures and the exchange debentures constitute "securities" within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the facts and circumstances surrounding the origin and nature of these debt instruments and upon the interpretation of numerous judicial decisions. Based on these considerations, we believe that the exchange offer should be treated as a recapitalization for United States federal income tax purposes. As such, a U.S. holder will not recognize gain or loss on the exchange. A U.S. holder's tax basis in the exchange preferred securities and in its pro rata share of the underlying exchange debentures will equal the U.S. holder's adjusted tax basis in the existing preferred securities and in its pro rata share of the underlying existing debentures. The U.S. holder's holding period for the exchange preferred securities and for its pro rata share of the underlying exchange debentures will include the period in which the U.S. holder held the existing preferred securities and its pro rata share of the underlying existing debentures.

    A non-U.S. holder generally will not recognize gain or loss for United States federal income tax purposes on the exchange of existing debentures for exchange debentures, irrespective of whether gain or income realized on the disposition of exchange debentures or our common stock acquired upon a conversion is effectively connected with the non-U.S. holder's conduct of a United States trade or business, as described in "Non-U.S. Holders."

TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE PREFERRED SECURITIES AND COMMON STOCK

    The following discussion is a summary of the principal United States federal income tax consequences resulting from the ownership and disposition of exchange preferred securities and common stock by U.S. holders.

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT ON THE EXCHANGE PREFERRED SECURITIES

    We anticipate that the exchange debentures (whether acquired in the exchange or acquired in the cash offer) will be issued without original issue discount. Even if there were original issue discount on the exchange debentures, if the amount of original issue discount were less than 1/4 of 1 percent of the stated redemption price at maturity of the exchange debentures multiplied by the number of complete years to maturity, the original issue discount on the exchange debentures would be considered de minimis and would be deemed to be zero.

    As a result, we anticipate that a U.S. holder will not be subject to tax on original issue discount but instead will be subject to tax only on stated interest on the exchange debentures. The stated interest on the exchange debentures will be includable in a U.S. holder's gross income as ordinary income for United States federal income tax purposes at the time it is paid or accrued in accordance with the U.S. holder's regular method of tax accounting, decreased by any amortizable bond premium as described in the section titled "Tax Treatment of the Ownership and Disposition of Exchange Preferred Securities and Common Stock--Amortizable Bond Premium," beginning on page 116 of this prospectus.

ABILITY TO DEFER INTEREST PAYMENTS AND EXERCISE OF RIGHT TO DEFER INTEREST
  PAYMENTS

    Our ability to defer the payment of interest from time to time during the term of the exchange debentures, however, may create original issue discount.

    The amount of original issue discount on a debt instrument generally is equal to the difference between the stated redemption price at maturity of the debt instrument and the debt instrument's issue price. The stated redemption price at maturity of a debt instrument will equal the sum of all amounts provided under the debt instrument, regardless of whether denominated as principal or interest, other than "qualified stated interest" payments. For such purposes, "qualified stated interest" generally means stated interest that is "unconditionally payable" in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate.

    Interest is considered to be "unconditionally payable" only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or nonpayment a "remote contingency."

    Under the new indenture, we have the right, at any time after           ,
2003, and from time to time after that date during the term of the exchange debentures, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters with respect to each extension period. Unless the likelihood of exercise of such right to defer is remote, the exchange debentures would be issued with original issue discount. During any extension period, (a) we will not be permitted to declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, and (b) we will not be permitted to make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us that rank pari passu with or junior to the exchange debentures (although these restrictions will not apply to our dividends and in certain other limited situations). See the section titled "Description of the Preferred Securities--Description of Exchange Debentures--Option to Extend Interest Payment Period," beginning on page 98 of this prospectus. We currently believe that the adverse impact that the imposition of such restrictions would have on us and the value of our equity securities makes the likelihood of exercising our right to defer payments of interest on the exchange debentures remote. Accordingly, we intend to treat the stated interest on the exchange debentures as unconditionally payable for purposes of the original issue discount provisions of the Code and Treasury Regulations and, therefore, the exchange debentures should not be considered to have been issued with original issue discount under these rules.

    Our determination that there is generally a remote likelihood of exercising our right to defer the payment of interest on the exchange debentures is binding on all holders of exchange preferred securities. However, our determination is not binding on a holder that explicitly discloses that its determination is different from our determination. Unless otherwise prescribed by the Service, the disclosure must be made on a statement attached to the holder's timely filed federal tax return for the taxable year that includes the acquisition date of the exchange preferred securities. While our determination is generally binding on all holders, the Service is not bound by such determination and there can be no assurance that the Service will agree with our determination.

    If we exercise our right to defer payments of interest thereon, the exchange debentures will be considered to be retired and reissued for their adjusted issue price at such time, and the exchange debentures thereafter will be considered to have been issued with original issue discount. In such case, holders of the exchange debentures will be required to accrue their pro rata share of original issue discount (which will include both stated interest and the de minimis original issue discount, if any, on the exchange debentures). Furthermore, thereafter, the exchange debentures will be taxed as original issue discount instruments for as long as they remain outstanding.

    A U.S. holder, other than a holder with amortizable bond premium, must include any original issue discount on the exchange debentures as ordinary interest income as it accrues (in advance of the receipt of any cash payments attributable to such income) in accordance with a constant yield method based on a compounding of interest, regardless of such U.S. holder's regular method of tax accounting. Subject to making an appropriate election, a U.S. holder generally will be permitted to include all interest that accrues or is to be paid on the exchange debentures in income under the constant yield method applicable to original issue discount, subject to limitations and exceptions.

    Consequently, in the event that the payment of interest is deferred, a holder would be required to include original issue discount into income on an economic accrual basis notwithstanding that we will not make any interest payments on the exchange preferred securities during such extension period.

AMORTIZABLE BOND PREMIUM

    Under the amortizable bond premium rule, a holder that "purchases" a debt instrument at a premium does not include any original issue discount in income. The exchange of existing debentures for exchange debentures will be such a "purchase," and a U.S. holder may have amortizable bond premium with respect to the holder's beneficial interest in the exchange debentures acquired in the exchange. A U.S. holder will have amortizable bond premium if the holder's basis in its pro rata share of the underlying exchange debentures immediately after the exchange exceeds the sum of all amounts payable on the exchange debentures (other than payments of qualified stated interest) after the exchange date.

    As discussed above under "Treatment of Exchange Offer," a U.S. holder will receive a tax basis in the exchange debentures equal to the U.S. holder's adjusted tax basis in the existing debentures exchanged for the exchange debentures. A holder's basis in the exchange debentures for purposes of determining the amount of amortizable bond premium will be this carryover basis reduced by an amount equal to the value of the conversion option a holder possesses with respect to the exchange debentures.

    If a holder has amortizable bond premium, it can make an election to amortize the premium by offsetting interest income with bond premium in the holder's timely filed federal income tax return for the first taxable year to which the holder desires the election to apply. The holder should attach to the return a statement that the holder is making such an election under Section 171 of the Code. In general, a holder with amortizable bond premium amortizes the premium by offsetting the interest allocable to an accrual period with the bond premium allocable to the accrual period. Bond premium is allocable to an accrual period under the constant yield method.

MARKET DISCOUNT

    A debt instrument will be considered to be a market discount instrument if the stated redemption price at maturity of the debt instrument at the time of acquisition exceeds the initial tax basis of the debt instrument immediately after its acquisition by the holder by more than 1/4 of 1% of the stated redemption price of the debt instrument multiplied by the number of complete years to maturity (after the holder acquired the debt instrument).

    For U.S. holders that acquire exchange debentures pursuant to the exchange offer, accrued market discount on existing debentures will carry over to the exchange debentures received in the exchange offer. Any gain recognized on the receipt of payments on or disposition of exchange debentures will be treated as ordinary income to the extent that this gain does not exceed the accrued market discount on the exchange debentures.

    A U.S. holder that exchanges existing debentures for exchange debentures pursuant to the exchange offer will have unaccrued market discount on the exchange debentures only if the existing debentures exchanged by the U.S. holder had market discount and only if the U.S. holder's tax basis in the exchange debentures immediately after the exchange is less than the issue price of the exchange debentures. The amount of the unaccrued market discount in such case would be the excess of the issue price of the exchange debentures over the sum of the U.S. holder's tax basis in the exchange debentures immediately after the exchange and the accrued market discount on the existing debentures not previously included in the holder's gross income and which carries over to the exchange debentures.

DISTRIBUTION OF EXCHANGE DEBENTURES TO HOLDERS OF THE EXCHANGE PREFERRED
  SECURITIES

    Under current law, a distribution by the new trust of the exchange debentures will be nontaxable as described under the section titled "Description of Preferred Securities--Description of the Exchange Preferred Securities--Special Event Distribution; Tax Event Redemption," beginning on page 78 of this prospectus, and will result in the holder receiving directly its pro rata share of the exchange debentures previously held indirectly through the new trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in its pro rata share of the underlying exchange debentures prior to such distribution. If, however, the new trust were characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the exchange debentures would constitute a taxable event to holders of exchange preferred securities and a holder's holding period for the exchange debentures would begin on the date the exchange debentures were received.

DISPOSITION OF THE EXCHANGE PREFERRED SECURITIES

    Upon a sale, exchange or other disposition of the exchange preferred securities (including a distribution of cash in redemption of a holder's exchange preferred securities upon redemption or repayment of the underlying exchange debentures, but excluding the distribution of exchange debentures), a holder will be considered to have disposed of all or part of its pro rata share of the exchange debentures, and will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in its pro rata share of the underlying exchange debentures deemed disposed. A holder's adjusted tax basis in the exchange debentures will generally equal its initial purchase price of the existing preferred securities, if the exchange preferred securities are acquired in the exchange, or the initial purchase price of the exchange preferred securities, if the exchange preferred securities are acquired in the cash offer. If we exercise our right to defer payment of interest on the exchange debentures, a holder's adjusted tax basis (generally its initial purchase price) will be increased by any accrued original issue discount. Such gain or loss will be long-term capital gain or loss if the exchange preferred securities have been held by the holder for more than one year.

    The exchange preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying exchange debentures. A holder that uses the accrual method of accounting (and a cash method holder if the exchange debentures are issued with original issue discount) and that disposes of its exchange preferred securities between record dates for payments of distributions thereon will nevertheless be required to include in income accrued but unpaid interest on the exchange debentures through the date of disposition, and to add such amount to its adjusted tax basis in its pro rata share of the underlying exchange debentures deemed disposed. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF THE EXCHANGE PREFERRED SECURITIES TO OUR COMMON STOCK

    A holder of exchange preferred securities will not recognize income, gain or loss upon the conversion through the conversion agent of exchange debentures into our common stock, except with respect to any amount treated as paid with respect to interest. A holder of exchange preferred securities will, however, recognize gain upon the receipt of cash in lieu of a fractional share of our common stock equal to the amount of cash received less such holder's tax basis in such fractional share. Such holder's tax basis in our common stock received upon conversion will generally be equal to such holder's tax basis in the exchange preferred securities delivered to the conversion agent for exchange, less the basis allocated to any fractional share for which cash is received. Such holder's holding period in our common stock received upon conversion will generally include the holder's holding period of the exchange preferred securities delivered to the conversion agent for exchange, except with respect to our common stock received in respect of interest, the holding period of which will generally begin the day following receipt.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations promulgated under section 305 of the Code would treat holders of exchange preferred securities as having received a constructive distribution from us in certain events pursuant to which the conversion price of the exchange debentures is adjusted. Thus, under certain circumstances, a reduction in the conversion price for the exchange debentures may result in deemed dividend income to holders of exchange preferred securities to the extent of our current or accumulated earnings and profits, if any. Holders of exchange preferred securities are advised to consult their tax advisors as to the income tax consequences of adjustments in the conversion rate of exchange preferred securities.

COMMON STOCK

    Distributions, if any, paid on our common stock after a conversion, to the extent made from our current or accumulated earnings and profits, will be included in a U.S. holder's income as ordinary income as they are paid. Gain or loss realized on a sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such stock. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder's holding period in the common stock is more than one year. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount that has not previously been included in income. For these purposes, any market discount that the U.S. holder had in the existing preferred securities that carried over to the exchange preferred securities, and has not been previously included in income, will be considered to be market discount with respect to the common stock.

NON-U.S. HOLDERS

    The following summary discusses the United States federal income tax consequences to non-U.S. holders.

    We will not withhold on payments of principal and interest to you on the exchange debentures, provided that: (a) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations; (b) you are not a controlled foreign corporation that is related to us through stock ownership; (c) you are not a bank whose receipt of interest on the exchange debentures is described in section 881(c)(3)(A) Code; and (d) either (A) you provide your name and address on an IRS Form W-8BEN, and certify, under penalty of perjury, that you are not a United States person or (B) a financial institution holding the exchange preferred securities on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN from the beneficial owner and provides us with a copy.

    We generally will withhold tax at a rate of 30% on the dividends paid on the shares of our common stock acquired upon a conversion. You may reduce the 30% withholding tax applicable to you on dividends if you provide us with a properly executed IRS Form W-8BEN claiming a reduction of or an exemption from withholding under an applicable tax treaty.

    Any gain or income realized on the disposition of an exchange preferred security, or our common stock acquired upon a conversion generally will not be subject to United States federal income or withholding tax unless: (a) that gain or income is effectively connected with your conduct of a trade or business in the United States; (b) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

    We believe that it is unlikely that we are or will become a "U.S. real property holding corporation" for United States federal income tax purposes. If we were or became a U.S. real property holding corporation, so long as our common stock continues to be regularly traded on an established securities market, you would not be subject to U.S. federal income tax on the disposition of an exchange preferred security or our common stock if you held at all times less than 5% of the total outstanding exchange preferred securities or shares of our common stock, respectively.

    Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" and are subject to special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    If you are a non-U.S. holder, no backup withholding will be required with respect to payments made by us if a statement described above under "Non-U.S. Holders" has been received and we do not have actual knowledge or reason to know that you are a U.S. holder.

    Amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    We have engaged Banc of America Securities LLC as the dealer manager in connection with our offer to exchange an aggregate of up to $ in liquidation amount of exchange preferred securities for $287.5 million in aggregate liquidation amount of existing preferred securities. We have also engaged Banc of America Securities LLC to use its best efforts to find purchasers for any or all of the $ million of additional exchange preferred securities to be issued by us for cash pursuant to the cash offer. Banc of America Securities LLC is not making a commitment to take or purchase exchange preferred securities from us and has not assured us that these securities will be placed successfully in the cash offer. The purchase price for the additional exchange preferred securities
is   % of the liquidation amount of the exchange preferred securities, plus accrued distributions from the issue date. As compensation for its services as dealer manager, we are paying Banc of America Securities LLC a dealer manager fee in connection with the exchange offer which is discussed in the section titled "The Exchange Offer--Fees and Expenses," beginning on page 62 of this prospectus. As compensation for its services as placement agent, we are paying
Banc of America Securities LLC a placement agent fee of   % of the aggregate
liquidation amount of exchange preferred securities sold by us in the cash offer.

    We have entered into a dealer manager agreement with Banc of America Securities LLC in connection with the exchange offer. We have also entered into a distribution agreement with Banc of America Securities LLC in connection with the cash offer. Each of the dealer manager agreement and the distribution agreement provides that the obligations of Banc of America Securities LLC are subject to certain conditions precedent.

    We intend to offer the additional exchange preferred securities in the cash offer to investors and holders tendering their existing preferred securities in the exchange offer that wish to purchase exchange preferred securities in addition to those received in exchange for their existing preferred securities.

    Each of the dealer manager agreement and the distribution agreement provides that we will indemnify Banc of America Securities LLC against specific liabilities, including liabilities under the Securities Act.

    All of our executive officers and directors have entered into lock-up agreements with Banc of America Securities LLC. Under those agreements, our executive officers and directors may not, without the prior written consent of Banc of America Securities LLC, which consent may be withheld in its sole discretion, directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act or otherwise dispose of any rights to, or interests in, any shares of our common stock, any options or warrants to acquire any shares of our common stock or any preferred securities convertible into, exercisable for or exchangeable for shares of our common stock owned as of the date of this prospectus or subsequently owned either of record or beneficially by them, or publicly announce the intention to do any of the actions described above, for a period commencing on the date of this prospectus and continuing through the close of trading on the date 90 days after that date. However, Banc of America Securities LLC, may, in its sole discretion and at any time without notice, release all or any portion of the preferred securities subject to lock-up agreements.

    In addition, we and the new trust have agreed that during the period commencing on the date of this prospectus and continuing through the close of trading on the date 90 days after that date, we will not, nor will we publicly announce our intention to, without the prior written consent of Banc of America Securities LLC, which consent may be withheld in its sole discretion, issue, directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer or otherwise dispose of any rights to, or interests in, any shares of our common stock, any options or warrants to acquire any shares of our common stock or any preferred securities convertible into, exercisable for or exchangeable for shares of our common stock, other than our issuance and sale of exchange preferred securities in this offering, the issuance of shares of our common stock upon the exercise of outstanding options or warrants and the grant of options to purchase shares of common stock under our existing employee stock option, stock ownership or equity incentive plans, or the issuance of shares of common stock upon conversion of the existing preferred securities and the exchange preferred securities. We have also agreed not to enter into any transaction, including a derivative transaction, having an economic effect similar to that of a sale of any of our shares or any of our preferred securities that are substantially similar to the shares or which are convertible into, exercisable for or exchangeable for, or represent the right to receive, shares or preferred securities that are substantially similar to the shares, subject to certain exceptions, without the prior consent of Banc of America Securities LLC.

    Prior to this offering, there has been no market for the exchange preferred securities. We have been advised by Banc of America Securities LLC that it presently intends to make a market in the exchange preferred securities as permitted by applicable laws and regulations. Banc of America Securities LLC has no obligation, however, to make a market in the exchange preferred securities and may discontinue market making at any time without notice. As a result, we can give you no assurance regarding the liquidity of the exchange preferred securities or trading markets for the exchange preferred securities.

    We have been advised by Banc of America Securities LLC that certain persons participating in this offering may engage in transactions, including stabilizing bids that may have the effect of stabilizing or maintaining the market price of the exchange preferred securities. Stabilization bids are bids for, or the purchase of, exchange preferred securities on behalf of Banc of America Securities LLC for the purpose of fixing or maintaining the price of the exchange preferred securities.

        IDENTITY AND BACKGROUND OF FILING PERSONS AND SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of May 31, 2001 (except as noted otherwise) regarding ownership of our shares of common stock by:

    - each of our executive officers or directors, and

    - each of the new trust's trustees.

    Unless otherwise stated, the address of each of the foregoing persons is c/o Fleetwood Enterprises, Inc., 3125 Myers Street in Riverside, California 92503. None of the persons listed below owns any of the existing preferred securities.

                                                                     AMOUNT AND
                                                                     NATURE OF      PERCENT OF
                                                                     BENEFICIAL    OUTSTANDING
NAME AND ADDRESS                             TITLE                  OWNERSHIP(1)    SHARES(2)
----------------              ------------------------------------  ------------   ------------
Glenn F. Kummer(3)..........  Chairman of the Board                   755,000          2.3%
Nelson W. Potter(4).........  President, Chief Executive Officer,
                              Director and Regular Trustee for
                              Fleetwood Capital Trust II              253,000            *
Douglas M. Lawson(5)........  Director                                 22,000            *
Walter F. Beran(6)..........  Director                                 29,510            *
Dr. James L. Doti(7)........  Director                                 20,658            *
Thomas Pitcher(8)...........  Director                                 13,037            *
Paul D. Borghesani(9).......  Director                                 10,188            *
Loren K. Carroll(10)........  Director                                 12,188            *
David S. Engelman(11).......  Director                                 11,688            *
John T. Montford(12)........  Director                                  8,927            *
Margaret S. Dano(13)........  Director                                  4,000            *
Charles A. Wilkinson(14)....  Senior Vice President--Housing Group     40,500            *
Carl D. Betcher(15).........  Senior Vice President--Recreational
                              Vehicle Group                            36,500            *
Boyd R. Plowman(16).........  Senior Vice President--Finance,
                              Assistant Secretary and Regular
                              Trustee for Fleetwood Capital Trust
                              II                                       31,000            *
Forrest D. Theobald(17).....  Vice President--General Counsel and
                              Secretary                                 1,010            *
Lyle N. Larkin(18)..........  Vice President--Treasurer, Assistant
                              Secretary and Regular Trustee for
                              Fleetwood Capital Trust II               82,500            *
Dundee Kelbel(19)...........  Vice President--Corporate Strategy
                              and Human Resource Development            2,500            *
Todd L. Inlander............  Vice President--Information
                              Technology                                    0            0
James F. Smith(20)..........  Vice President--Controller                6,000            *
John H. (Jack)                Vice President--Retail Housing Group
Darnall(21).................                                            5,535            *
Charles Lott(22)............  Vice President--Eastern Region--
                              Housing Group                            42,000            *
Jimmy L. Holmes(23).........  Vice President--Western Region--
                              Housing Group                            23,995            *
Larry L. Mace(24)...........  Vice President--Supply Subsidiaries
                              and Administration                       54,500            *

                                                                     AMOUNT AND
                                                                     NATURE OF      PERCENT OF
                                                                     BENEFICIAL    OUTSTANDING
NAME AND ADDRESS                             TITLE                  OWNERSHIP(1)    SHARES(2)
----------------              ------------------------------------  ------------   ------------
John M. Green...............  Vice President--Motor Home
                              Operations                                  300            *
William F. Bockoven(25).....  Vice President--Towable Operations        1,000            *
Patrick O. Scanlon(26)......  Vice President--Folding Trailers         24,500            *
Gary L. Johnson(27).........  Vice President--Materials and
                              International Business Development--
                              Housing Group                            28,400            *
J. Wesley Chancey(28).......  Vice President--Sales & Marketing--
                              Housing Group                            37,155            *
Robert L. Jordan(29)........  Vice President--Channel Marketing--
                              Housing Group                             4,000            *
William Byrnes(30)..........  Vice President--Service & Field
                              Installation--Housing Group               5,000            *
Ronald L. Brewer............  Vice President--Manufacturing &
                              Engineering--Housing Group                    0            0
Kevin L. Hull...............  Vice President--Sales--Housing Group        400            *
John C. Draheim.............  Vice President--Sales and
                              Marketing--Recreational Vehicle
                              Group                                         0            0
Dennis K. Ogawa.............  Vice President--Product
                              Development--Recreational Vehicle
                              Group                                         0            0
The Bank of New York .......  Delaware Trustee for Fleetwood
(Delaware)                    Capital Trust II
101 Barclay Street
21 West
New York, NY 10286                                                          0            0
The Bank of New York .......  Property Trustee for Fleetwood
101 Barclay Street            Capital Trust II
21 West
New York, NY 10286                                                          0            0

------------------------

  *  Less than 1 percent

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares indicated. Shares of common stock subject to options currently exercisable or exercisable within 60 days after May 31, 2001, are deemed outstanding for computing the share amount and the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Applicable percentage of ownership is based on 32,739,885 shares of our common stock outstanding on May 31, 2001.

 (3) Includes 705,000 shares subject to options held by Mr. Kummer that are currently exercisable or will become exercisable within 60 days of May 31, 2001. Mr. Kummer, as sole trustee, holds the voting and dispositive power of 50,000 shares held in The Glenn F. Kummer Trust.

 (4) Includes 250,000 shares subject to options held by Mr. Potter that are currently exercisable or will become exercisable within 60 days of May 31, 2001. Mr. Nelson shares the voting and dispositive power of 1,000 shares with his wife as joint tenant, and shares the voting and dispositive power of 2,000 shares with Ms. Nelson as co-trustee, in The Potter Family Trust.

 (5) Includes 20,000 shares subject to options held by Mr. Lawson that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (6) Includes 22,510 shares subject to options held by Mr. Beran that are currently exercisable or will become exercisable within 60 days of May 31, 2001. Mr. Beran individually holds 3,000 shares in a pension plan and shares the voting and dispositive power of 4,000 shares with his wife as co-trustee of The Beran Family Trust.

 (7) Includes 18,658 shares subject to options held by Dr. Doti that are currently exercisable or will become exercisable within 60 days of May 31, 2001. Dr. Doti holds 2,000 shares in The James & Lynne Pierson Doti Revocable Living Trust, for which he holds, as sole trustee, the voting and dispositive power of these shares.

 (8) Includes 12,537 shares subject to options held by Mr. Pitcher that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (9) Includes 9,688 shares subject to options held by Mr. Borghesani that are currently exercisable or will become exercisable within 60 days of May 31, 2001. Mr. Borghesani jointly holds with his wife the voting and dispositive power of 500 shares of common stock.

 (10) Includes 9,688 shares subject to options held by Mr. Carroll that are currently exercisable or will become exercisable within 60 days of May 31, 2001. Mr. Carroll shares with his wife, as a tenant in common, the voting and dispositive power of 2,500 shares of common stock.

 (11) Includes 9,688 shares subject to options held by Mr. Engelman that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (12) Includes 8,887 shares subject to options held by Mr. Montford that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (13) Includes 4,000 shares subject to options held by Ms. Dano that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (14) Includes 40,500 shares subject to options held by Mr. Wilkinson that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (15) Includes 36,500 shares subject to options held by Mr. Betcher that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (16) Includes 26,000 shares subject to options held by Mr. Plowman that are currently exercisable or will become exercisable within 60 days of May 31, 2001. Mr. Plowman jointly holds with his wife the voting and dispositive power of 5,000 shares of common stock.

 (17) Includes 1,000 shares subject to options held by Mr. Theobald that are currently exercisable or will become exercisable within 60 days of May 31, 2001. Mr. Theobald jointly holds with his wife the voting and dispositive power of 10 shares of common stock.

 (18) Includes 80,500 shares subject to options held by Mr. Larkin that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (19) Includes 2,500 shares subject to options held by Mr. Kelbel that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (20) Includes 4,000 shares subject to options held by Mr. Smith that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (21) Mr. Darnall shares with his wife, as co-trustee of The Darnall Living Trust, the voting and dispositive power of 5,535 shares of common stock.

 (22) Includes 41,000 shares subject to options held by Mr. Lott that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (23) Includes 20,500 shares subject to options held by Mr. Holmes that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (24) Includes 51,500 shares subject to options held by Mr. Mace that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (25) Includes 1,000 shares subject to options held by Mr. Bockoven that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (26) Includes 23,000 shares subject to options held by Mr. Scanlon that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (27) Includes 28,000 shares subject to options held by Mr. Johnson that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (28) Includes 30,000 shares subject to options held by Mr. Chancey that are currently exercisable or will become exercisable within 60 days of May 31, 2001. Mr. Chancey jointly holds with his wife the voting and dispositive power of 7,155 shares of common stock.

 (29) Includes 4,000 shares subject to options held by Mr. Jordan that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

 (30) Includes 5,000 shares subject to options held by Mr. Byrnes that are currently exercisable or will become exercisable within 60 days of May 31, 2001.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the exchange preferred securities have been passed upon for us and the new trust by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to us and the new trust. Certain legal matters with respect to the validity of the exchange preferred securities guarantee and our common stock issuable upon conversion of the exchange preferred securities and certain United States federal income taxation matters have been passed upon for us and the new trust by Gibson, Dunn & Crutcher LLP, Orange County, California, special counsel to us and the new trust. Certain legal matters will be passed upon for the dealer manager and placement agent by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    The consolidated financial statements included in our annual report on form 10-K for the fiscal year ended April 30, 2000 and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    With respect to the unaudited interim financial information for the quarters ended July 30, 2000, October 29, 2000 and January 28, 2001, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because these reports are not "reports" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file reports, proxy statements and other information with the SEC, in accordance with the Exchange Act. You may read and copy the registration statement, the documents that we incorporate by reference into the prospectus, the Tender Offer Statement on Schedule TO-I, as well as our other reports, proxy statements and other information filed by us at the public reference facilities maintained by the SEC at Room 1024, 45 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies from the public reference room by calling the SEC at 1-800-SEC-0330. In addition, we are required to file electronic copies of these materials with the SEC through the SEC's EDGAR system. You may access the information we file with the SEC over the Internet at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

    - Annual Report on Form 10-K for the fiscal year ended April 30, 2000;

    - Quarterly Reports on Form 10-Q for the fiscal quarters ending July 30, 2000, October 29, 2000 and January 28, 2001;

    - Current Report on Form 8-K, filed on March 2, 2001;

    - Current Report on Form 8-K, filed on May 30, 2001; and

    - Registration Statement on Form 8B, filed on September 21, 1977.

    You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

    Investor Relations Department, Fleetwood Enterprises, Inc., 3125 Myers Street, Riverside, California 92503, (909) 351-3500.

                              The Exchange Agent:
                                , National Association

    By Regular Mail or Overnight Courier:             By Registered & Certified Mail:

                                                          In Person by Hand Only:

                           By Facsimile Transmission
                       (For Eligible Institutions Only):

                              (   )       -

                 For Information or Confirmation by Telephone:

                              (   )       -

                             The Information Agent:

              Banks and Brokers Call Collect: (   )       -

                      Call Toll Free: (800)       -

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

                   The dealer manager for the exchange offer:

                         BANC OF AMERICA SECURITIES LLC

                              (   )       -

                      Call Toll Free: (800)       -

                         Attention:

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF FLEETWOOD ENTERPRISES, INC.

    Fleetwood Enterprises, Inc. is a Delaware corporation. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Fleetwood Enterprises) by reason of the fact that such person is or was a director, officer, employee or agent of Fleetwood Enterprises, or is or was serving at the request of Fleetwood Enterprises as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Fleetwood Enterprises, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Fleetwood Enterprises to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Fleetwood Enterprises unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Fleetwood Enterprises may purchase and maintain insurance on behalf of a director or officer of Fleetwood Enterprises against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not Fleetwood Enterprises would have the power to indemnify him or her against such liabilities under Section 145.

    Fleetwood Enterprises' Charter contains no provisions regarding indemnification of officers and directors. Fleetwood Enterprises' Bylaws provide that the corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was a director or officer of Fleetwood Enterprises, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Fleetwood Enterprises, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws authorize the advance of expenses in certain circumstances and authorize the corporation to provide indemnification or advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the board of directors may approve. The Bylaws also authorize Fleetwood Enterprises to purchase and maintain insurance on behalf of a director, officer, employee, agent of Fleetwood Enterprises or a person acting at the request of Fleetwood Enterprises as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability incurred by him in any such capacity whether or not the corporation would have the power to indemnify him.

    In addition to the indemnification provisions in Fleetwood Enterprises' Bylaws, Fleetwood Enterprises has entered into indemnity agreements with individuals serving as officers of the corporation. Therein, Fleetwood Enterprises has agreed to pay on behalf of the officer and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as officer of the corporation and solely because of his being an officer. Fleetwood Enterprises has agreed to pay damages, judgments, settlements and costs, costs of investigation, costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds. Fleetwood Enterprises has also agreed that if it shall not pay within a set period of time after written claim, the officer may bring suit against Fleetwood Enterprises and shall be entitled to be paid for prosecuting such claim. Fleetwood Enterprises has not agreed to pay fines or fees imposed by law or payments which it is prohibited by applicable law form paying as indemnity and has not agreed to make any payment in connection with a claim made against the officer for which payment was made to the officer under an insurance policy, for which the officer is entitled to indemnity otherwise than under the agreement, and which is based upon the officer gaining any personal profit or advantage to which he was not legally entitled, in addition certain other payments.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF FLEETWOOD CAPITAL TRUST II

    The Declaration provides that no Trustee of the new trust, affiliate of any Trustee of the new trust, or any officers, directors, shareholders, members, partners, employees, representatives or agent of any Trustee of the new trust, or any employee or agent of the new trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the new trust or any officer, director, trustee, shareholder, partner, member, representative, employee or agent of the new trust or its affiliates or any holder of the new trust securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the new trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence or willful misconduct (except as otherwise provided, in the case of the Property Trustee, in the Trust Indenture Act) with respect to such acts or omissions.

    The Declaration also provides that to the fullest extent permitted by applicable law, Fleetwood Enterprises shall indemnify and hold harmless each Indemnified Person from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by such Indemnified Person by reason of the creation, operation or termination of the new trust or any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the new trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of negligence or willful misconduct with respect to such acts or omissions.

    The Declaration further provides that to the fullest extent permitted by applicable law, expenses (including legal fees and expenses) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Fleetwood Enterprises prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Fleetwood Enterprises of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under the Declaration.

ITEM 21.  EXHIBITS.

    The following exhibits are filed as part of this Registration Statement:

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         1.1            Dealer Manager Agreement with Banc of America Securities
                        LLC, dated as of             , 2001.*

         1.2            Distribution Agreement with Banc of America Securities LLC,
                        dated as of             , 2001.*

         4.1            Rights Agreement dated September 15, 1998, as amended on
                        April 30, 2001, by and between Fleetwood Enterprises, Inc.
                        and Fleet National Bank, f/k/a BankBoston, N.A.,
                        (incorporated by reference to Fleetwood Enterprises, Inc.'s
                        Current Reports on Form 8-K filed on November 10, 1988 and
                        May 30, 2001).

         4.2            Amended and Restated Declaration of Trust of Fleetwood
                        Capital Trust dated as of February 10, 1998, by and among Fleetwood Enterprises, Inc. and individual trustees of the Trust (incorporated by reference to Fleetwood Enterprises,
                        Inc.'s Registration Statement on Form S-4 filed April 9,
                        1998).

         4.3            Declaration of Trust of Fleetwood Capital Trust II dated as
                        of             , 2001, by and among Fleetwood Enterprises,
                        Inc. and the individual trustees of the Trust.*

         4.4 Indenture dated as of February 10, 1998, by and between Fleetwood Enterprises, Inc. and The Bank of New York, as
                        Trustee, used in connection with Fleetwood Enterprises
                        Inc.'s 6% Convertible Subordinated Debentures due 2028
                        (incorporated by reference to Fleetwood Enterprises Inc.'s
                        Registration Statement on Form S-4 filed April 9, 1998).

         4.5            Indenture dated as of             , 2001, by and between
                        Fleetwood Enterprises, Inc. and The Bank of New York, as
                        Trustee, used in connection with Fleetwood Enterprises
                        Inc.'s   % Convertible Subordinated Debentures due     .*

         4.6            Preferred Securities Guarantee Agreement dated as of
                        February 10, 1998, by and between Fleetwood Enterprises,
                        Inc. and The Bank of New York, as preferred guarantee
                        trustee (incorporated by reference to Fleetwood Enterprises
                        Inc.'s Current Report on Form 8-K filed on November 10,
                        1988).

         4.7            Preferred Securities Guarantee Agreement dated as of
                                    , 2001, by and between Fleetwood Enterprises
                        Inc. and The Bank of New York, as preferred guarantee trustee.*

         4.8            Form of 6% Convertible Trust Preferred Security due
                        February 15, 2028 (included in Indenture filed as Exhibit
                        4.4).

         4.9            Form of   % Convertible Trust Preferred Security due
                                    (included in Indenture filed as Exhibit 4.5).

         4.10           Registration Rights Agreement dated February 10, 1998, by
                        and among Fleetwood Capital Trust, Fleetwood Enterprises
                        Inc. and PaineWebber Incorporated (incorporated by reference to Fleetwood Enterprises Inc.'s Annual Report on Form 10-K
                        for the year ended April 24, 1994).

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         5.1            Opinion of Morris, Nichols, Arsht & Tunnell as to the
                        validity of certain of the securities being registered.*

         5.2            Opinion of Gibson, Dunn & Crutcher LLP as to the validity of certain of the securities being registered.*

         8.1 Opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters.*

        12.1            Statement setting forth computation of ratio of earnings to fixed charges.

        15.1 Letter of Arthur Andersen LLP regarding unaudited interim financial information.

        23.1            Consent of Morris, Nichols, Arsht & Tunnell (included in
                        Exhibit 5.1)

        23.2            Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits
                        5.2 and 8.1)

        23.3            Consent of Arthur Andersen LLP.

        24.1            Powers of Attorney (follows the signature page in Part II of the Registration Statement).

        25.1            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the   %
                        Convertible Trust Preferred Securities due             .*

        25.2            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the   %
                        Convertible Subordinated Debentures due     .*

        25.3            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the
                        Guarantee of   % Convertible Trust Preferred Securities.*

        99.1            Form of Letter of Transmittal.*

        99.2            Form of Notice of Guaranteed Delivery.*

        99.3            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees.*

        99.4            Form of Letter to Clients.*

        99.5            Form of Fleetwood Enterprises, Inc. Letter to Existing
                        Debenture Holders and Depository Trust Company.*

        99.6            Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.*

------------------------

* To be filed pursuant to an amendment to this Registration Statement at a later date.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned Registrants each hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

    (b) The undersigned Registrants each hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (c) Fleetwood Enterprises, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Fleetwood Enterprises Inc.'s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have each been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrants each hereby undertake:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Fleetwood Enterprises pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Fleetwood Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-4 and has duly caused this Registration Statement on Form S-4 and Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on June 12, 2001.

                                                    FLEETWOOD CAPITAL TRUST II

                                                    By:               /s/ NELSON W. POTTER
                                                         ----------------------------------------------
                                                                        Nelson W. Potter
                                                                         REGULAR TRUSTEE

                                                    By:                /s/ BOYD R. PLOWMAN
                                                         ----------------------------------------------
                                                                         Boyd R. Plowman
                                                                         REGULAR TRUSTEE

                                                    By:                /s/ LYLE N. LARKIN
                                                         ----------------------------------------------
                                                                         Lyle N. Larkin
                                                                         REGULAR TRUSTEE

    Pursuant to the requirements of the Securities Act of 1933, as amended, Fleetwood Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-4 and has duly caused this Registration Statement on Form S-4 and Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on June 12, 2001.

                                                    FLEETWOOD ENTERPRISES, INC.

                                                    By:               /s/ NELSON W. POTTER
                                                         ----------------------------------------------
                                                                        Nelson W. Potter
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints BOYD R. PLOWMAN and FORREST D. THEOBALD, and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                     TITLE                        DATE
                ---------                                     -----                        ----
           /s/ GLENN F. KUMMER
    ---------------------------------       Chairman of the Board                      June 12, 2001
             Glenn F. Kummer

           /s/ NELSON W. POTTER
    ---------------------------------       President and Chief Executive Officer and  June 12, 2001
             Nelson W. Potter                 Director (Principal Executive Officer)

                                            Senior Vice President--Finance, Chief
           /s/ BOYD R. PLOWMAN                Financial Officer and Assistant
    ---------------------------------         Secretary (Principal Financial and       June 12, 2001
             Boyd R. Plowman                  Accounting Officer)

          /s/ THOMAS B. PITCHER
    ---------------------------------       Director                                   June 12, 2001
            Thomas B. Pitcher

          /s/ DOUGLAS M. LAWSON
    ---------------------------------       Director                                   June 12, 2001
            Douglas M. Lawson

           /s/ WALTER F. BERAN
    ---------------------------------       Director                                   June 12, 2001
             Walter F. Beran

                SIGNATURE                                     TITLE                        DATE
                ---------                                     -----                        ----
           /s/ LOREN K. CARROLL
    ---------------------------------       Director                                   June 12, 2001
             Loren K. Carroll

          /s/ DAVID S. ENGELMAN
    ---------------------------------       Director                                   June 12, 2001
            David S. Engelman

            /s/ JAMES L. DOTI
    ---------------------------------       Director                                   June 12, 2001
              James L. Doti

          /s/ PAUL D. BORGHESANI
    ---------------------------------       Director                                   June 12, 2001
            Paul D. Borghesani

           /s/ JOHN T. MONTFORD
    ---------------------------------       Director                                   June 12, 2001
             John T. Montford

           /s/ MARGARET S. DANO
    ---------------------------------       Director                                   June 12, 2001
             Margaret S. Dano

                                 EXHIBIT INDEX

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         1.1            Dealer Manager Agreement with Banc of America Securities
                        LLC, dated as of             , 2001.*

         1.2            Distribution Agreement with Banc of America Securities LLC,
                        dated as of             , 2001.*

         4.1            Rights Agreement dated September 15, 1998, as amended on
                        April 30, 2001, by and between Fleetwood Enterprises, Inc.
                        and Fleet National Bank, f/k/a BankBoston, N.A.,
                        (incorporated by reference to Fleetwood Enterprises, Inc.'s
                        Current Reports on Form 8-K filed on November 10, 1988 and
                        May 30, 2001).

         4.2            Amended and Restated Declaration of Trust of Fleetwood
                        Capital Trust dated as of February 10, 1998, by and among Fleetwood Enterprises, Inc. and individual trustees of the Trust (incorporated by reference to Fleetwood Enterprises,
                        Inc.'s Registration Statement on Form S-4 filed April 9,
                        1998).

         4.3            Declaration of Trust of Fleetwood Capital Trust II dated as
                        of             , 2001, by and among Fleetwood Enterprises,
                        Inc. and the individual trustees of the Trust.*

         4.4 Indenture dated as of February 10, 1998, by and between Fleetwood Enterprises, Inc. and The Bank of New York, as
                        Trustee, used in connection with Fleetwood Enterprises
                        Inc.'s 6% Convertible Subordinated Debentures due 2028
                        (incorporated by reference to Fleetwood Enterprises Inc.'s
                        Registration Statement on Form S-4 filed April 9, 1998).

         4.5            Indenture dated as of             , 2001, by and between
                        Fleetwood Enterprises, Inc. and The Bank of New York, as
                        Trustee, used in connection with Fleetwood Enterprises
                        Inc.'s   % Convertible Subordinated Debentures due     .*

         4.6            Preferred Securities Guarantee Agreement dated as of
                        February 10, 1998, by and between Fleetwood Enterprises,
                        Inc. and The Bank of New York, as preferred guarantee
                        trustee (incorporated by reference to Fleetwood Enterprises
                        Inc.'s Current Report on Form 8-K filed on November 10,
                        1988).

         4.7            Preferred Securities Guarantee Agreement dated as of
                                    , 2001, by and between Fleetwood Enterprises
                        Inc. and The Bank of New York, as preferred guarantee trustee.*

         4.8            Form of 6% Convertible Trust Preferred Security due
                        February 15, 2028 (included in Indenture filed as Exhibit
                        4.4).

         4.9            Form of   % Convertible Trust Preferred Security due
                                    (included in Indenture filed as Exhibit 4.5).

         4.10           Registration Rights Agreement dated February 10, 1998, by
                        and among Fleetwood Capital Trust, Fleetwood Enterprises
                        Inc. and PaineWebber Incorporated (incorporated by reference to Fleetwood Enterprises Inc.'s Annual Report on Form 10-K
                        for the year ended April 24, 1994).

         5.1 Opinion of Morris, Nichols, Arsht & Tunnell as to the validity of certain of the securities being registered.*

         5.2            Opinion of Gibson, Dunn & Crutcher LLP as to the validity of certain of the securities being registered.*

         8.1 Opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters.*

        12.1            Statement setting forth computation of ratio of earnings to fixed charges.

        15.1 Letter of Arthur Andersen LLP regarding unaudited interim financial information.

        23.1            Consent of Morris, Nichols, Arsht & Tunnell (included in
                        Exhibit 5.1)

        23.2            Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits
                        5.2 and 8.1)

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        23.3            Consent of Arthur Andersen LLP.

        24.1            Powers of Attorney (follows the signature page in Part II of the Registration Statement).

        25.1            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the   %
                        Convertible Trust Preferred Securities due             .*

        25.2            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the   %
                        Convertible Subordinated Debentures due     .*

        25.3            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the
                        Guarantee of   % Convertible Trust Preferred Securities.*

        99.1            Form of Letter of Transmittal.*

        99.2            Form of Notice of Guaranteed Delivery.*

        99.3            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees.*

        99.4            Form of Letter to Clients.*

        99.5            Form of Fleetwood Enterprises, Inc. Letter to Existing
                        Debenture Holders and Depository Trust Company.*

        99.6            Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.*

------------------------

* To be filed pursuant to an amendment to this Registration Statement at a later date.